                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

                ALPHA HOSPITALITY CORPORATION
--------------------------------------------------------------
       (Name of Registrant as specified in its charter)

--------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement), if other than
                          Registrant

Payment of Filing Fee (Check the appropriate box):

/ /        $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l) or
           14a-6(i)(2).
/ /        $500 per each party to the controversy pursuant to Exchange Act Rule
           14a-6(i)(3).
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
           0-11.
           (1)        Title of each class of securities to which transaction
                      applies:
                      ----------------------------------------------------------
           (2)        Aggregate number of securities to which transaction
                      applies:
                      ----------------------------------------------------------
           (3)        Per unit price or other underlying value of transaction
                      computed pursuant to Exchange Act Rule 0-11: (A)
                      ----------------------------------------------------------
           (4)        Proposed maximum aggregate value of transaction:
                      ----------------------------------------------------------
           (5)        Total fee paid:
                      ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any of the fee is offset as provided by Exchange Act
           Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)        Amount Previously Paid:
                      ----------------------------------------------------------
           (2)        Form, Schedule or Registration Statement No.:
                      ----------------------------------------------------------
           (3)        Filing Party:
                      ----------------------------------------------------------
           (4)        Date Filed:
                      ----------------------------------------------------------

                         ALPHA HOSPITALITY CORPORATION
                              12 EAST 49TH STREET
                            NEW YORK, NEW YORK 10017

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 12, 1996

TO THE STOCKHOLDERS OF ALPHA HOSPITALITY CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Meeting") of Alpha Hospitality Corporation ("Company") will be held at the Days Inn-Lake Buena Vista, 12490 Apopka Vineland, Orlando, Florida, 32830 on December 12, 1996, at 2:30 p.m., local time for the following purposes:

        1.  To elect the directors of the Company for the ensuing year;

        2. To approve an amendment to the Company's Amended Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock, $.01 par value per share, from 17,000,000 to 25,000,000;

        3. To ratify the appointment of Rothstein, Kass & Company, P.C. as the Company's independent certified public accountants for the ensuing year; and

        4. To act upon such other business as may properly come before the Meeting or any adjournment thereof.

    Stockholders of record at the close of business on October 29, 1996 are entitled to notice of and to vote at the Meeting.

    In order to ensure a quorum, it is important that stockholders representing a majority of the voting power of all stock outstanding be present in person or represented by their proxies. Therefore, whether you expect to attend the Meeting in person or not, please sign, fill out, date and return the enclosed proxy in the self-addressed, postage-paid envelope also enclosed. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the Meeting and voting. A broker non-vote on a matter (i.e., shares held by brokers or nominees as to which the broker or nominee does not have discretionary power to vote on a particular matter) is considered not entitled to vote on that matter and, therefore, will not be counted in determining whether a quorum is present or whether a matter has been approved.

Dated: November 7, 1996

                                      By Order of the Board of Directors
                                      Stanley S. Tollman
                                      Chairman, President and
                                      Chief Executive Officer

                         ALPHA HOSPITALITY CORPORATION
                              12 EAST 49TH STREET
                            NEW YORK, NEW YORK 10017

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
            TO BE HELD AT 2:30 P.M. AT THE DAYS INN-LAKE BUENA VISTA
                             12490 APOPKA VINELAND
                  ORLANDO, FLORIDA 32830 ON DECEMBER 12, 1996

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Alpha Hospitality Corporation ("Company") for use at the Annual Meeting of Stockholders of the Company ("Meeting") to be held at 2:30 p.m. at The Days Inn-Lake Buena Vista, 12490 Apopka Vineland, Orlando, Florida 32830 on December 12, 1996, and at all adjournments thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date or by attending the Meeting and voting. This Proxy Statement, the accompanying Notice of Meeting and form of proxy have been first sent to the stockholders on or about November 7, 1996.

    All properly executed, unrevoked proxies on the enclosed form, which are received in time will be voted in accordance with the stockholder's directions, and unless contrary directions are given, will be voted in accordance with the Board of Directors' recommendations.

                            OWNERSHIP OF SECURITIES

    Only stockholders of record at the close of business on October 29, 1996, the date fixed by the Board of Directors in accordance with the Company's By-Laws, are entitled to vote at the Meeting. As of October 29, 1996, the record date fixed for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 13,478,325 shares of common stock, $.01 par value ("Common Stock") and 738,163 shares of series B preferred stock, $.01 par value ("Series B Preferred Stock").

    Each outstanding share of each class of stock is entitled to one vote on all matters properly coming before the Meeting. A majority of the outstanding shares of Common Stock and Series B Preferred Stock entitled to vote at the Meeting present in person or represented by proxy at the Meeting, is necessary to constitute a quorum for the Meeting.

    The following table sets forth certain information as of October 29, 1996 with respect to each beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock and Series B Preferred Stock of the Company, each officer, director and nominee for director of the Company and all officers and directors as a group. Unless otherwise indicated, the address of each such person or entity is

c/o Alpha Hospitality Corporation, 12 East 49th Street, New York, New York,
10017.

                                                                                          NUMBER OF      PERCENT
TITLE OF CLASS                                        NAME AND ADDRESS                   SHARES(1)(2)  OF CLASS(2)
------------------------------------  -------------------------------------------------  -----------  -------------
Common Stock
  $.01 Par Value....................  Stanley S. Tollman(3)(4)                              498,975           3.7
                                      Beatrice Tollman(4)(12)                             1,852,890          13.7
                                      Sanford Freedman(5)                                   271,158           2.0
                                      Thomas W. Aro(6)                                      100,200           0.7
                                      Brett G. Tollman(7)                                   493,078           3.6
                                      James A. Cutler(8)                                    116,000           0.9
                                      Howard Zukerman(9)                                     89,208           0.7
                                      Patricia Cohen(10)                                  1,660,146          12.0
                                      Matthew B. Walker                                     145,632           1.1
                                      Bryanston Group, Inc.(12)                           5,899,066          30.4
                                        1886 Route 52
                                        Hopewell Junction, NY
                                      All officers and directors as a group (7            5,227,287          37.1
                                        persons)(3)(5-10)

Series B Preferred Stock
  $.01 Par Value....................  Bryanston Group, Inc.(12)                             693,905          94.0
                                        1886 Route 52
                                        Hopewell Junction, NY
                                      BP Group, Ltd.(13)                                     44,258           6.0
                                        6 Danton Lane South
                                        Lattington, NY

------------------------

(1) Each person exercises sole voting and dispositive power with respect to the shares reflected in the table, except for those shares issuable upon the exercise of options, which shares cannot be voted until the options are exercised by the holders. Includes shares of Common Stock which may be acquired upon exercise of options or conversion of convertible securities which are presently exercisable or convertible, or become exercisable or convertible within 60 days.

(2) Assumes approval of Proposal No. 2 of this Proxy Statement to amend the Amended Certificate of Incorporation to increase the authorized number of shares of Common Stock.

(3) Represents 498,975 shares owned by the Tyler Windfield Hundley Living Trust of which trust Mr. Tollman is the sole trustee. Mr. Tollman exercises voting power with respect to such shares. Tyler Windfield Hundley is the son of Monty D. Hundley, a former officer and director of the Company who resigned from such positions as of March 23, 1995.

(4) As to Stanley S. Tollman, does not include 1,852,890 shares of Common Stock owned by Stanley S. Tollman's spouse, Beatrice Tollman. As to Beatrice Tollman, does not include 498,975 shares of Common Stock beneficially owned by Stanley S. Tollman, her spouse. Stanley S. Tollman and Beatrice Tollman, in the aggregate, beneficially own 2,351,865 shares of Common Stock, which constitutes 17.4% of the class outstanding. Mr. and Mrs. Tollman each disclaim beneficial ownership of the shares beneficially owned by each other.

(5) Includes options granted to Mr. Freedman to purchase 60,000 shares of the Company's Common Stock, all of which are currently exercisable.

(6) Includes options granted to Mr. Aro to purchase 60,000 shares of the Company's Common Stock, all of which are currently exercisable.

(7) Includes options granted to Mr. Brett G. Tollman to purchase 60,000 shares of the Company's Common Stock, all of which are currently exercisable. Brett
    G. Tollman is the son of Stanley S. Tollman and Beatrice Tollman. Each of Brett G. Tollman, Stanley S. Tollman and Beatrice Tollman disclaim beneficial ownership of the shares beneficially owned by each other.

(8) Includes options granted to Mr. Cutler to purchase 40,000 shares of the Company's Common Stock, all of which are currently exercisable. Does not include 4,000 shares owned by Mr. Cutler's children of which he disclaims beneficial ownership.

(9) Includes options granted to Mr. Zukerman to purchase 35,000 shares of the Company's Common Stock, all of which have are currently exercisable.

(10) Represents (i) 1,306,082 shares of Common Stock owned by Patricia Cohen and
    (ii) 354,064 shares of Common Stock issuable upon conversion of 44,258 shares of Series B Preferred Stock owned by BP Group, LTD ("BP"), a company of which Patricia Cohen is the sole stockholder.

(11) Represents shares issued to an escrow agent on behalf of Bally Gaming, Inc. ("Bally") in connection with the restructuring of the mortgage on Bayou Caddy's Jubilee casino ("Jubilee Casino").

(12) Includes (i) 5,551,240 shares of Common Stock Bryanston Group, Inc. ("Bryanston") issuable upon conversion of 693,905 shares of Series B Preferred Stock and (ii) options granted to Bryanston to purchase 347,826 shares of Common Stock, all of which are currently exercisable. Bryanston is an affiliate of the Company, and Beatrice Tollman, Stanley S. Tollman's spouse, is a 50% stockholder of Bryanston. Bryanston and Beatrice Tollman each disclaim beneficial ownership of the shares beneficially owned by each other.

(13) Patricia Cohen, a director of the Company, is the sole stockholder of BP.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Seven directors, to constitute the entire Board of Directors of the Company, are to be elected at the Meeting to serve until the next annual meeting of stockholders or until their successors are elected. Unless such authority is withheld, proxies will be voted for the election of the seven persons named below, all of whom, are now serving as directors, and each of whom has been designated as a nominee. If, for any reason not presently known, any said person is not available to serve as a director, another person who may be nominated will be voted for in the discretion of the proxies.

NAME                                      AGE                            POSITION WITH THE COMPANY
------------------------------------      ---      ---------------------------------------------------------------------
Stanley S. Tollman..................          65   Chairman of the Board, President and Chief Executive Officer
Sanford Freedman....................          60   Vice President, Secretary and Director
Thomas W. Aro.......................          54   Vice President and Director
Brett G. Tollman....................          35   Vice President and Director
James A. Cutler.....................          45   Treasurer, Chief Financial Officer and Director
Patricia Cohen......................          41   Director
Matthew B. Walker...................          46   Director

    STANLEY S. TOLLMAN has served as Chairman of the Board of Directors and Co-Chief Executive Officer of the Company since its formation. Since March 1995 Mr. Tollman has served as President and Chief Executive Officer. He served as Chairman of the Tollman-Hundley Hotel Group from 1979 to June 1996. He currently serves as Chairman of Bryanston Group, Inc., a hotel management company, and of Trafalgar Tours International, a tour operator. He has also served as Chairman of the Board of Directors of Buckhead America Corporation, which was formerly the franchiser of Days Inns hotels.

    SANFORD FREEDMAN has served as a Director, Vice President and Secretary of the Company from its formation until October 29, 1993 and was re-elected to those positions on February 1, 1994. He has served as Executive Vice President of the Tollman-Hundley Hotel Group since 1983, and served as a Director, Executive Vice President and Secretary of Bryanston Group, Inc. from 1983 through March 1996.

    THOMAS W. ARO has served as a Director of the Company since February 1, 1994 and a Vice President of the Company since its formation. Mr. Aro also serves as Chairman of the Board of Directors and Chief Executive Officer of the Company's subsidiary Alpha Gulf Coast, Inc. He has served as Executive Vice President of the Tollman-Hundley Hotel Group since 1982, and Executive Vice President of the Bryanston Group, Inc.

    BRETT G. TOLLMAN served as a Vice President of the Company from its formation until October 29, 1993 and was re-elected to that position and was elected a Director of the Company on February 1, 1994. Mr. Tollman also serves as President of the Company's subsidiary, Alpha Hotel Management Company, Inc. He has served as Executive Vice President of the Tollman-Hundley Hotel Group from 1984 to June 1996 and currently serves as Executive Vice President and Secretary of Bryanston Group, Inc. He is also a Director of HMG Worldwide Corporation, a publicly held corporation. Mr. Tollman is the son of Stanley S. Tollman, the Chairman and Chief Executive Officer of the Company.

    JAMES A. CUTLER has served as Treasurer and Chief Financial Officer of the Company since its formation. He also served as Secretary of the Company from October 29, 1993 to February 1, 1994. Mr. Cutler was elected a Director of the Company on June 12, 1995. He served as Senior Vice President and Treasurer of the Tollman-Hundley Hotel Group until June 1996 and currently serves as Executive Vice President and Chief Financial Officer of Bryanston Group, Inc.

    PATRICIA COHEN was elected a Director of the Company on February 1, 1994. She is a principal shareholder of Westfield Financial Corporation, one of the underwriters of the Company's initial public offering and has been engaged for more than the past five years as a private investor. Westfield Financial Corporation is no longer operating as a broker-dealer.

    MATTHEW B. WALKER has served as a director of the Company since December 4, 1995, when he was elected by the Board to fill the vacancy resulting from the resignation of Charles Gargano in September 1995. He is an independent businessman involved in international business ventures including the Brazilian based Walker Marine Oil Supply Business, which he has been a consultant to since 1988. Mr. Walker co-founded the Splash Casino in Tunica, Mississippi in February 1993, where he remained employed until October 1995. In February 1994, he co-founded the Cotton Club Casino in Greenville, Mississippi, where he remained employed and a shareholder of until October 1995. In addition, since 1972, Mr. Walker has been involved in numerous real-estate transactions in the capacity of consultant, and has managed E.B. Walker & Son Lumber Company, a family-owned lumber business based in Alabama, since such time.

    Each Director is elected for a period of one year at the Company's annual meeting of stockholders and serves until his/her successor is duly elected by the stockholders. Vacancies and newly created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of Directors then in office. Officers are elected by and serve at the pleasure of the Board of Directors.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board has four committees, the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Committee. The Executive Committee, which is comprised of Stanley S. Tollman and Sanford Freedman, has the same authority to act as the Board of Directors (with certain limitations prescribed by the General Corporation Law of the State of Delaware). The Audit Committee, which is comprised of Matthew B. Walker and Stanley S. Tollman, is responsible for reviewing with the Company's independent certified public accountants the scope and results of their audits and reviewing with the independent certified public accountants and management, the Company's accounting and reporting principles, policies and practices, as well as the Company's accounting, financial and operating controls and staff. The Compensation Committee, which is comprised of Patricia Cohen and Sanford Freedman, is responsible for establishing and reviewing the appropriate compensation of directors and officers of the Company and reviewing employee compensation plans. The Stock Option Committee, which is comprised of Stanley S. Tollman, Matthew B. Walker and Patricia Cohen is responsible for considering and making grants and awards under and administering the Company's 1993 Stock Option Plan.

    During the 1995 fiscal year there was one formal meeting of the Company's Board of Directors on June 12, 1995, at which all of the Directors were present except Charles Gargano, a former director who resigned in September 1995. There was one unanimous written consent of the Company's Board of Directors, pursuant to Section 141 of the General Corporation Law of Delaware, dated October 15, 1995. During the 1995 fiscal year there were no formal meetings of any of the Company's committees and there was one unanimous written consent of the Executive Committee dated October 25, 1995. The Executive Committee, however, holds informal meetings approximately every four weeks and advises the other members of the Board of Directors of the matters discussed at the informal meetings.

STOCKHOLDER VOTE REQUIRED

    The election of the directors will require the affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE COMPANY OF EACH OF THE NOMINEES.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth all cash compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1995, December 31, 1994, and December 31, 1993, paid to the Company's Chief Executive Officer, the four other most highly compensated executive officers (the "Named Executive Officers") at the end of the above fiscal years whose total compensation exceeded $100,000 per annum, and up to two persons whose compensation exceeded $100,000 during the above fiscal years, although they were not executive officers at the end of such years.

                                                                                            RESTRICTED
                                                                                               STOCK
  NAME AND PRINCIPAL POSITION                           YEAR     SALARY(1)      BONUS         AWARDS          OPTIONS/SARS
----------------------------------------------------  ---------  ----------  -----------  ---------------  -------------------
Stanley S. Tollman,                                        1995  $  250,000      --             --                 --
  Chairman of the Board of                                 1994  $  250,000      --             --                 --
  Directors, Co-Chief                                      1993    $250,000
  Executive Officer

Monty D. Hundley,                                          1995  $   62,500      --             --                 --
  President and Co-Chief                                   1994  $  250,000      --            -- --              -- --
  Executive Officer(3)                                     1993    $250,000      --


                                                        ALL OTHER
  NAME AND PRINCIPAL POSITION                         COMPENSATION
----------------------------------------------------  -------------
Stanley S. Tollman,                                        --
  Chairman of the Board of                              $  31,250(2)
  Directors, Co-Chief
  Executive Officer
Monty D. Hundley,                                          --
  President and Co-Chief                                   --
  Executive Officer(3)                                  $  31,250(2)

------------------------

(1) No portions of the cash salaries to which each of the Co-Chief Executive Officers were entitled during the periods indicated have been paid; the expense and liability have been accrued without interest.

(2) Represents shares of the Company's Common Stock equal to $31,250 issued as additional compensation.

(3) As of March 23, 1995, Mr. Hundley resigned as an officer and director of the Company at which time Mr. Hundley waived any present or future claim to all accrued and unpaid salaries.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    During the last completed fiscal year, the Company did not grant any options or stock appreciation rights to any Named Executive Officers.

COMPENSATION OF DIRECTORS

    Directors do not receive compensation for serving as directors but are reimbursed for expenses incurred in connection with the performance of their duties.

EMPLOYMENT AGREEMENTS

    The Company and Mr. Stanley S. Tollman entered into an employment agreement dated June 1, 1993, whereby Mr. Stanley S. Tollman agreed to serve as Chairman of the Board and Co-Chief Executive Officer of the Company for a term of three years from the date of the agreement. Thereafter, the agreement is automatically renewable for successive 12 month periods, unless either party shall advise the other on 90 days written notice of his or its intention not to extend the term of the employment. The agreement has been renewed until June 1, 1997. Mr. Stanley S. Tollman's employment agreement provides for a salary in the amount of $250,000 per year, none of which has been paid under the agreement since the date thereof. The unpaid salary accumulates and the Company does not pay any interest or other penalty thereon. The agreement provides for Mr. Stanley S. Tollman to devote no less than 20% of his business time to the affairs of the Company and its subsidiaries. The agreement contains a non-disclosure provision pursuant to which Mr. Stanley S. Tollman agrees not to use or disclose any information, knowledge or data relating to or concerning the Company's operations, sales, business or affairs to any individual or entity, other than the Company or its designees, except as required in connection with the business and affairs of the Company. The agreement also contains a limited non-competition clause pursuant to which Mr. Stanley S. Tollman has agreed not to own, manage, operate, or otherwise be connected with any entity or person (other than Bryanston Group, Inc. ("Bryanston") or Alpha Hotel Management Company ("Alpha Hotel") (i) that renders management services to hotels of the same kind, class and character, as the hotels for which Alpha Hotel provides management services or (ii) that owns, manages or operates a gaming casino within a 100 mile radius of the Jubilation Casino ("Jubilation Casino").

CONSULTING AGREEMENTS

    The Company and Mr. Sanford Freedman entered into a consulting agreement dated March 1, 1996, whereby Mr. Freedman agreed to render consulting services to the Company with respect to development activities relating to the Company's casino and hotel operations. Mr. Freedman's services as Secretary and Director of the Company do not relate to the Company's development activities and are not compensated under the consulting agreement. Mr. Freedman serves as an independent contractor at will pursuant to the agreement and will be compensated at the rate of $350 per hour. The agreement may be terminated at any time by either party. The Company has indemnified Mr. Freedman against any claims, losses, expenses or liabilities, including reasonable attorney fees, Mr. Freedman may incur arising out of the performance of any services rendered by Mr. Freedman pursuant to the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Patricia Cohen and Sanford Freedman. There is no insider participation on the Compensation Committee.

                           BOARD COMPENSATION REPORT

EXECUTIVE COMPENSATION POLICY

    CASH COMPENSATION. The Company's executive officers, other than Stanley S. Tollman, are not directly compensated by the Company based upon the Compensation Committee's determination that compensation is not prudent at this time given the Company's financial position. When, and if, the Company's financial position improves, the Compensation Committee would establish and review the compensation of executive officers and employee compensation plans. However, all of the Company's executive officers provide management, financial and administrative services, through the Company's subsidiary Alpha Hotel, on behalf of Bryanston. Bryanston directly compensates the Company's executive officers for such services and, pursuant to the terms of an expense reimbursement agreement between the Company and Bryanston ("Expense Reimbursement Agreement"), the Company reimburses Bryanston on a monthly basis for direct payroll. The Compensation Committee does not determine the compensation paid by Bryanston to the Company's executive officers for providing these services on behalf of Bryanston, as such compensation is solely determined by Bryanston.

    EQUITY COMPENSATION. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Board believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The compensation of Stanley S. Tollman, the Chief Executive Officer, is set forth in an employment agreement between the Company and Mr. Tollman, which provides for a salary in the amount of $250,000 per year, none of which has been paid under the agreement. The unpaid salary accumulates and the Company does not pay any interest or other penalty thereon. The terms of the employment agreement were determined based upon Stanley S. Tollman's ability to establish and retain a strong management team and to develop and implement the Company's business plans. The Company also appraised its financial position and reviewed compensation levels of chief executive officers at comparable companies with the Company's industry.

                                          Patricia Cohen
                                          Sanford Freedman
                                          Members of the
                                          Compensation Committee

CORPORATE PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total stockholder returns from November 5, 1993 through September 30, 1996 for the Company, the Russell 2000 Index ("Russell") and the Dow Jones Entertainment and Leisure--Casino Index ("DJ Casinos").

    [The graph shows that the cumulative stockholder returns for such investment in the Company, Russell and DJ Casinos resulted in values of $172, $100 and $101, respectively, on December 31, 1993; values of $78, $98 and $77, respectively, on December 31, 1994; values of $47, $126 and $103, respectively, on December 31, 1995; and values of $26, $140 and $121, respectively, on September 30, 1996.]

    The graph assumes the investment of $100 in the Company's Common Stock on November 5, 1993 and the investment of $100 in Russell and DJ Casinos on October 31, 1993, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock.

SECTION 16(A) REPORTING

    Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding ten percent or more of the Company's Common Stock must report on their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and to the National Association of Securities Dealers, Inc.'s Automated Quotation System. Specific due dates for these reports have been established. During the year ended December 31, 1995, all reports for all transactions were filed on a timely basis except for an inadvertent late filing of a Form 3 for Matthew Walker relating to his appointment as director in December 1995. Upon discovery of this oversight, a Form 3 setting forth an initial statement of beneficial ownership for Matthew Walker was promptly filed.

                    CERTAIN PROCEEDINGS INVOLVING MANAGEMENT

    Bryanston was formerly known as Buckhead Hotel Management Company, Inc. ("BHMC"), and prior to February 1, 1992, BHMC was known as Days Inns Management Company, Inc. BHMC was formerly a subsidiary of Buckhead America Corp. ("BAC") which, prior to February 1, 1992, was known as Days Inn of America, Inc. Messrs. Stanley S. Tollman, Thomas W. Aro, Brett G. Tollman, Sanford Freedman and James
A. Cutler, each directors and/or officers of the Company, were officers and/or directors of BAC and certain of its subsidiaries.

    On September 27, 1991, BAC, BHMC and certain affiliates and subsidiaries thereof filed petitions for protection from creditors under the Bankruptcy Code, commencing proceedings in the United States Bankruptcy Court, in the District of Delaware (the Bankruptcy Court). ("In re Buckhead America Corporation, et al., f/k/a Days Inn of America Inc. et al., Debtors'-case numbers 91-978 through 91-986.)

    The Plan of Reorganization for BAC and its subsidiaries was filed and approved in December 1992 and became effective on December 28, 1992. Under the Plan of Reorganization, BHMC assigned certain assets related to its business of hotel management and was relieved of certain obligations not related to its business of hotel management.

    Messrs. Stanley S. Tollman and Sanford Freedman are limited partners in and directors and officers of the corporate general partner of Pacific Shore Associates Limited Partnership ("Pacific Shore"). Messrs. Brett G. Tollman and James A. Cutler are officers of the corporate general partner of Pacific Shore. In connection with and in response to a foreclosure proceeding instituted by the first deed of trust holder of the hotel owned by Pacific Shore, it filed a voluntary petition under the Bankruptcy Code, Case No. La-91-81347-KL in the United States Bankruptcy Court for the Central District of California. Subsequently, the Bankruptcy Court lifted the automatic stay in the proceeding, thereby allowing foreclosure, and dismissed the Chapter 11 proceeding.

    Messrs. Stanley S. Tollman, Brett G. Tollman and Sanford Freedman were limited partners of six limited partnerships, each of which was the owner of an individual hotel, which filed Chapter 11 proceedings in 1991. Mr. Stanley S. Tollman was the stockholder of the corporate general partners of the limited partnerships. Messrs. Stanley S. Tollman, Brett G. Tollman, Sanford Freedman, James A. Cutler and Howard Zukerman were directors and/or officers of such corporate general partners. The six hotels, together with a seventh which is the subject of a pending foreclosure proceeding in the state courts of Florida, which has been withdrawn, received mortgage financing from Security Pacific Commercial Mortgage Trust VII (the Trust) which was formed for the purpose of financing the seven hotels. The Trust defaulted on its debt obligations and Financial Security Assurance, which had guaranteed the obligations of the Trust, proceeded to initiate foreclosure proceedings against the seven hotels. Faced with the threat of foreclosure, the six limited partnerships filed for protection under the Bankruptcy Code. With regard to five of the bankruptcy proceedings, the Bankruptcy Court lifted the bankruptcy stay and permitted foreclosure sales of the hotels. With regard to the sixth hotel, a Plan of Reorganization has been approved by the Bankruptcy Court, which approval has been appealed by the lender to the U.S. District Court. The U.S. District Court confirmed the decision below and the lender has further appealed to the U.S. Appellate Court for the Fifth District.

    Kissimmee Lodge, Ltd. ("KLL"), a Florida limited partnership, filed a Chapter 11 proceeding in the United States Bankruptcy Court for the Middle District of Florida. The proceeding was filed to prevent the imminent foreclosure of the Days Suites hotel owned by KLL. Messrs.

    Stanley S. Tollman, Brett G. Tollman and Sanford Freedman hold limited partnership interests in KLL and Mr. Stanley S. Tollman is a stockholder of the corporate general partner of KLL. Messrs. Stanley S. Tollman, Howard Zukerman and James A. Cutler were directors and or officers of such corporate general partner. The Plan of Reorganization was confirmed by the Bankruptcy Court and has been declared effective.

    Emeryville Days Limited Partnership ("Emeryville"), a California limited partnership filed a Chapter 11 proceeding in the United States Bankruptcy Court for the Eastern District of California in May 1996. The proceeding was filed to prevent the imminent foreclosure of the Days Inn hotel owned by Emeryville. Messrs. Stanley S. Tollman, Brett G. Tollman and Sanford Freedman hold limited partnership interests in Emeryville and Mr. Stanley S. Tollman is a stockholder of the corporate general partner of Emeryville. Messrs. Stanley S. Tollman, Howard Zukerman and James A. Cutler were directors and/or officers of such corporate general partner.

                              CERTAIN TRANSACTIONS

BAYOU CADDY ACQUISITION

    Pursuant to an asset purchase agreement dated as of May 14, 1993 among Alpha Gulf Coast, Inc. ("Alpha Gulf"), B.C. of Mississippi, Inc. ("B.C.") (formerly known as Bayou Caddy, Inc.) and certain stockholders of B.C., the Company acquired certain of the assets of B.C., including B.C.'s leasehold interests under certain lease agreements, certain other assets incidental to the development and ownership of the Bayou Caddy's Jubilee Casino, and B.C.'s interest in certain related license applications, approvals and permits. As part of the purchase, the Company assumed liabilities aggregating approximately $1,100,000. The purchase price was $3,500,000, which was evidenced by a promissory note that bore interest at the rate of 10% per annum and was convertible into shares of Alpha Gulf ("B.C. Note"). Pursuant to an agreement also dated May 14, 1993 among B.C., the Company, Stanley S. Tollman and Monty D. Hundley, the Alpha Gulf shares into which the B.C. Note was convertible were further convertible into shares of Company's Common Stock upon the happening of certain events. On November 15, 1995, the Company, Alpha Gulf and B.C. entered into an agreement ("B.C. Agreement") under which (i) the B.C. Note was deemed converted on February 1, 1994 and (ii) B.C. received rights which, upon the effective date of the Registration Statement of which this Prospectus is a part, entitle B.C. to receive 791,880 shares of the Company's Common Stock. As contemplated by the B.C. Agreement, B.C. subsequently distributed rights to receive 700,000 of the shares of Company Common Stock to its shareholders and retained rights to receive 91,880 of such shares. The conversion of the B.C.
Note into 791,880 shares was determined in accordance with a formula contained in the May 14, 1993 agreements that allowed for conversion of the note into 12% of the shares of the Company's Common Stock held by Messrs. Tollman and Hundley at the time the Company notified B.C. of its election to convert. In order to avoid further dilution to the Company's stockholders, and to enhance its position in the Company, Bryanston agreed to contribute a number of its shares of the Company's Common Stock to the Company in order to help satisfy the number of shares of Common Stock into which the B.C. Note converted. In accordance therewith, Bryanston made a capital contribution to the Company of 716,881 shares of Common Stock of the Company owned by Bryanston, which were held by the Company as treasury stock. In September 1996 the Company issued the 791,800 shares to B.C. and the B.C. shareholders and in October 1996 the shares previously held in treasury stock were cancelled.

BRYANSTON

    In connection with the formation of the Company and the initial capitalization of the Company, Bryanston (i) contributed $626,004 in cash to the Company in exchange for 3,564,987 shares of the Company's Common Stock, valued at 17.6 CENTS per share, (ii) entered into the Service Agreements, and (iii) loaned the Company $4,009,740 (the "Bryanston Loan"). The Company utilized the $626,004 and the proceeds of the Bryanston Loan for the development and construction of the Jubilee Casino.

    Under a service agreement, effective as of September 1, 1993, between Alpha Hotel and Bryanston ("Service Agreement"), the Company provides management, financial, administrative and marketing services ("Management Services") to hotels and motels on behalf of Bryanston. Bryanston is an affiliate of the Company, and Beatrice Tollman, Mr. Stanley S. Tollman's spouse, is a 50% stockholder of Bryanston. The Service Agreement, which is co-terminus with the last to expire of individual management agreements between Bryanston and 13 hotels ("Management Agreements"), states that the Company will provide certain management services for hotels managed by Bryanston for certain unaffiliated owners. Pursuant to the Service Agreement, Bryanston receives a fee of 1% of the aggregate compensation paid to the Company pursuant to the Management Agreements. The Bryanston Hotel Division is the provider of direct services to all managed hotels pursuant to the Management Agreements with the individual hotels. Through its subsidiary Alpha Hotel, the Company provides management, financial, administrative and marketing services on behalf of Bryanston. Pursuant to the Management Agreements, the Company is compensated for its services in an amount equal to a percentage of total net revenues of the managed hotels, ranging between 2% and 5%. In connection with the Service Agreement, effective September 1, 1993, the Company entered into the Expense Reimbursement Agreement with Bryanston for the use of certain office space at its Hopewell Junction, New York facility in connection with the Company's hotel management operations. Pursuant to the terms of the Expense Reimbursement Agreement, the Company reimburses Bryanston on a monthly basis for its share of rent, office expenses and direct payroll.

    The Bryanston Loan had an initial interest rate of 12% per annum and payment is subordinated to payment of the Term Loan, described below. A portion of principal and accrued interest in the aggregate amount of $1,012,500 was repaid from the proceeds of the Company's initial public offering ("IPO") and principal and accrued interest in the aggregate amount of $1,206,355 was repaid from the proceeds of the underwriters' over-allotment option exercised in connection with the IPO. The balance of the Bryanston Loan ($1,972,532) accrued interest at the rate of 12% per annum, which accrued until the second anniversary of the opening of the Jubilee Casino, and thereafter, together with such accrued interest amount ($501,294), interest accrues at the rate of 9% per annum, payable quarterly in equal installments over a 10-year period, and will be prepaid PRO RATA with the BP Group Loan ("BP Loan"), described below, from the proceeds of the exercise, if any, of the Company's outstanding warrants and the HFS Options, described below, provided the Company is current under the Term Loan. At March 31, 1996 and December 31, 1995, the principal balance (which includes accrued interest through the second anniversary) was $2,473,826 and accrued interest at March 31, 1996 was $59,176.

    In August and October 1993, Bryanston advanced a bridge loan (the "Bryanston Bridge Loan"), in the aggregate amount of $7,419,000, which was also applied to the development and construction of the Jubilee Casino. The Bryanston Bridge Loan bore interest at the rate of 10% per annum from the date advanced and was originally due and payable on the earlier of October 31, 1993 or the closing of the IPO. A portion of the principal and accrued interest on the Bryanston Bridge Loan, in the aggregate amount of $3,625,000, was repaid from the proceeds of the Term Loan and a $4,000,000 bridge loan (the "HFS Bridge Loan") from HFS Gaming Corp. ("HFS") (which was repaid from the proceeds of the IPO), and the balance was repaid from the proceeds of the IPO.

    As of January 1, 1994, Bryanston agreed to loan the Company up to $9,000,000 ("Initial Working Capital Loan") to meet working capital requirements of the Company. The note bore interest at prime rate plus 2%, per annum, and had a maturity date of December 31, 1995. On December 31, 1994 the Company authorized the issuance of 625,222 shares of its preferred stock, valued at $6.625 per common share, in settlement of $8,284,196 due Bryanston, pursuant to the Initial Working Capital Loan, which amount includes approximately $349,000 of accrued interest. In October 1995, the 625,222 shares of preferred stock were converted into 1,250,444 shares of the Company's Common Stock.

    On November 15, 1995, the Company, Alpha Gulf and B.C. entered into the B.C. Agreement under which (i) the B.C. Note was deemed converted on February 1, 1994, and (ii) B.C. received rights which, upon entitled B.C. to receive 791,880 shares of the Company's Common Stock. Bryanston agreed to contribute 716,881 shares of Common Stock of the Company owned by Bryanston, in order to help satisfy the number of shares of Common Stock into which the B.C. Note converted. Bryanston agreed to make this capital contribution to the Company in order to avoid further dilution to the Company's stockholders and to enhance its position in the Company.

    As of January 5, 1995, Bryanston agreed to loan the Company up to $20,000,000 ("Working Capital Loan") to meet the working capital requirements of the Company. Therefore, the Company is obligated under a $20,000,000 non-revolving promissory note ($19,413,856 and $17,360,861 outstanding at March 31, 1996 and December 31, 1995, respectively) with Bryanston. The note, which bears interest at prime rate (8.5% at March 31, 1996 and December 31, 1995) plus 2%, is payable at the lesser of the outstanding principal amount or $2,000,000 per annum through December 31, 1999. Beginning 1996, interest accrued monthly is due and payable by the following month. All remaining principal and accrued interest (approximately $437,000 and $503,000 at March 31, 1996 and December 31, 1995, respectively) shall be due on December 31, 2000. Additionally, commencing May 1, 1996 and for each of the next succeeding three years thereafter, the Company will be required to make additional principal payments equal to "Available Cash Flow of Maker" as defined in the note to mean an amount equal to the consolidated annual net income of the Company before depreciation but after provision for taxes and principal payments on account of all debt, less an amount equal to the sum of (a) an annual replacement reserve equal to 3% of the consolidated revenues of the Company and its subsidiaries, excluding Alpha Hotel, and (b) $1,000,000.

    On September 22, 1995, Bryanston purchased an outstanding loan to the Company ("Term Loan") which was then held by HFS Gaming Corp. ("HFS"), having a balance of $7,816,000 from HFS, which was in default at such time. The Company received the Term Loan from HFS in the original principal amount of $8,000,000 for a five-year term, in October 1993. The Term Loan bears interest at a rate of 10% per annum and requires monthly payments of principal and interest through November 1998. The Term Loan is secured by a first preferred ship mortgage on the Jubilee Casino. As consideration for Bryanston purchasing the Term Loan (which was then in default), and for Bryanston agreeing to make the Working Capital Loan, in October 1995, the Company issued 347,826 shares of Common Stock, valued at $4.50 per share, and an option to purchase 347,826 shares of Common Stock at an exercise price of $4.50 per share, to Bryanston. In addition, Bryanston acquired 96,429 shares of the Company's Common Stock from an affiliate of HFS. At March 31, 1996 and December 31, 1995, the balance due on the Term Loan is $7,8000,000 and accrued interest is $640,724 and $446,789, respectively.

    As of November 1, 1995, Bryanston had sold all of the Common Stock of the Company it had previously held.

    Since the Company began to implement its plans to close the Jubilation Casino in July 1996, the Company updated its assessment of the realizability of the leasehold improvements and related assets of the Jubilation Casino. This resulted in an impairment loss of approximately $14,165,000 and stockholders' deficit of $14,000,000 below the requirements for continued listing of the Company's securities on NASDAQ. In order to avoid the delisting of the Company's securities from NASDAQ, Bryanston proposed that the Company convert the Working Capital Loan into Series B Preferred Stock, which would enable the Company to maintain its NASDAQ listing. Therefore, effective June 26, 1996, Bryanston converted the amount due on the Working Capital Loan (approximately $19,165,000) into shares of the Company's Series B Preferred Stock. The Company was charged a 5% transaction fee (approximately $958,000), which was also converted into shares of the Company's Series B Preferred Stock. The conversion was effective June 26, 1996 and the total of approximately $20,123,000 converted into 693,905 shares of Series B Preferred Stock based on the fair market value of the Company's Common Stock on the date of conversion ($3.625). Each share of outstanding Series B Preferred Stock (i) entitles the holder to one vote; (ii) has a liquidation value of $29.00 per share; (iii) has a cash dividend rate of 10% of liquidation value, which increases to 13% of liquidation value if the cash dividend is not paid within 30 days of the end of each fiscal year and in such event is payable in Common Stock valued at the then market price; and (iv) is convertible into eight shares of Common Stock. At present the Company does not have sufficient authorized but unissued Common Stock to reserve for the conversion of the Series B Preferred Stock and the Company is seeking stockholder approval to increase the Company's authorized number of shares of Common Stock as set forth in Proposal 2 of this Proxy Statement. In the event that by December 31, 1996, the stockholders have not approved an amendment to the Company's Amended Certificate of Incorporation to increase the authorized Common Stock to an amount sufficient to permit the reservation of Common Stock necessary for the conversion, the outstanding Series B Preferred Stock will be entitled to eight votes per share thereafter.

BP GROUP

    BP advanced $1,927,759 to the Company, representing the proceeds of the BP loan ("BP Loan"). The BP Loan had an initial interest rate of 12% per annum and payment is subordinated to payment of the Term Loan. Principal and accrued interest in the aggregate amount of $487,500 was repaid from the proceeds of the Company's IPO and principal and accrued interest in the aggregate amount of $575,560 was repaid from the proceeds of the underwriters' over-allotment option. The balance of the BP Loan, $864,699, accrues interest at the rate of 12% per annum, which shall accrue until the second anniversary of the opening of the Jubilee Casino, and thereafter, together with such accrued interest, at the rate of 9% per annum, payable quarterly in equal installments over a 10-year period, and will be prepaid, pro rata with the Bryanston Loan, from the proceeds of the exercise, if any, of the Company's outstanding warrants and the HFS Options, provided the Company is current under the Term Loan.

    BP also advanced a bridge loan (the "BP Bridge Loan") in the amount of $2,200,000, which was applied to the development of the Casino. The BP Bridge Loan bore interest at the rate of 10% per annum from the date advanced and was originally due and payable on the earlier of October 31, 1993 or the closing of the Offering. The BP Bridge Loan was repaid in full, from the proceeds of the Term Loan and the HFS Bridge Loan, which was repaid by the Company from the proceeds of the IPO.

    In July 1993 Ms. Cohen, a director of the Company and the sole stockholder of BP, contributed $511,961 to the capital of the Company for which she was issued 1,544,182 shares of Common Stock valued at 33.2 CENTS per share.

    Ms. Cohen was also a principal stockholder of Westfield Financial Corporation, one of the underwriters of the Company's IPO. Westfield Financial Corporation is no longer operating as a broker-dealer.

    Since the Company began to implement its plans to close the Jubilation Casino in July 1996, the Company updated its assessment of the realizability of the leasehold improvements and related assets of the Jubilation Casino. This resulted in an impairment loss of approximately $14,165,000 and stockholders' deficit of $14,000,000 below the requirements for continued listing of the Company's securities on NASDAQ. In order to avoid the delisting of the Company's securities from NASDAQ, BP proposed that the Company convert the BP Loan into Series B Preferred Stock, which would enable the Company to maintain its NASDAQ listing. Therefore, effective June 26, 1996, BP converted the amount due on the BP Loan (approximately $1,222,000) into shares of the Company's Series B Preferred Stock. The Company was charged a 5% transaction fee (approximately $61,000), which was also converted into shares of the Company's Series B Preferred Stock. The conversion was effective June 26, 1996, and the total of approximately $1,283,000 was converted into 44,258 shares of Series B Preferred Stock based on the fair market value of the Company's Common Stock on the date of conversion $3.625). The terms of the Series B Preferred Stock issued to BP are identical to those of the Series B Preferred Stock issued to Bryanston in June 1996.

    All current transactions between the Company, and its officers, directors and principal stockholders or any affiliates thereof are, and in the future such transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

HFS

    On October 27, 1993, the Company borrowed an aggregate of $12,000,000 from HFS Gaming Corp. ("HFS") under two loans ("HFS Bridge Loan" and "HFS Term Loan;" together, "HFS Loans").

Approximately $5,853,000 of this amount was used to repay a portion of the Bryanston Bridge Loan ($3,625,000) and the BP Bridge Loan in full ($2,238,000), and the balance was used to fund construction, development, opening and initial operating costs of the Casino. The HFS Bridge Loan, in the principal amount of $4,000,000, evidenced by the HFS Bridge Note, bore interest at the Merrill Lynch margin loan rate (currently 6- 1/4%) and was guaranteed by Bryanston, which also provided certain collateral for such loans. The HFS Bridge Note was paid in full from the proceeds of the Company's Offering. The HFS Term Loan, in the principal amount of $8,000,000, is evidenced by the five-year HFS Term Note, secured by a first mortgage on the Company's barge and related facilities and property and a second lien on certain of the Company's gaming and other equipment. The HFS Term Note bears interest at HFS's cost of funds (initially, approximately 5% per annum) to be adjusted annually. Principal and interest are due monthly over the five-year term, with principal payments aggregating $100,000, $200,000, $300,000, $750,000 and $750,000, respectively, in the first through fifth years and the balance of $5,900,000 due at the end of the fifth year.

    HFS and the Company, each through subsidiaries, have entered into a marketing agreement ("HFS Marketing Agreement"). The fees for the services provided under the HFS Marketing Agreement are payable in monthly installments at the annual rate of approximately $1.9 million. In June 1994, the Mississippi Gaming Commission found HFS suitable and the marketing fees were changed to the greater of $1,650,000 or 4% of the Casino gaming revenue (of which 1% will be allocated to the Company's local marketing programs). On September 22, 1995, HFS sold the HFS Term Note to Bryanston and terminated the HFS Marketing Agreement.

    In connection with the HFS Loans, the Company issued to HFS five-year options to purchase up to 600,000 shares (the HFS Options) at an exercise price of $14.00 per share, subject to adjustment in the event of certain events, such as stock dividends, recapitalization or the sale by the Company of shares of Common Stock below the market price of the Common Stock.

    All current transactions between the Company, and its officers, directors and principal stockholders or any affiliates thereof are, and in the future such transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                   PROPOSAL 2
               AMENDMENT OF AMENDED CERTIFICATE OF INCORPORATION
          TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

    The Board of Directors of the Company has adopted resolutions proposing an amendment to the Company's Amended Certificate of Incorporation which would amend the first paragraph of Article IV of the Company's Amended Certificate of Incorporation to increase the authorized number of shares of Common Stock, $.01 par value, to 25,000,000 shares from the 17,000,000 shares currently authorized. There are currently 11,880,055 shares of Common Stock and 738,163 Series B Preferred Stock outstanding.

    Under the terms of the Series B Preferred Stock, each share of Preferred Stock is convertible into eight shares of Common Stock after December 31, 1996. At present the Company does not have sufficient authorized but unissued Common Stock to reserve for the conversion of the Series B Preferred Stock. In the event that by December 31, 1996 the stockholders have not approved an amendment to the Company's Amended Certificate of Incorporation to increase the authorized Common Stock to an amount sufficient to permit the reservation of Common Stock necessary for the conversion, the vote per share of the Series B Preferred Stock will increase from one to eight votes per share thereafter.

    The proposed amendment to the Company's Amended Certificate of Incorporation would increase the authorized number of shares of Common Stock to an amount greater than the amount sufficient to permit the reservation of Common Stock necessary for the conversion of the Series B Preferred Stock. The Board believes that the availability of such shares for issuance in the future will give the Company greater flexibility (with respect to the purpose of such issuance and the nature of any consideration that may be received therefor) and permit such shares to be issued without the expense and delay of holding a stockholders meeting. The shares would be available for issuance by the Board without further stockholder authorization, except as may be required by law or by the rules of the NASDAQ (or any other national quotation system or stock exchange on which the shares of Common Stock may then be listed). The issuance of any additional shares of Common Stock may result in a dilution of the voting power of the holders of outstanding shares of Common Stock and their equity interest in the Company.

STOCKHOLDER VOTE REQUIRED

    Approval of the amendment to the Amended Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series B Preferred Stock, which are the shares entitled to vote thereon.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES
                          OF AUTHORIZED COMMON STOCK.

                                   PROPOSAL 3
                RATIFICATION OF ROTHSTEIN, KASS & COMPANY, P.C.
           AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

    The Board of Directors has unanimously approved and unanimously recommends that the stockholders approve the appointment of Rothstein, Kass & Company, P.C. as the Company's independent certified public accountants for the ensuing year. Unless a stockholder signifies otherwise, the persons named in the proxy will so vote. A member of Rothstein, Kass & Company, P.C. will be available to answer questions and will have the opportunity to make a statement if he or she so desires at the Meeting.

STOCKHOLDER VOTE REQUIRED

    Ratification of the appointment of Rothstein, Kass & Company, P.C. as independent certified public accountants requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ROTHSTEIN, KASS & COMPANY, P.C. AS THE COMPANY'S
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

    The Board of Directors does not know of any matters other than those referred to in the Notice of Meeting which will be presented for consideration at the Meeting. However, it is possible that certain proposals may be raised at the Meeting by one or more stockholders. In such case, or if any other matter should properly come before the Meeting, it is the intention of the person named in the accompanying proxy to vote such proxy in accordance with his or her best judgment.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and telegram by directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's capital stock.

                             STOCKHOLDER PROPOSALS

    In order to be included in the proxy materials for the Company's next annual meeting of stockholders, stockholder proposals must be received by the Company on or before July 10, 1997.

     ANNUAL AND QUARTERLY REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION

    A copy of the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 and a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the Securities and Exchange Commission (without exhibits) are attached hereto.

                                          By Order of the Board of
                                          Directors of Alpha
                                          Hospitality Corporation

                                          Stanley S. Tollman
                                          Chairman, President and
                                          Chief Executive Officer

November 7, 1996

                 GENERAL PROXY--ANNUAL MEETING OF STOCKHOLDERS
                        OF ALPHA HOSPITALITY CORPORATION

    The undersigned hereby appoints Stanley S. Tollman, with full power of substitution, proxy to vote all of the shares of Common Stock of the undersigned and with all of the powers the undersigned would possess if personally present, at the 1996 Annual Meeting of Stockholders of Alpha Hospitality Corporation ("Company"), to be held at The Days Inn-Lake Buena Vista, 12490 Apopka Vineland, Orlando Florida 32830, at 2:30 p.m. on December 12, 1996, and at all adjournments thereof, upon the matters specified below, all as more fully described in the Proxy Statement dated November 7, 1996 and with the discretionary powers upon all other matters which come before the Meeting or any adjournment thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF ALPHA HOSPITALITY CORPORATION'S BOARD OF DIRECTORS.

1.  To elect directors for a term of one year.

Nominees: Stanley S. Tollman, Sanford Freedman, Thomas W. Aro, Brett G. Tollman,
    James A. Cutler, Patricia Cohen and Matthew B. Walker.

                / / FOR ALL NOMINEES               / / WITHHELD FOR ALL NOMINEES

INSTRUCTION: To withhold authority to vote for any individual, write that nominee's name in the space provided below:

--------------------------------------------------------------------------------

2. To approve an amendment to the Company's Amended Certificate of Incorporation which would increase the authorized shares of the Company's Common Stock to 25,000,000.

             / / FOR             / / AGAINST             / / ABSTAIN

3. To ratify the appointment of Rothstein Kass & Company, P.C. as the Company's independent certified public accountants.

             / / FOR             / / AGAINST             / / ABSTAIN

4. In their discretion, upon such other matter or matters that may properly come before the Meeting, or any adjournment thereof.

                   (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

    Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

    The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

    Please mark, date, sign and mail your proxy promptly in the envelope provided.

                                             Date: _______________________, 1996

                                             ___________________________________
                                                         Signature

                                           _____________________________________
                                                         Signature

                                             Note: Please sign exactly as name
                                                   appears in the Company's
                                                   records. Joint owners should
                                                   each sign. When signing as
                                                   attorney, executor or
                                                   trustee, please give title as
                                                   such.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

/X/  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES
    EXCHANGE ACT OF 1934

    For the quarterly period ended June 30, 1996

/ /  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES
    EXCHANGE ACT OF 1934

    Commission file number 33-64236

                         ALPHA HOSPITALITY CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                         13-3714474
(State or other jurisdiction    (I.R.S. Employer Identification
             of                             Number)
      incorporation or
       organization)

                            ------------------------

                    12 EAST 49TH STREET, NEW YORK, NY 10017
                    (Address of principal executive offices)

                            ------------------------

                                 (212) 750-3500
                          (Issuer's telephone number)

                                 Not applicable
              (Former name, former address and former fiscal year,
                         if changed since last report)

    Check whether the issuer (1) filed all reports required to be filed by Sections 13 or 15 (d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

    Yes /X/    / / No

                      APPLICABLE ONLY TO CORPORATE ISSUERS

    State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: August 13, 1996.

    Class

    Common Stock, $0.01 par value 13,887,325 shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1996          1995
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)
                                        ASSETS
CURRENT ASSETS:
  Cash, including restricted cash of $270 and $330 in 1996 and 1995, respectively.....   $   1,626    $    2,316
  Accounts receivable, less allowance for doubtful accounts of $319 and $354 in 1996
    and 1995, respectively............................................................         532           703
  Inventories.........................................................................         433           536
  Prepaid insurance...................................................................         843         1,977
  Other current assets................................................................         532         1,168
                                                                                        -----------  ------------
    Total current assets..............................................................       3,966         6,700
                                                                                        -----------  ------------
PROPERTY AND EQUIPMENT, less accumulated depreciation and amortization of $15,053 and
  $13,385 in 1996 and 1995, respectively..............................................      42,211        59,255
                                                                                        -----------  ------------
OTHER ASSETS, deposits and other......................................................       1,462           831
                                                                                        -----------  ------------
                                                                                         $  47,639    $   66,786
                                                                                        -----------  ------------
                                                                                        -----------  ------------
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt................................................   $  10,368    $   27,319
  Notes payable.......................................................................       2,173         3,816
  Accounts payable and other accrued expenses.........................................      10,340        10,709
  Accrued payroll and related liabilities.............................................       3,961         2,862
  Due to affiliate, current maturity..................................................         931         2,000
                                                                                        -----------  ------------
    Total current liabilities.........................................................      27,773        46,706
                                                                                        -----------  ------------
LONG-TERM DEBT, less current maturities...............................................      14,348         2,312
                                                                                        -----------  ------------
DUE TO AFFILIATE, less current maturity, including accrued interest of $503...........         503        15,864
                                                                                        -----------  ------------
AMOUNT DUE UNDER REDEMPTION AGREEMENT, including accrued interest of $174.............         174        --
                                                                                        -----------  ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred Stock, $.01 par value, authorized 1,000 shares, 738 issued................           7        --
  Common stock, $.01 par value, authorized 17,000 shares, 13,478 and 12,354 shares
    issued in 1996 and 1995, respectively.............................................         135           124
  Capital in excess of par value......................................................      58,221        32,779
  Common stock subscribed.............................................................                     1,600
  Accumulated deficit.................................................................     (53,522)      (32,599)
                                                                                        -----------  ------------
    Total stockholders' equity........................................................       4,841         1,904
                                                                                        -----------  ------------
                                                                                         $  47,639    $   66,786
                                                                                        -----------  ------------
                                                                                        -----------  ------------

          See accompanying notes to consolidated financial statements

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                               SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                             ---------------------
                                                                                                1996       1995
                                                                                             ----------  ---------
REVENUES:
  Casino...................................................................................  $   25,321  $  12,647
  Food and beverage........................................................................         641        580
  Hotel management fees....................................................................       1,049      1,338
  Retail and other.........................................................................         163         58
                                                                                             ----------  ---------
    Total revenues.........................................................................      27,174     14,623
                                                                                             ----------  ---------

COSTS AND EXPENSES:
  Casino...................................................................................      10,074      6,848
  Food and beverage........................................................................       1,109        862
  Hotel management costs...................................................................         619        741
  Selling, general and administration......................................................      14,526      7,178
  Interest.................................................................................       2,643      1,340
  Depreciation and amortization............................................................       3,445      1,955
  Development costs........................................................................         156         88
  Debt conversion fee......................................................................       1,019
  Write-off of Lakeshore leasehold and improvements........................................      14,507
  Write-off of capitalized costs related to Indiana........................................                    858
                                                                                             ----------  ---------
    Total costs and expenses...............................................................      48,098     19,870
                                                                                             ----------  ---------

NET LOSS...................................................................................  $  (20,924) $  (5,247)
                                                                                             ----------  ---------
                                                                                             ----------  ---------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.................................................      13,201     10,947
                                                                                             ----------  ---------
                                                                                             ----------  ---------
LOSS PER COMMON SHARE......................................................................  $    (1.59) $   (0.48)
                                                                                             ----------  ---------
                                                                                             ----------  ---------

          See accompanying notes to consolidated financial statements

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                               THREE MONTHS ENDED
                                                                                                    JUNE 30,
                                                                                              ---------------------
                                                                                                 1996       1995
                                                                                              ----------  ---------
REVENUES:
  Casino....................................................................................  $   12,484  $   6,414
  Food and beverage.........................................................................         294        283
  Hotel management fees.....................................................................         600        793
  Retail and other..........................................................................         130         36
                                                                                              ----------  ---------
    Total revenues..........................................................................      13,508      7,526
                                                                                              ----------  ---------
COSTS AND EXPENSES:
  Casino....................................................................................       4,949      3,230
  Food and beverage.........................................................................         456        432
  Hotel management costs....................................................................         299        358
  Selling, general and administration.......................................................       7,401      3,371
  Interest..................................................................................       1,270        739
  Depreciation and amortization.............................................................       1,642        978
  Development costs.........................................................................          61         48
  Debt conversion fee.......................................................................       1,019
  Write-off of Lakeshore leasehold and improvements.........................................      14,507
  Write-off of capitalized costs related to Indiana.........................................                    810
                                                                                              ----------  ---------
    Total costs and expenses................................................................      31,604      9,996
                                                                                              ----------  ---------
NET LOSS....................................................................................  $  (18,096) $  (2,440)
                                                                                              ----------  ---------
                                                                                              ----------  ---------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................................................      13,440     10,947
                                                                                              ----------  ---------
                                                                                              ----------  ---------
LOSS PER COMMON SHARE.......................................................................  $    (1.35) $   (0.22)
                                                                                              ----------  ---------
                                                                                              ----------  ---------

          See accompanying notes to consolidated financial statements

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                             SIX MONTHS ENDED
                                                                                                 JUNE 30,
                                                                                           ---------------------
                                                                                              1996       1995
                                                                                           ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss...............................................................................  $  (20,924) $  (5,247)
                                                                                           ----------  ---------
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities
    Depreciation and amortization........................................................       3,445      1,955
    Capital lease restructuring..........................................................        (268)
    Debt conversion fee..................................................................       1,019
    Write-off of Lakeshore leasehold and improvements....................................      14,507
    Amortization of deferred finance costs...............................................                     35
    Imputed interest on long-term debt...................................................                    141
    Gains on sales of property and equipment.............................................                     (7)
    Write-off of capitalized costs related to Indiana....................................                    858
    Changes in operating assets and liabilities:
      Decrease in accounts receivable....................................................         171        199
      (Increase) decrease in inventories.................................................         103        (66)
      Decrease in prepaid insurance......................................................       1,134        422
      (Increase) decrease in other current assets........................................         636       (120)
      Decrease in accounts payable and other accrued expenses............................         (80)      (393)
      Increase in accrued payroll and related liabilities................................       1,099        857
                                                                                           ----------  ---------
        Total adjustments................................................................      21,766      3,881
                                                                                           ----------  ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES......................................         842     (1,366)
                                                                                           ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment....................................................      (1,358)      (622)
  Proceeds from sales of property and equipment..........................................          24
  Payments for deposits and other assets.................................................        (707)      (470)
                                                                                           ----------  ---------
NET CASH USED IN INVESTING ACTIVITIES....................................................      (2,065)    (1,068)
                                                                                           ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Advances from affiliate................................................................       2,736      3,031
  Proceeds from notes payable............................................................          22
  Proceeds from long-term debt...........................................................          38
  Payments on notes payable..............................................................      (1,215)      (344)
  Payments on long-term debt.............................................................      (1,048)      (573)
                                                                                           ----------  ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES................................................         533      2,114
                                                                                           ----------  ---------
NET DECREASE IN CASH.....................................................................        (690)      (320)
CASH, beginning of period................................................................       2,316      1,180
                                                                                           ----------  ---------
CASH, end of period......................................................................  $    1,626  $     860
                                                                                           ----------  ---------
                                                                                           ----------  ---------

          See accompanying notes to consolidated financial statements

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                                SIX MONTHS ENDED
                                                                                                    JUNE 30,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION, cash paid for interest during the
  period....................................................................................  $   1,222  $     835
                                                                                              ---------  ---------
                                                                                              ---------  ---------
SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Amount due under redemption agreement, includes accrued interest of $174..................  $     174  $  --
                                                                                              ---------  ---------
                                                                                              ---------  ---------
  Capital lease restructuring, includes $74 of accrued interest.............................  $     268  $  --
                                                                                              ---------  ---------
                                                                                              ---------  ---------
  Common stock issued for payment of long-term debt.........................................  $   2,454  $  --
                                                                                              ---------  ---------
                                                                                              ---------  ---------
  Preferred stock issued in settlement of long-term debt, includes $41 of accrued interest and $1,019 of debt conversion fee.......................................................  $  21,407  $  --
                                                                                              ---------  ---------
                                                                                              ---------  ---------
  Write-off of Indiana capitalized costs....................................................  $  --      $     592
                                                                                              ---------  ---------
                                                                                              ---------  ---------

          See accompanying notes to consolidated financial statements

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

NOTE 1--NATURE OF BUSINESS

    Alpha Hospitality Corporation (the "Company") was incorporated in Delaware on March 19, 1993 and has adopted a December 31 year end. The Company owns and operates a dockside casino located in Greenville, Mississippi. The Company also is pursuing casino development and management opportunities in Missouri and New York. In addition, the Company provides services for the management of hotels and motels located in ten states.

NOTE 2--BASIS OF PRESENTATION AND SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES

    FINANCIAL STATEMENTS--The accompanying unaudited consolidated financial statements of Alpha Hospitality Corporation and subsidiaries have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by generally accepted accounting principals. All adjustments which are of a normal and recurring nature and, in the opinion of management, necessary for a fair presentation have been included. The unaudited financial statements should be read in conjunction with the audited financial statements of December 31, 1995, included in the 10-K.

    OPERATIONS AND PRINCIPLES OF CONSOLIDATION--The accompanying statements include the accounts of the company and all of its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

    LOSS PER COMMON SHARE--Loss per common share is based on the weighted average number of shares outstanding. The Company's outstanding stock options and warrants are excluded in the computation since they would have an antidilutive effect on loss per common share. Bally's 701 shares being held in escrow are included in this calculation (See Note 8).

    PROMOTIONAL ALLOWANCES--Revenues do not include the retail amount of food and beverage of approximately $2,152, $1,786, $1,086 and $869 provided gratuitously to customers, for the six months and three months ended June 30, 1996 and 1995, respectively.

    NEWLY ISSUED ACCOUNTING STANDARDS--In March 1995, Statement of Financial Accounting Standard No. 121 (SFAS 121), "Accounting for the Impairment of Long-lived Assets and for the Long-lived Assets to be Disposed of" was issued. The Company has adopted SFAS 121 in the first quarter of 1996.

    Statement No. 121 requires that long-lived assets (and certain intangibles) to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

    The Company periodically reviews the carrying value of certain of its assets in relation to historical results, as well as management's best estimate of future trends, events and overall business climate on the Gulf Coast.

    If such reviews indicate that the carrying value of such assets may not be recoverable, the Company would then estimate the future cash flows (undiscounted and without interest charges). If such future cash flows are insufficient to recover the carrying amount of the assets, then impairment is triggered and the carrying value of any impaired assets would then be reduced to fair value.

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                 (IN THOUSANDS)

NOTE 2--BASIS OF PRESENTATION AND SUMMARY OF SELECTED SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECLASSIFICATIONS--Certain amounts have been reclassified in 1995 to conform to the 1996 presentation.

NOTE 3--PROPERTY AND EQUIPMENT

    Details of property and equipment at June 30, 1996 and December 31, 1995 are as follows:

                                                                            1996       1995
                                                                          ---------  ---------
Land and building.......................................................  $     214  $     214
Boat, barge and improvements............................................     23,875     23,590
Leasehold and improvements..............................................     14,536     30,001
Gaming equipment........................................................     10,178     10,042
Furniture, fixtures and equipment.......................................      7,379      7,264
Transportation equipment................................................      1,038      1,034
Construction in progress................................................         44        495
                                                                          ---------  ---------
                                                                             57,264     72,640
Less accumulated depreciation and amortization..........................     15,053     13,385
                                                                          ---------  ---------
                                                                          $  42,211  $  59,255
                                                                          ---------  ---------
                                                                          ---------  ---------

    Included in property and equipment at June 30, 1996 and December 31, 1995 was approximately $1,319 related to assets recorded under capital leases. Included in accumulated depreciation and amortization at June 30, 1996 and December 31, 1995 was approximately $459 and $422, respectively, of amortization related to assets recorded under capital leases.

    In accordance with its policy on impaired long-lived assets, effective June 30, 1996, the Company recorded an impairment loss of $14,507, representing the leasehold and improvements from the Company's Lakeshore casino of $16,284 and accumulated amortization of $1,777.

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                 (IN THOUSANDS)

NOTE 4--NOTES PAYABLE

    Notes payable at June 30, 1996 and December 31, 1995 are comprised of the following:

                                                                                INTEREST      JUNE 30     DECEMBER 31
                                                                                  RATE         1996          1995
                                                                               -----------  -----------  -------------
Revolving line of credit with payments of principal and interest due monthly, collateralized by funds held at the Company's casino and guaranteed by an
  affiliate..................................................................     Prime +2%  $      34     $     145
Notes payable to former Cotton Club stockholders.............................           10%      1,897         3,293
Revolving line of credit of $500 with payments of principal and interest due
  September 1, 1996, collateralized by cash advances.........................          222         200
Note payable to third party with payments of principal and interest due
  monthly, collateralized by certain vehicles................................           11%                      103
Unsecured note payable.......................................................                       53
Employee loans...............................................................      Various          20            22
                                                                               -----------       -----         -----
                                                                               $     2,173   $   3,816
                                                                               -----------       -----         -----
                                                                               -----------       -----         -----

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                 (IN THOUSANDS)

NOTE 5--LONG-TERM DEBT

    Long-term debt at June 30, 1996 and December 31, 1995 are comprised of the following:

                                                                                  INTEREST     JUNE 30   DECEMBER 31
                                                                                    RATE        1996         1995
                                                                                 -----------  ---------  ------------
Mortgage note payable, Bryanston, principal and interest due monthly through
  November 1998, collateralized by the barge located in Greenville,
  Mississippi, and certain other assets........................................          10%  $   7,800   $    7,800
Mortgage note payable in monthly installments of $70 plus interest at 30-day commercial paper rate (5.52% at June 30, 1996) plus 3.5% adjusted quarterly, funded with weekly deposits of $25 into a restricted cash account, collateralized by the barge and improvements located in Lakeshore,
  Mississippi..................................................................           9%      3,656        3,736
Equipment notes payable monthly through November 1999 and collateralized by
  certain assets...............................................................       11-14%     10,184       13,432
Capitalized lease obligations, payable monthly, expiring in various years
  through 2001.................................................................       10-15%        498          925
Loans payable in equal quarterly installments of principal and interest over 10 years , commencing in January 1996. Loans are subordinated to the Bryanston mortgage note payable and will be repaid only if the Company maintains certain financial ratios approximately $2,474 is owed to Bryanston at June
  30, 1996 and December 31, 1995, respectively.................................           9%  $   2,474   $    3,655
Line of credit of $49, principal and interest due monthly through April 1999,
  collateralized by certain equipment..........................................       10.75%         36
Bank notes, payable monthly through 1997, collateralized by certain
  equipment....................................................................        8-10%         68           83
                                                                                      -----   ---------  ------------
                                                                                                 24,716       29,631
Less current portion...........................................................                  10,368       27,319
                                                                                              ---------  ------------
                                                                                              $  14,348   $    2,312
                                                                                              ---------  ------------
                                                                                              ---------  ------------

    Aggregate future required principal payments are approximately as follows:

YEAR ENDING JUNE 30:
-------------------------------------------------------------------------------------------------------
1997...................................................................................................  $  10,368
1998...................................................................................................      3,083
1999...................................................................................................      8,401
2000...................................................................................................      1,197
2001...................................................................................................        304
Thereafter.............................................................................................      1,363
                                                                                                         ---------
                                                                                                         $  24,716
                                                                                                         ---------
                                                                                                         ---------

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                 (IN THOUSANDS)

NOTE 5--LONG-TERM DEBT (CONTINUED)
    Effective April 12, 1996, the Company restructured its capital sign lease of approximately $745 with an unrelated party. The terms of the restructure reduces the lease principal amount to $475 and forgives approximately $74 of accrued interest. The effective rate of the restructured lease is 10% per annum, with a four-year term.

    Effective June 26, 1996, the Company issued 44 shares of its preferred stock in settlement of a certain loan payable of $1,181, accrued interest of $41 and a five percent transaction fee of $61.

    At June 30, 1996, the Company was in default of (i) its mortgage notes payable for non-payment, (ii) the Lakeshore equipment notes aggregating approximately $3,433 for the breach of several loan covenants and the loan payable to Bryanston of approximately $2,474 for non-payment. The Company received a waiver of the defaults of the loan payable and mortgage note payable to Bryanston through December 31, 1997. Accordingly, the Lakeshore mortgage note payable ($3,656) and the Lakeshore equipment notes payable ($3,433) are reflected in current liabilities at June 30, 1996.

    At December 31, 1995, the Company was in default of (i) its mortgage notes payable for non-payment, (ii) the equipment notes aggregating approximately $13,432 for the breach of several loan covenants and (iii) a capital lease of approximately $745 for non-payment and certain loans payable aggregating approximately $3,655 went into default in 1996 due to non-payment. The Company received a waiver of the default of the loan payable to Bryanston. Accordingly, the mortgage notes payable ($11,536), equipment notes payable ($13,432), capital lease ($745) and a certain loan payable ($1,181) were reflected in current liabilities at December 31, 1995.

NOTE 6--ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES

    Accounts payable and other accrued expenses are comprised of the following:

                                                                        JUNE 30   DECEMBER 31
                                                                         1996         1995
                                                                       ---------  ------------
Construction.........................................................  $   1,326   $    1,218
Insurance financing..................................................        581        1,585
Accrued professional fees............................................        667          851
Accrued property taxes...............................................        610          843
Accrued interest.....................................................      1,928          974
Other................................................................      5,228        5,238
                                                                       ---------  ------------
                                                                       $  10,340   $   10,709
                                                                       ---------  ------------
                                                                       ---------  ------------

NOTE 7-- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

    The Company is obligated under a $20,000 non-revolving promissory note with Bryanston. Effective June 26, 1996, the Company issued 694 shares of its preferred stock in settlement of $19,165 of its note and a five percent transaction fee of $958. The outstanding balance at June 30, 1996 and December 31, 1995 is $931 and $17,361, respectively. The note, which bears interest at prime rate (8.25% at June 30, 1996) plus 2%, is payable at the lesser of the outstanding principal amount or $2,000 per annum through December 31, 1999. Beginning 1996, interest accrued monthly is due and payable by the following month. All

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                 (IN THOUSANDS)

NOTE 7-- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED) remaining principal and accrued interest (approximately $503) shall be due on December 31, 2000. Additionally, commencing May 1, 1996 and for each of the next succeeding three years thereafter, the Company will be required to make additional principal payments equal to "Available Cash Flow of Maker" as defined in the note.

    In accordance with Mississippi law, the Company's casino licenses have initial terms of two years and will be subject to periodic renewal. In October 1995, the Company received renewals of their casino licenses through October 1997.

    In July 1996 the Company closed its Lakeshore Casino. (See Note 11)

    Failure to retain the Greenville license could have a material adverse effect on the Company's operations.

    In October 1994, Alpha Gulf was named as a defendant in an action brought in the United States District Court for the Southern District of Mississippi (Susan
E. Wolff, et al v. James C. Zamecnik, et al.) on the theory of "liquor liability" for the service of alcohol to a customer, who subsequently was involved in an automobile collision with the Plaintiff. The principle theory of liability against Alpha Gulf is based on its service of alcohol to a customer when it knew, or should have known, he was intoxicated and then allowed him to drive his automobile from the casino. The Company was named as an additional defendant in May 1995 based primarily on the allegation that it is the alter-ego of its subsidiary, and secondarily on the theory of liquor liability. The Plaintiff initially sought $20,000. Early in the litigation, Plaintiff sought a default judgment against Alpha Gulf relating to evidence that was destroyed. The court denied the action, but granted Plaintiff's attorney fees in an amount to be determined, but to date not yet determined. The Plaintiff also initiated a declaratory judgment action in the same court against Alpha Gulf and its insurance carriers seeking a determination as to the liability of such carriers under the insurance policies issued by the carriers to Alpha Gulf and the Company for any damages found against Alpha Gulf in the primary litigation up to the policy limits. The declaratory judgment action appears to have been brought in response to issues raised by the primary insurance carrier as to timely notice of the incident and possible spoilation of evidence. Subsequently, the primary insurance carrier initiated its own declaratory judgment action against Alpha Gulf and the Company (Commerce & Industry Company v. Alpha Gulf Coast, Inc. and Alpha Hospitality Corporation, Inc.: United States District Court for the Southern for District of Mississippi, Jackson Division) seeking a determination that it is not liable under the subject insurance policy. The declaratory judgment action instituted by Plaintiff was dismissed in June 1996 and the declaratory judgment action instituted by the primary insurance carrier is subject to dismissal. In addition, a settlement has been reached between Plaintiff and the Company's insurance carrier with respect to the underlying personal liability action in the amount of $5,125, with respect to all issues relating to the underlying personal liability action, subject to completion of the settlement documents and the approval of the court. The principal insurance carrier which will pay the settlement may attempt to assert that the Company and Alpha Gulf have an obligation to reimburse it for payment of the settlement amount, which dispute may be litigated. Accordingly, no provision for any liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements.

    In January 1996, the Company was named as a defendant in an action brought in the Circuit Court of Hinds County, Mississippi (Amos vs Alpha Gulf Coast, Inc.; Batiste vs Alpha Gulf Coast, Inc., Dycre vs

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                 (IN THOUSANDS)

NOTE 7-- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS (CONTINUED) Alpha Gulf Coast, Inc.; Johnston vs Alpha Gulf Coast, Inc.; Rainey vs Alpha Gulf Coast, Inc.). Based on the theory of "liquor liability" for the service of alcohol to a customer, Plaintiffs alleged that on January 16, 1995, a vehicle operated by Mr. Amos collided with a vehicle negligently operated by Mr. Rainey, an individual that was served alcoholic beverages by the Company. Plaintiffs alleged that they suffered personal injuries and seek compensatory damages aggregating $17.1 million and punitive damages aggregating $37.5 million. The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Company believes that the risk referred to in this paragraph is adequately covered by insurance.

    The Company is a party to various other legal actions which arise in the normal course of business. In the opinion of the Company's management, the resolution of these other matters will not have a material adverse effect on the financial position of the Company.

NOTE 8--AMOUNT DUE UNDER REDEMPTION AGREEMENT

    Effective October 15, 1995, the Company restructured certain equipment notes, aggregating approximately $9,000, with unrelated parties. Pursuant to the restructuring requirements, the Company will repay approximately $6,500 in 48 monthly installments of $166, which includes interest of 10% per annum, commencing December 15, 1995. The balance of $2,500 bears interest at 10% per annum, is due on November 15, 1999, and may either be partially or fully repaid, pursuant to an escrow agreement, from the net proceeds from the sale of approximately 701 shares of the Company's common stock held in escrow. To the extent that the net proceeds exceeds $2,500 plus accrued interest, the excess will be applied to the $6,500 portion of the debt. However, if the net proceeds are less than the $2,500 plus accrued interest, then the Company will be required to remit the balance due at maturity. The escrow agreement provides for the unrelated party to have full voting rights pertaining to the escrowed shares and the right to sell any or all of the shares. The Company has the right of first refusal to purchase the shares that the unrelated party desires to sell. The debt is collateralized by the Company's barge and certain gaming equipment.

    At June 30, 1996, the amount due under the redemption agreement is $174 of accrued interest only, since the fair market value of the stock at June 30, 1996 ($3.8125) exceeded the price at the date of the agreement ($3.50).

NOTE 9--STOCKHOLDERS' EQUITY

    Effective June 26, 1996, the Company issued 694 and 44 shares, respectively, of its preferred stock, in settlement of $19,165 and $1,222, respectively, of their unsecured debt with Bryanston and an unrelated third party (see Notes 5 and 7). The Company was charged a five percent transaction fee of approximately $1,020, which was also converted into shares of the Company's preferred stock. The conversion rate was based on the fair market value of the Company's common stock at the date of conversion ($3.625). Each preferred share is convertible into eight shares of the Company's common stock after December 31, 1996 and carries voting rights of one vote per preferred share. The preferred stock also carries a dividend of $3.05 per share, payable quarterly.

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

                                 (IN THOUSANDS)

NOTE 9--STOCKHOLDERS' EQUITY (CONTINUED)
    Changes in stockholders' equity during the six months ended June 30, 1996 include the net loss of $20,924, common stock with a value of $2,454 issued to a creditor and placed in escrow, pursuant to the October 15, 1995 restructuring of certain equipment notes and preferred stock issued in settlement of unsecured debt aggregating $21,406.

NOTE 10--INCOME TAXES

    The Company and all of its subsidiaries file a consolidated federal income tax return. Income tax expense is allocated pursuant to the separate tax attributes of each subsidiary. At June 30, 1996 and December 31, 1995, the Company's deferred federal tax asset is comprised of the tax benefit (cost) associated with the following items based on the 35% tax rate currently in effect (dollars in thousands):

                                                                                            JUNE 30   DECEMBER 31
                                                                                             1996         1995
                                                                                           ---------  ------------
Pre-opening costs currently deducted for financial reporting and amortized over 5 years
  for tax purposes.......................................................................  $   1,579   $    1,788
Net operating loss carry forward.........................................................     18,413       11,524
Differences between financial and tax depreciation methods...............................     (1,862)      (2,077)
Differences between financial and tax basis of assets and liabilities....................      1,776        1,737
Interest capitalized for financial reporting and expensed for tax purposes...............       (218)        (224)
Other....................................................................................        (89)         (77)
                                                                                           ---------  ------------
Deferred tax asset.......................................................................     19,599       12,671
Valuation allowance on deferred tax asset................................................    (19,599)     (12,671)
                                                                                           ---------  ------------
                                                                                           $      --   $   --
                                                                                           ---------  ------------
                                                                                           ---------  ------------

    The Company has available for federal income tax purposes, a net operating loss carryover of approximately $37,450 of which $883, $7,407, $24,637 and $19,682 will expire in the years 2008, 2009, 2010, and 2011 respectively.

NOTE 11--SUBSEQUENT EVENT

    On July 2, 1996 the Company notified the Mississippi Gaming Commission (the "Commission") and the employees of the Jubilation Casino of its plans to close the Jubilation Casino by the end of August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Commission which raised that its working capital available to the Jubilation Casino was not sufficient. The Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino and surrendered its gaming license for the Lakeshore site.

    On July 26, 1996, the Company was in default of its notes payable to former Cotton Club stockholders in the amount of $1,897 (See Note 4), for non-payment.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

RESULTS OF OPERATIONS--CASINOS

RESULTS OF OPERATIONS--ALPHA GULF

    The following table sets forth the statement of operations for the Alpha Gulf's casino operations before income taxes for the six months and three months ended June 30, 1996 and 1995 (in thousands):

                                                                               SIX MONTHS           THREE MONTHS
                                                                             ENDED JUNE 30         ENDED JUNE 30
                                                                          --------------------  --------------------
                                                                            1996       1995       1996       1995
                                                                          ---------  ---------  ---------  ---------
REVENUES:
  Casino................................................................  $  18,921  $  12,647  $   9,360  $   6,414
  Food, beverage and other..............................................        569        638        293        319
                                                                          ---------  ---------  ---------  ---------
    Total revenues......................................................     19,490     13,285      9,653      6,733
                                                                          ---------  ---------  ---------  ---------
OPERATING EXPENSES:
  Casino................................................................      6,596      6,473      3,346      3,112
  Food, beverage and other..............................................        763        862        305        432
  Selling, general and administration...................................      8,763      6,789      4,529      3,119
                                                                          ---------  ---------  ---------  ---------
    Total operating expenses............................................     16,122     14,124      8,180      6,663
                                                                          ---------  ---------  ---------  ---------
  Income (loss) from operations.........................................      3,368       (839)     1,473         70
                                                                          ---------  ---------  ---------  ---------
OTHER EXPENSES:
  Interest..............................................................      1,035      1,084        525        586
  Depreciation and amortization.........................................      2,384      1,955      1,156        978
                                                                          ---------  ---------  ---------  ---------
    Total other expense.................................................      3,419      3,039      1,681      1,564
                                                                          ---------  ---------  ---------  ---------
Loss before intercompany charges and deferred income tax credit.........  $     (51) $  (3,878) $    (208) $  (1,494)
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

SIX MONTHS ENDED JUNE 30, 1996 AND 1995:

    Alpha Gulf generated revenues of $19,490 and $13,285 in 1996 and 1995, respectively. Casino revenues were $18,921 and $12,647 in 1996 and 1995, respectively. Food, beverage and other revenues were $569 and $638 in 1996 and 1995, respectively. This increase in casino revenues is primarily due to the relocation of the Alpha Gulf's Bayou Caddy's Jubilee Casino from Lakeshore, Mississippi to Greenville, Mississippi in November 1995. During this period the Jubilee Casino achieved 50% market share in the Greenville market. In addition the Greenville market increased by 7.5% over the same period last year.

    At the locations referred to above, Alpha Gulf's casino operating expenses were $6,596 and $6,848, (35% and 54% of casino revenues) in 1996 and 1995, respectively. Food, beverage and other expenses were $763 and $862 (134% and 135% of food, beverage and other revenues) in 1996 and 1995, respectively.

    The reduced casino expenses in 1996 when compared to 1995 of $252 was the net result of reduced staffing levels ($91), the decrease in the costs related to food and beverages provided gratuitously to customers ($590), which is the direct result of the reduction of gratuitous food and beverages provided to casino customers and the related costs thereto, an increase in gaming taxes ($712), which is directly related to increased revenues and a decrease in operating expenses ($283), which is the result of management operating more efficiently.

    Food and beverage revenue does not include the retail value of food and beverage of approximately $1,492 and $1,787 provided gratuitously to customers in 1996 and 1995, respectively.

    The reduction of food, beverage and other costs are directly related to the reduced volume of food and beverage revenues.

    Selling, general and administrative expenses consists of payroll and related benefits of approximately $2,827 and $2,975, marketing and advertising of approximately $3,503 and $1,617, occupancy costs of approximately $871 and $1,024, and operating expenses of approximately $1,563 and $1,173 in 1996 and 1995, respectively. The reduced payroll and related costs of $148 was a direct result of management's cost-cutting measures instituted during the first quarter of 1995. The $1,886 increase in marketing and advertising is directly related to the increased volume of business and management's introduction of marketing programs focused on identifying new customers. The reduction of occupancy costs of $153 is primarily due to reduced insurance costs. The increase in operating expenses of $390 was directly related to the increased volume of business.

    Interest expense was primarily related to the first mortgage on the gaming vessel, equipment financing and various capitalized leases.

    Depreciation and amortization was $2,384 and $1,955 in 1996 and 1995, respectively. The increase was the direct result of an increase in capital expenditures related to the relocation of the gaming vessel to Greenville, Mississippi and the purchase of equipment and fixtures.

THREE MONTHS ENDED JUNE 30, 1996 AND 1995:

    Alpha Gulf generated revenues of $9,653 and $6,733 in 1996 and 1995, respectively. Casino revenues were $9,360 and $6,414 in 1996 and 1995, respectively. Food, beverage and other revenues were $293 and $319 in 1996 and 1995, respectively. This increase in casino revenues is primarily due to the relocation of the Alpha Gulf's Bayou Caddy's Jubilee Casino from Lakeshore, Mississippi to Greenville, Mississippi in November 1995.

    At the locations referred to above, Alpha Gulf's casino operating expenses were $3,346 and $3,112, (36% and 49% of casino revenues) in 1996 and 1995, respectively. Food, beverage and other expenses were $305 and $432 (104% and 135% of food, beverage and other revenues) in 1996 and 1995, respectively.

    The increased casino expenses in 1996, when compared to 1995 of $234, is the net result of increased staffing levels ($63), due to the increased volume of business, the decrease in the costs related to food and beverages provided gratuitously to customers ($177), which is a direct result of the reduction of gratuitous food and beverages provided to casino customers and the related costs thereto and an increase in gaming taxes ($345), which is the direct result of increased revenues.

    Food and beverage revenue does not include the retail value of food and beverage of approximately $748 and $869 provided gratuitously to customers in 1996 and 1995, respectively.

    The reduction of food, beverage and other costs are directly related to the reduced volume of food and beverage revenues.

    Selling, general and administrative expenses consists of payroll and related benefits of approximately $1,423 and $1,447, marketing and advertising of approximately $1,621 and $626, occupancy costs of approximately $427 and $517 and operating expenses of $763 and $529 in 1996 and 1995, respectively. The reduced payroll and related costs of $24 was a direct result of management's cost-cutting measures instituted during the first quarter of 1995. The $995 increase in marketing and advertising is directly related to the increased volume of business and management's introduction of marketing programs focused on identifying new customers. The reduction of occupancy costs of $90 is primarily due to reduced insurance costs. The increase in operating expenses of $144 was the direct result of the increase in volume of business.

    Interest expense was primarily related to the first mortgage on the gaming vessel, equipment financing and various capitalized leases.

    Depreciation and amortization was $1,156 and $978 in 1996 and 1995, respectively. The increase was a direct result of an increase in capital expenditures related to the relocation of the gaming vessel to Greenville, Mississippi and the purchase of equipment and fixtures.

FUTURE OPERATIONS--ALPHA GULF

    Alpha Gulf's Bayou Caddy's Jubilee Casino operating results have improved since its relocation to Greenville. The gaming revenues achieved to date by the Jubilee Casino in Greenville far exceed the revenues of its predecessor gaming vessel at that site. Alpha Gulf's casino operations in Greenville have become a major factor in the Greenville market and has helped to expand that market.

    A third gaming vessel has announced that it will be opening in the last quarter of this year in Greenville. It is unknown at this time what impact this third gaming vessel will have on the Greenville casino market. Management believes that this third gaming vessel will negatively impact Alpha Gulf's current market achievement but to what extent this act will have on future revenues is uncertain at this time.

RESULTS OF OPERATIONS--JUBILATION

    The Company acquired the Jubilation gaming vessel (formerly known as the Cotton Club) on October 26, 1995. The vessel's operations in Greenville was terminated on October 30, 1995. After its relocation to Lakeshore, Mississippi the Jubilation reopened for business December 21, 1995. The following table sets forth the statement of operations for the Jubilation casino operations before income taxes and intercompany charges for the six months and three months ended June 30, 1996 (in thousands):

                                                                              SIX MONTHS          THREE MONTHS
                                                                          ENDED JUNE 30, 1996  ENDED JUNE 30, 1996
                                                                          -------------------  -------------------
REVENUES:
  Casino................................................................      $     6,400          $     3,124
  Food, beverage and other..............................................              236                  131
                                                                                 --------             --------
    Total revenues......................................................            6,636                3,255
                                                                                 --------             --------
EXPENSES:
  Casino................................................................            3,478                1,603
  Food, beverage and other..............................................              346                  151
  Selling, general and administrative...................................            5,070                2,591
                                                                                 --------             --------
    Total operating expenses............................................            8,894                4,345
                                                                                 --------             --------
Loss from operations....................................................           (2,258)              (1,090)
                                                                                 --------             --------
OTHER EXPENSES:
  Interest..............................................................              514                  268
  Capital lease restructuring...........................................             (268)
  Write-off of leasehold and improvements...............................           14,507               14,507
  Depreciation and amortization.........................................            1,060                  486
                                                                                 --------             --------
    Total and other expenses............................................           15,813               15,261
                                                                                 --------             --------
Loss before intercompany charges and deferred income tax credit.........      $   (18,071)         $   (16,351)
                                                                                 --------             --------
                                                                                 --------             --------

SIX MONTHS AND THREE MONTHS ENDED JUNE 30, 1996

    The Jubilation experienced a loss from operations of $2,258 and $1,090 during the six months and three months ended June 30, 1996, respectively. During the second quarter of 1996, management became uncertain as to whether the Jubilation Casino would be profitable during the remainder of fiscal 1996. Management reduced operating costs and monitored the operation very closely. To overcome the Jubilation Casino's declining revenues, the Company would have to construct additional amenities which would require a substantial investment of funds. Since revenues did not improve during May and June 1996, which are part of the peak season, a continued decline was expected by management in the third quarter. Therefore, on July 2, 1996, the Company notified the Mississippi Gaming Commission (the "Commission") and the employees of the Jubilation Casino of its plans to close the Jubilation Casino by the end of August 1996. In connection with the plan to close the Jubilation Casino, the realizability of the capital leasehold and improvements related to the Jubilation Casino were reassessed. Effective for the second quarter ended June 30, 1996, management recorded an impairment loss of $14,507 to property and equipment, representing the unamortized balance of these leasehold improvements.

    On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Commission which raised that the working capital available to the Jubilation Casino was not sufficient. The Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino.

                               CASINO DEVELOPMENT

NEW YORK--ALPHA MONTICELLO

    On January 19, 1996, the Company, through its subsidiary, Alpha St. Regis, entered into a memorandum of understanding with Catskill Development, L.L.C. ("Catskill") regarding the development and management of a casino to be built adjacent to the Monticello Raceway in Sullivan County, New York. The development and management of this casino will be undertaken by Mohawk Management L.L.C., of which the Company's wholly-owned subsidiary, Alpha Monticello, owns 50%, and will be responsible for the day-to-day operations. It is intended that the casino will be owned by the St. Regis Mohawk Tribe and will be located on land to be placed in trust for the benefit of the Tribe.

    On August 2, 1996, Mohawk Management L.L.C. executed an agreement with the St. Regis Mohawk Tribe for the management of the proposed casino referred to above. The Tribe has submitted this agreement to the National Indian Gaming Commission for its approval.

    During 1996 and 1995, Alpha Monticello incurred approximately $490 and $20, respectively, of costs primarily associated with its participation with Catskill.

NEW YORK--ALPHA ST. REGIS

    In March 1994, the Company entered into a joint venture agreement relating to the operation and development of a gaming facility located on the reservation of the St. Regis Mohawk Tribe of Hogansburg, New York. The Company does not intend to proceed with the project at Hogansburg, New York, since the Company and the Tribe are exploring a more suitable arrangement relating to the development of a casino in Sullivan County, New York, as discussed above.

    During 1995 Alpha St. Regis incurred costs of approximately $177 relating to its proposed development of a gaming facility in Hogansburg, New York.

MISSOURI--ALPHA MISSOURI

    Alpha Missouri has not commenced operations. Alpha Missouri has applications pending for site approval and a gaming license with respect to the development of a riverboat gaming facility in Louisiana, Missouri. It has incurred development costs of approximately $87 and $179 in 1996 and 1995, respectively, related to its proposed development of a riverboat casino in Louisiana, Missouri.

COLORADO

    Effective May 1, 1996, the Company terminated its stock acquisition agreement with Doc Holliday, Inc., which owns and operates Doc Holliday Casino, located in Central City, Colorado.

HOTEL MANAGEMENT--ALPHA HOTEL MANAGEMENT COMPANY, INC. ("ALPHA HOTEL")

    The following table sets forth selected financial data of Alpha Hotel Management Company, Inc. (Alpha Hotel) for the six months and three months ended June 30, 1996 and 1995 (in thousands):

                                                                                   SIX MONTHS           THREE MONTHS
                                                                                 ENDED JUNE 30         ENDED JUNE 30
                                                                              --------------------  --------------------
                                                                                1996       1995       1996       1995
                                                                              ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
  Management fees...........................................................  $   1,049  $   1,338  $     599  $     793
                                                                              ---------  ---------  ---------  ---------
OPERATING EXPENSES:
  Direct payroll and related expenses.......................................        597        636        289        306
  Selling, general and administrative.......................................         39        123         16         54
                                                                              ---------  ---------  ---------  ---------
    Total operating expenses................................................        636        759        305        360
                                                                              ---------  ---------  ---------  ---------
Income from management fees before intercompany charges and income taxes....  $     413  $     579  $     294  $     433
                                                                              ---------  ---------  ---------  ---------
                                                                              ---------  ---------  ---------  ---------

                             RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 AND 1995:

    Total management fees decreased during the six months ended June 30, 1996 compared to the six months ended June 30, 1995 by approximately $289 (21.6%). The decrease was principally from the net result of $83 increase in fees from continuing management agreements and a decrease of $372 related to the loss of five management agreements (which related to hotels whose ownership changed). The increase in fees earned was the result of increases in the hotels' gross revenues on which the management fees are based. The factors that influence such gross revenues are general economic conditions, competitive changes in geographic regions, foreign exchange rates relative to the strength of U.S. dollar, the price of gasoline, air fares and general weather conditions.

    Direct payroll and related costs decreased 6.1% to $59 for the six months ended June 30, 1996 from $636 for the six months ended June 30, 1995. The decrease was the result of a reduction in staffing to accommodate the decrease in management contracts being serviced.

    Selling, general and administrative expenses decreased to $39 for the six months ended June 30, 1996 from $123 for the six months ended June 30, 1995. This decrease is a result of office relocation to a less expensive area.

THREE MONTHS ENDED JUNE 30, 1996 AND 1995:

    Total management fees decreased during the three months ended June 30, 1996 compared to the three months ended June 30, 1995 by approximately $194 (24.5%). The decrease was principally from the net result of $64 increase in fees from continuing management agreements and a decrease of $258 related to the loss of five management agreements (which related to hotels whose ownership changed).

    Direct payroll and related costs decreased 5.6% to $289 for the three months ended June 30, 1996 from $306 for the three months ended June 30, 1995. The decrease was the result of a reduction in staffing to accommodate the decrease in management contracts being serviced.

    Selling, general and administrative expenses decreased to $16 for the three months ended June 30, 1996 from $54 for the three months ended June 30, 1995. This decrease is a result of office relocation to a less expensive area.

LIQUIDITY AND CAPITAL RESOURCES

    The Company continues to suffer significant losses from operations and has a working capital deficit and accumulated deficit. In addition, the Company was not in compliance with certain long-term debts which are included in current liabilities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management plans include continuing to operate the Jubilee Casino profitability (see Future Operations Alpha Gulf), developing future casino locations in Missouri and New York and continuing to reduce and monitor operating expenses. In early July 1996 the Company began implementation of a plan to close the Jubilation Casino in August 1996. On July 16, 1996, operation of the Jubilation Casino was suspended in compliance with a directive of the Mississippi Gaming Commission which raised that its working capital available to the Jubilation Casino was not sufficient. The Commission required that the Jubilation Casino's working capital be increased. This working capital requirement was reviewed by Jubilation Lakeshore in light of its previously announced plan to close the Jubilation Casino during August 1996 and the costs which would be incurred to reopen the Jubilation Casino. Based on this review, Jubilation Lakeshore decided not to reopen the Jubilation Casino.

    Although the Company experienced a net loss of $20,924, for the six months ended June 30, 1996, there was cash provided by operating activities of $852. The inflow of cash from operating activities resulted from non-cash expenses of $18,703 and a positive net change in operating assets and liabilities of $3,063. Non-cash expenses primarily consisted of depreciation are amortization of $3,445, debt conversion fee of $1,019 and the write-off of the Lakeshore leasehold improvements of $14,507. The change in operating assets and liabilities primarily consisted of a decrease in prepaid insurance of $1,134, a decrease in other current assets of $636 and an increase in accrued payroll and related liabilities of $1,099.

    Although the Company experienced a net loss of $5,247, for the six months ended June 30, 1995, net cash used in operating activities was only $1,366. The inflow of cash from operating activities resulted from non-cash expenses of $2,982 and a positive net change in operating assets and liabilities $899. Non-cash expenses primarily consisted of depreciation and amortization of $1,955 and the write-off of capitalized costs related to Indians of $858. The change in operating assets and liabilities primarily consisted of an increase in accrued payroll and related liabilities of $857.

    In October 1994, Alpha Gulf was named as a defendant in an action brought in the United States District Court for the Southern District of Mississippi (Susan
E. Wolff, et al v. James C. Zamecnik, et al.) on the theory of "liquor liability" for the service of alcohol to a customer, who subsequently was involved in an automobile collision with the Plaintiff. The principle theory of liability against Alpha Gulf is based on its service of alcohol to a customer when it knew, or should have known, he was intoxicated and then allowed him to drive his automobile from the casino. The Company was named as an additional defendant in May 1995 based primarily on the allegation that it is the alter-ego of its subsidiary, and secondarily on the theory of liquor liability. The Plaintiff initially sought $20,000. Early in the litigation, Plaintiff sought a default judgment against Alpha Gulf relating to evidence that was destroyed. The court denied the motion, but granted Plaintiff's attorney fees in an amount to be determined, but to date not yet determined. The Plaintiff also initiated a declaratory judgment action in the same court against Alpha Gulf and its insurance carriers seeking a determination as to the liability of such carriers under the insurance policies issued by the carriers to Alpha Gulf and the Company for any damages found against Alpha Gulf in the primary litigation up to the policy limits. The declaratory judgment action appears to have been brought in response to issues raised by the primary insurance carrier as to timely notice of the incident and possible spoilation of evidence. Subsequently, the primary insurance carrier initiated its own declaratory judgment action against Alpha Gulf and the Company (Commerce & Industry Company v. Alpha Gulf Coast, Inc. and Alpha Hospitality Corporation, Inc.: United States District Court for the Southern District of

Mississippi, Jackson Division) seeking a determination that it is not liable under the subject insurance policy. The declaratory judgment action instituted by Plaintiff was dismissed in June 1996 and the declaratory judgment action instituted by the primary insurance carrier is subject to dismissal. In addition, a settlement has been reached between Plaintiff and the Company's insurance carrier with respect to the underlying personal liability action in the amount of $5,125, with respect to all issues relating to the underlying personal liability action, subject to completion of the settlement documents and the approval of the court. The principal insurance carrier which will pay the settlement may attempt to assert that the Company and Alpha Gulf have an obligation to reimburse provision it for payment of the settlement amount, which dispute may be litigated. Accordingly, no provision for any liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements.

    In January 1996, the Company was named as a defendant in an action brought in the Circuit Court of Hinds County, Mississippi (Amos vs Alpha Gulf Coast, Inc.; Batiste vs Alpha Gulf Coast, Inc.; Dycre vs Alpha Gulf Coast, Inc., Johnston vs Alpha Gulf Coast, Inc.; Rainey vs Alpha Gulf Coast, Inc.). Based on the theory of "liquor liability" for the service of alcohol to a customer, Plaintiffs alleged that on January 16, 1995, a vehicle operated by Mr. Amos collided with a vehicle negligently operated by Mr. Rainey, an individual that was served alcoholic beverages by the Company. Plaintiffs alleged that they suffered personal injuries and seek compensatory damages aggregating $17.1 million and punitive damages aggregating $37.5 million. The ultimate outcome of this litigation cannot presently be determined as this case is presently in the early phases of discovery. Accordingly, no provision for liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Company believes that the risk refereed to in this paragraph is adequately covered by insurance.

    The Company is obligated under a $20,000 non-revolving promissory note with Bryanston. Effective June 26, 1996, the Company issued 694 shares of its preferred stock in settlement of $19,165 of its note and a five percent transaction fee of $958. The outstanding balance at June 30, 1996 and December 31, 1995 is $931 and $17,361, respectively. The note, which bears interest at prime rate (8.25% at June 30, 1996) plus 2%, is payable at the lesser of the outstanding principal amount or $2,000 per annum through December 31, 1999. Beginning 1996, interest accrued monthly is due and payable by the following month. All remaining principal and accrued interest (approximately $503) shall be due on December 31, 2000. Additionally, commencing May 1, 1996 and for each of the next succeeding three years thereafter, the Company will be required to make additional principal payments equal to "Available Cash Flow of Maker" as defined in the note.

    Effective June 26, 1996, the Company issued 44 shares of its preferred stock in settlement of a certain loan payable of $1,181, accrued interest of $41 and a five percent transaction fee of $61.

    At June 30, 1996, the Company was in default of (i) its mortgage notes payable for non-payment, (ii) the equipment notes relating to the Jubilation Casino aggregating approximately $3,433 for the breach of several loan covenants and a loan payable to Bryanston of approximately $2,474 for non-payment. The Company received a waiver of the defaults of the loan payable and mortgage note payable to Bryanston. Accordingly, the mortgage note payable ($3,656) and the equipment notes payable ($3,433), relating to the Jubilation Casino, are reflected in current liabilities at June 30, 1996.

                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

    Reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 on file with the Securities and Exchange Commission. During the quarter ended June 30, 1996, the Company was not a party to any material, newly instituted legal proceedings except those legal proceedings which are covered by insurance. There have been no other material developments during such period to any existing legal proceeding.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

    As of August 12, 1996, the Company was in default of its Lakeshore mortgage note payable of approximately $3,656,000 and its Lakeshore equipment notes payable aggregating approximately $3,433,000, for non-payment. The total arrearage of principal and interest payments on the aforementioned debt is approximately $2,573,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM 10-K
                                ---------------

(MARK ONE)

            (X) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

For the year ended December 31, 1995.

             ( ) TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

 For the transition period from      to    Commission file number
                                                  33-64236

                            ------------------------

                         ALPHA HOSPITALITY CORPORATION
                 (Name of small business issuer in its charter)

        DELAWARE              13-3714474
    (State or other        (I.R.S. Employer
    jurisdiction of
    incorporation or      Identification No.)
     organization)

                              12 EAST 49TH STREET,
                                 NEW YORK, N.Y.
                    (Address of principal executive offices)
                                     10017
                                   (Zip Code)
                    Issuer's telephone number (212) 750-3500
         Securities registered under Section 12(b) of the Exchange Act:

                                                      NAME OF EACH EXCHANGE
           TITLE OF EACH CLASS                         ON WHICH REGISTERED
------------------------------------------  ------------------------------------------
  Common Stock, $0.1 par value per share              Boston Stock Exchange
Redeemable Common Stock Purchase Warrants
  each redeemable common stock purchase
 warrant entitling the holder to purchase
        one share of common stock

         Securities registered under Section 12(g) of the Exchange Act:
                                      NONE
                            ------------------------

                                (Title of class)

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes _X_ No ____

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. (X)

    The issuer's revenues for the year ended December 31, 1995 were $30,520,276.

    The aggregate market value on March 29, 1996 of the voting stock held by non-affiliates computed based on the average bid and asked prices of such stock on that date was $28,546,412 (including value of shares of certain spouses as described in Item 5).

    As of March 29, 1996, 13,055,449 shares of Common Stock, $.01 par value, were outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE
                                      NONE
    Transitional Small Business Disclosure Format:  Yes ____ No _X_

    The Exhibit Index is located on Page 37.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 1. BUSINESS

THE COMPANY

    (a) Alpha Hospitality Corporation (the "Company"), through its subsidiaries, is engaged in (i) the ownership and operation of two gaming vessels: the Bayou Caddy's Jubilee Casino (the "Greenville Casino") located in Greenville, Mississippi, and the Jubilation Casino (the "Lakeshore Casino") located on the Gulf Coast of Mississippi in Lakeshore, Mississippi and (ii) providing of management services to hotels owned by third parties. The Company acquired the Lakeshore Casino gaming vessel in October 1995 in connection with its acquisition of all of the outstanding shares of Cotton Club of Greenville, Inc. ("Cotton Club") now known as Jubilation Lakeshore, Inc. ("Cotton Club Acquisition"). The Company has also formed wholly owned subsidiaries to pursue gaming licenses for additional casinos in various states. See "Business--Proposed Operations"; "Business--Government Regulation" and "Management's Discussion and Analysis of Results of Operations and Financial Condition." The Company completed an initial public offering of its securities on November 5, 1993.

    (b) Financial information about industry segments is included in the consolidated financial statements included herein.

    (c) Casino Operations:

    THE LAKESHORE CASINO:

    The Lakeshore Casino, located near Waveland, Hancock County, Mississippi on the Gulf of Mexico, is owned and operated by the Company's wholly-owned subsidiary, Jubilation Lakeshore, Inc. It operates Las Vegas-style gambling with a variety of slot machines, craps, roulette, blackjack and other table games. The Company's wholly-owned subsidiary Alpha Gulf Coast, Inc. ("Alpha Gulf") initiated the Company's gaming operations at the Lakeshore site on January 12, 1994. Alpha Gulf owns and operates the Bayou Caddy's Jubilee Casino which was constructed on a marine vessel in 1993. This vessel was operated at Lakeshore until October 30, 1995 when it was moved to the Greenville site acquired in the "Cotton Club Acquisition". In place of the Bayou Caddy's Jubilee Casino, the Company through its wholly-owned subsidiary Jubilation Lakeshore, Inc. relocated its Jubilation gaming vessel from Greenville and commenced operations on December 21, 1995. The Jubilation gaming vessel is an ocean going vessel that was renovated for gaming purposes in 1993. The Jubilation casino has 550 slot machines and 11 table games. Management believes that the smaller Jubilation facility can adequately service the existing Lakeshore market with substantially reduced cost of operations. However, based upon limited capacity, it is uncertain that the casino will be successful. The Jubilation is permanently moored to a dock, consequently, accessibility by patrons is not limited to pre-schedule departure and arrival times. The Mississippi Gaming Control Act (the "Mississippi Act") stipulates that, at a county's option, gaming may be conducted on a vessel in navigable waters of the counties bordering on the Mississippi River or on a vessel in the Gulf of Mexico. Mississippi law permits unlimited wagering, 24-hour operations and the issuance of house credit to qualified patrons. Gaming debts incurred in Mississippi casinos are recognized as legally enforceable in the State of Mississippi.

    Pursuant to an asset purchase agreement dated as of May 14, 1993, among Alpha Gulf, Bayou Caddy, Inc. ("BCI") and certain BCI stockholders, the Company, through Alpha Gulf acquired BCI's leasehold interests under certain lease agreements and certain other assets incidental to the development and ownership of the Lakeshore Casino. See "Certain Transactions" and "Consolidated Financial Statements."

    The Lakeshore Casino is located within a 300-mile radius of approximately 3,300,000 people and is the closest Mississippi dockside gaming establishment to the New Orleans metropolitan area, being approximately 50 miles from the center of New Orleans. A substantial portion of the New Orleans target population is located in its eastern suburbs which are considerably closer to the Casino than central New Orleans.

    THE GREENVILLE CASINO

    In October 1995, the Company acquired 100% of the outstanding stock of Cotton Club, existing shareholder notes in the amount of approximately $8 million and certain additional assets of affiliates of Cotton Club, which support its current casino operation. The Company paid to the shareholders of Cotton Club $2,404,898 in cash and $3,293,020 in notes and transferred $4,500,000 worth of its Common Stock, as determined by the closing bid price of the stock as of the day prior to the closing of the transaction. (SEE FINANCIAL STATEMENTS CONTAINED HEREIN). Prior to the acquisition of the Cotton Club, the Company applied for and received the required licenses and approvals from the Mississippi Commission.

    Following the Cotton Club Acquisition, the Company transferred its Bayou Caddy's Jubilee Casino located at Lakeshore on the Gulf coast to the Cotton Club site in Greenville. The Bayou Caddy's Jubilee Casino reopened in Greenville, Mississippi on November 17, 1995. At the same time, the Cotton Club's gaming vessel was transferred to the Company's Lakeshore, Mississippi location. The movement of the Company's Jubilee gaming vessel to the Greenville site increased the capacity at the Greenville site and brought an upscale facility to the Greenville market. The Bayou Caddy's Jubilee Casino has 835 slot machines and 38 table games. In addition to its gaming activities, the Greenville facility includes a 175 seat buffet, a 350 seat showroom, a 110 seat restaurant and parking for 950 customer vehicles. Management believes the Jubilee vessel, with aggressive entertainment and promotional programs and what it believes to be a superior product and casino capacity, will be able to capture a significant portion of the Greenville market. The Company believes that its management's experience together with active entertainment/ promotional efforts, it will be able to expand the market for the casino to areas outside of Greenville.

PROPOSED OPERATIONS

    NEW YORK

    On January 19, 1995, the Company, through its subsidiary, Alpha St. Regis, Inc. ("Alpha St. Regis"), entered into a memorandum of understanding with Catskill Development, L.L.C. ("Catskill") pursuant to which Alpha St. Regis is to participate in the development of, and thereafter manage, a casino to be built adjacent to the Monticello Raceway in Sullivan County, New York. It is intended that the casino will be owned by the St. Regis Mohawk Indian Tribe (the "Tribe") and will be located on land to be placed in trust for the benefit of the Tribe. The Monticello Raceway is located 90 miles from New York City. The projected casino would be the closest casino to the metropolitan New York City area.

    The casino project is subject to approval by the U.S. Department of the Interior and its Bureau of Indian Affairs, the National Indian Gaming Commission and the Governor of the State of New York, as well as the execution of definitive agreements with the Tribe. It is contemplated that the Company will be required to contribute an amount preliminarily estimated at $250,000 toward the design, architectural and other costs of developing plans for the casino. Under the memorandum of understanding, Catskill and Alpha St. Regis commit to enter into a definitive agreement on the terms established in the memorandum, but there can be no assurance that such an agreement will ever be consummated. Bryanston Group, Inc., an affiliate ("Bryanston") is a 25% member of Catskill.

    Catskill is the contract vendee for the purchase of the 225 acre Monticello Raceway. It plans to continue Monticello's racing program and to explore other development at the site in addition to the St. Regis Mohawk Casino.

    MISSOURI

    In February 1995, the City of Louisiana, Missouri, designated the Company as the city's exclusive designee to enter into negotiations with the city to develop a riverboat gaming facility at the city's Mississippi River shoreline. Consequently, the Company's wholly owned subsidiary Alpha Missouri, Inc. ("Alpha Missouri") entered into a lease agreement with the City of Louisiana relating to certain City owned river front property required for the project. Except for certain preliminary payments to the City, the Company's obligation under the lease are conditioned on the grant a gaming license by the Missouri gaming authorities.

    Alpha Missouri has submitted to the Missouri gaming authorities the initial applications for site approval and a gaming license. The Missouri Commission has notified the Company that, due to scarce resources, it intends to conduct meetings with applicants in the first quarter of 1996 in order to determine the order of priority in which the Missouri Commission will conduct investigations and make determinations on all applications. Alpha Missouri has met with the Missouri Commission to present its project for priority consideration. There are no objective criteria which the Missouri Commission is required to follow in making its determinations. See "Risk Factors--Licensing and Regulation."

    The City of Louisiana is located approximately 60 miles north of metropolitan St. Louis and 70 miles from Springfield, Illinois, that state's capital.

    The Company anticipates that it will provide a gaming vessel with a capacity of approximately 750 gaming positions. The project cost is presently expected to be approximately $20 million.

    COLORADO

    On January 25, 1995, the Company entered into an agreement to acquire all of the outstanding common stock of Doc Holliday, Inc. ("Doc Holliday"), the owner and operator of an 18,000 square foot casino in Central City, Colorado. The Company will issue 92,000 shares of its Common Stock and a five-year option to purchase up to 500,000 shares of Common Stock at an exercise price of $3.50 per share in payment for the Doc Holliday stock. The agreement may be terminated by the Company at anytime prior to closing for any reason, and by any of the parties if the transaction is not consummated by March 31, 1996. Management has negotiated an extension to the agreement for an unspecified period of time.

    The acquisition is subject to the satisfactory completion of due diligence by the Company, the execution of final purchase documents, and the issuance of the required licenses and approvals by the Colorado licensing authorities. In the Fall, 1995, the Company filed the requisite forms with the Colorado Division of Gaming (the "Colorado Division") for approval of the Company's operation of Doc Holliday's casino in Central City, Colorado, as contemplated by the Doc Holliday Acquisition. The Colorado Division is expected to complete its investigation and review of the Company's application within six months from the date of submission.

    Central City is located at an altitude of 8,000 feet in the Rocky Mountains. It is a historic mining town located approximately 45 minutes by automobile from Denver and Boulder and one hour from Vail and Breckenridge. It is one of only three locations in Colorado at which gaming is allowed. The casino is located in two renovated historic buildings which date back to Central City's years as a mining center.

MARKETING

    The Company concentrates its sales, marketing and promotional activities for the Lakeshore Casino and the Greenville Casino in target markets within 150 mile radii of each casino. Target markets (such as New Orleans, the communities on the north shore of Lake Pontchartrain, Baton Rouge, the Gulf Coast and central Mississippi for the Lakeshore Casino) are reached through a combination of billboards, radio, television, newspaper advertising, and direct mail. Also, casino brochures are placed in tourist information areas, local and regional hotels, restaurants and bars.

    The Company has developed an in-house mailing list in excess of 225,000 casino customers. These customers are made up of table game players and "Slot Club" members. Table game customers are identified through the casino's marketing representatives and their play is monitored to evaluate whether the customer warrants complimentary services provided by the casino. The "Slot Club" is an operation which allows the casino's computerized tracking system to identify customers, amount of play and other pertinent characteristics. The "Slot Club" is an ongoing promotion where members are issued cards and accumulate points based on the amount of their play. Such points are redeemable for food, beverages or merchandise. Tournaments for blackjack, craps and poker are held, along with other special events and promotions.

    The Company markets its bus program for both the Lakeshore Casino and Greenville Casino to generate business in areas extending both within and beyond the 150-mile radius of concentrated advertising. The marketing department coordinates with various tour groups, travel agencies and junket representatives who develop regular scheduled and chartered bus service to bring customers to the Casino sites on a 24-hour basis.

    In addition, the Company has erected a 100-foot Las Vegas-style sign on leased property fronting Highway 90 in Hancock County, Mississippi, directing customers to the Lakeshore Casino.

    In December of 1994, the Company completed the refurbishment of its leased dinner boat, the "Jubilation." The Jubilation gives the Lakeshore Casino two dining alternatives. The new restaurants are the "Captains Table," offering fine dining in an elegant, nautical setting and the "Jubilation Cafe," which offers a more casual and moderately priced fare.

    In January 1996, the Company completed renovation of its leased restaurant facility in Greenville. The Jubilee Cafe and Grill with a capacity of 110 gives the Greenville casino customer a dining alternative offering fine dining in an elegant setting.

COMPETITION

    The Company believes that the sources of the Lakeshore Casino's primary competition are the numerous existing gaming operations on the Gulf Coast of Mississippi and various operations established in Louisiana. Many of these competitors are larger in terms of their size and number of gaming facilities and are located in more advantageous sites than the Company's Lakeshore Casino. Secondary riverboat competition exists from current gaming operations in Natchez, Vicksburg, Greenville, Coahoma County and Tunica, Mississippi. Gaming has also been established on Indian reservations in Louisiana and Mississippi. The Choctaw Indians in late summer of 1994, opened a land-based casino located on their reservation near Philadelphia, Mississippi, which is approximately 200 miles north of the Gulf Coast. In early 1995, the Grand Casino Coushatta near Lake Charles, Louisiana opened with full scale Las Vegas style gaming.

    There are currently 12 dockside gaming operations on the Mississippi Gulf Coast. Eight of these operations--Isle of Capri, President, Casino Magic Biloxi, Lady Luck, Grand Casino Biloxi, Palace, Treasure Bay Biloxi and Boomtown are located in Biloxi, approximately 30 miles east of the Lakeshore Casino. Grand Casino Gulfport and Copa Casino are located in Gulfport which is approximately 22 miles east of the Lakeshore Casino. Approximately 10 miles east of the Lakeshore Casino is Bay St. Louis where the Casino Magic is located. The casinos located on the Mississippi River are at least 150 miles from the Lakeshore Casino and are not considered direct competition to the Lakeshore Casino.

    There are currently 16 casinos located on the Mississippi River. Next to the Greenville Casino is the Las Vegas Casino. Currently, there is a proposed casino project which will be located north of the Greenville Casino. This proposed casino project has not at this time received the necessary governmental approvals. Management believes that if this project is completed it will impact current revenue levels being realized at the Greenville Casino. Approximately 90 miles south of Greenville Casino is Vicksburg. Vicksburg has four casinos: the Isle of Capri, Harrahs Vicksburg, Ameristar, and Rainbow Casino. Approximately 90 miles north of the Greenville Casino is Coahoma County with the Lady Luck Coahoma Casino. Tunica County is approximately 180 miles north of the Greenville Casino and has eight casinos-- Harrahs Tunica, Sams Town, Fitzgeralds, Sheraton, Hollywood Casino, Circus Circus, Horshoe Casino and Ballys.

    The Mississippi Act does not limit the number of licenses that may be granted for an area, however, development throughout the state has slowed considerably. The Company believes that few, if any, new casinos will open on the Mississippi Coast, or if they do, such casinos will open in the Biloxi area which is not in the Casino's primary market. Although any increase in supply in the general area dilutes the market. The Company believes that only two of the proposed New Orleans area facilities provide competition in Alpha Gulf's primary target market.

    Louisiana approved unlimited stakes riverboat gaming in 1993 and set aside up to 15 licenses for issuance. The first of the New Orleans area riverboats opened in December 1993. A land-based casino in downtown New Orleans was also approved and its temporary facility opened in May 1995. That casino closed in December 1995 and filed for protection from creditors under Chapter 11 of the Bankruptcy Act. The Company understands that there are on-going discussions between the owner of the New Orleans casino, the State of Louisiana, City of New Orleans, and the casino's bondholders concerning the possible reorganization of that casino.

GOVERNMENT REGULATION

    GENERAL

    The gaming industry is highly regulated by each of the states in which gaming is legal. The regulations vary on a state by state basis, but generally require the operator, each owner of a substantial interest (usually 5% or more) in the operator, members of the Board of Directors, each officer and all key personnel found suitable, and be approved, by the applicable governing body. The failure of any present, or future, person required to be approved to be, and remain qualified to hold a license could result in the loss of license.

MISSISSIPPI

    GENERAL

    The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, primarily the licensing and regulatory control of the Mississippi Commission and the Mississippi State Tax Commission (collectively, the "Mississippi Authorities").

    The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Authorities; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and to extensive interpretation by the Mississippi Commission in view of their recent adoption. Changes in Mississippi law or regulations may limit or otherwise materially affect the types of gaming that may be conducted and could have an adverse effect on the Company and the Company's Mississippi gaming operations.

    The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Mississippi Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. As of January 1, 1996, dockside gaming was permissible in 9 of the 14 eligible counties in the state and gaming operations had commenced in Adams, Hancock, Harrison, Tunica and Warren counties. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space that may be utilized for gaming. There are no limitations on the number of gaming licenses that may be issued in Mississippi.

    REGISTRATION AND LICENSING

    The Company, a registered publicly-traded holding company under the Mississippi Act, is required periodically to submit detailed financial and operating reports to the Mississippi Authorities and to furnish any other information that the Mississippi Authorities may require. The Company and any subsidiary of the Company that operates a casino in Mississippi (a "Gaming Subsidiary"), is subject to the licensing and regulatory control of the Mississippi Commission. If the Company is unable to continue to satisfy the registration requirements of the Mississippi Act, the Company and its Gaming Subsidiaries cannot own or operate gaming facilities in Mississippi. Each Gaming Subsidiary must obtain gaming licenses from the Mississippi Commission to operate casinos in Mississippi. A gaming license is issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations and physical inspection of casinos prior to opening. A license for the operation of each of the casinos was granted by the Mississippi Commission.

    Gaming licenses are not transferable, are initially issued for a two-year period and are subject to periodic renewal. No person may receive any percentage of profits from a gaming subsidiary of a holding company without first obtaining licenses and approvals from the Mississippi Commission.

    LICENSING OF OFFICERS, DIRECTORS AND EMPLOYEES

    Officers, directors and certain key employees of the Company and its Gaming Subsidiaries must be found suitable or be licensed by the Mississippi Commission, and employees associated with gaming must obtain work permits that are subject to immediate suspension under certain circumstances. In addition, any person having a material relationship or involvement with the Company may be required to be found suitable or be licensed, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a license for any cause that it deems reasonable. Changes in licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a license, the Mississippi Commission has jurisdiction to disapprove a change in corporate officers. The Mississippi Commission has the power to require any Gaming Subsidiary and the Company to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

    INVESTIGATION OF HOLDERS OF SECURITIES AND OTHERS

    Mississippi law requires any person who acquires beneficial ownership of more than 5% of the Common Stock to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of the Common Stock, as reported in filings under the Exchange Act, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. The Mississippi Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a company's stock. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. Representatives of the Mississippi Commission have indicated that institutional investors may only be required to file summary information in lieu of a suitability finding.

    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of the Company beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. The Company is subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company or its Gaming Subsidiaries, the Company:

(i) pays the unsuitable person any dividend or other distribution upon the voting securities of the Company; (ii) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person; (iii) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or (iv) fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

    The Company may be required to disclose to the Mississippi Commission upon request the identities of the holders of any debt securities. In addition, the Mississippi Commission under the Mississippi Act may, in its discretion, (i) require disclosure of holders of debt securities of corporations registered with the Mississippi Commission, (ii) investigate such holders, and (iii) require such holders to be found suitable to own such debt securities. Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

    REQUIRED RECORDS

    The Company must maintain a current stock ledger in Mississippi that the Mississippi Commission may examine at any time. If any securities of the Company are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company must also render maximum assistance in determining the identity of the beneficial owner.

    The Mississippi Act requires that the certificates representing securities of a publicly-traded corporation (as defined in the Mississippi Act) bear a legend to the general effect that such securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. The Mississippi Commission has the power to impose additional restrictions on the holders of the Company's securities at any time.

    APPROVAL OF CORPORATE MATTERS AND FOREIGN GAMING OPERATIONS

    Substantially all loans, leases, sales of securities and similar financing transactions by a Gaming Subsidiary must be reported to or approved by the Mississippi Commission. Changes in control of the Company through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover cannot occur without the prior approval of the Mississippi Commission.

    The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other takeover defense tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly-traded that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Mississippi Commission before the Company may make exceptional repurchases of voting securities above the current market price of its Common Stock (commonly called "greenmail") or before a corporate acquisition opposed by management may be consummated. Mississippi's gaming regulations will also require prior approval by the Mississippi Commission if the Company adopts a plan of recapitalization proposed by its Board of Directors opposing a tender offer made directly to the stockholders for the purpose of acquiring control of the Company.

    Neither the Company nor any subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Authorities to have access to information concerning the out-of-state gaming operations of the Company and its affiliates.

    SANCTIONS

    If the Mississippi Commission were to decide that a Gaming Subsidiary had violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke the license of the Gaming Subsidiary. In addition, the Gaming Subsidiary, the Company and the persons involved could be subject to substantial fines for each separate violation. Because of such violation, the Mississippi Commission could appoint a supervisor to operate the casino facilities, and, under certain circumstances, earnings generated during the supervisor's appointment (except the reasonable rental value of the casino facilities) could be forfeited to the State of Mississippi. Limitations, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's and the Gaming Subsidiary's gaming operations.

    FEES AND TAXES

    License fees and taxes, computed in various ways depending on the type of gaming involved, are payable to the State of Mississippi and to the counties and cities in which a Gaming Subsidiary's operations will be conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (i) a percentage of the gross gaming revenues received by the casino operation, (ii) the number of slot machines operated by the casino or (iii) the number of tables games operated by the casino. The license fee payable to the State of Mississippi based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings) and equals 4% of gaming receipts of $50,000 or less per month, 6% of gaming receipts over $50,000 and less than $134,000 per month, and 8% of gaming receipts over $134,000. The foregoing license fees are allowed as a credit against the Company's Mississippi income tax liability for the year paid.

    MISSOURI, COLORADO AND NEW YORK

    Missouri, Colorado and New York law each provide for a comprehensive, detailed scheme for the control of gaming operations in the state and the issuance of licenses for gaming, both to gaming facilities and to persons involved in certain gaming related activities. Each of the supervising governmental agencies is authorized to promulgate rules and regulations applicable to the administration of gaming related laws.

    In connection with its proposed operations in Missouri and Colorado, the Company has commenced the application and approval process with each of the Missouri Gaming Commission and the Colorado Division of Gaming.

    EMPLOYEES

    As of February 1996, the Company had approximately 1,065 employees, of which 908 are full-time employees. Management considers its employment relations to be satisfactory.

HOTEL OPERATIONS

    GENERAL

    The Company provides Management Services to hotels and motels primarily under the Service Agreement between Alpha Hotel Management, Inc. ("Alpha Hotel") and Bryanston, the contracting party with the individual owners of the hotels. All of the hotels are "mid-priced" and all but one are operated as

Days Inns hotels. The Company provides Management Services on behalf of Bryanston as manager of the managed hotels. The Company and Bryanston have designed a financial management system whereby all accounting information is processed in the Company's centralized accounting office in Hopewell Junction, New York. The system includes management of all cash, accounts payable and receivable, and generates detailed monthly financial statements. The Company provides each property with standardized forms and procedures in order that all accounting in the management system is uniform. In addition to the Service Agreement the Company provides Management Services to hotels in Myrtle Beach, South Carolina and in Branson, Missouri, under agreements with the owners.

    Under the Service Agreement, the Company is compensated for its services in an amount equal to a percentage of total net revenues of the managed hotels (net of 1% of aggregate revenue retained by Bryanston). Such percentages range from 2% to 5%. Additional fees are earned from various incentive agreements and accounting fees. The Management Agreements typically have a term of 10 years and most have specified renewal terms. The majority of the initial terms expire between 1996 and the year 2000. The Management Agreements contain termination provisions that are consistent with hotel industry practice and may be terminated by either party due to an uncured default by the other party. One of the Management Agreements is terminable at the discretion of the hotel owner and others are terminable if there is a material decrease in the hotel operating results or upon sale of the property. Management Agreements may also be terminated upon the sale of the managed hotels. Since January 1, 1991, eight Management Agreements have been terminated.

    Effective September 1, 1993, the Company entered into an expense reimbursement agreement with Bryanston. Pursuant to the terms of such agreement, the Company will reimburse Bryanston for direct payroll and related costs.

    As indicated above, many of the managed hotels are operated as Days Inns by arrangement with Bryanston, which is a Days Inns licensee. The terms of Bryanston's license provide for a special, partial exemption from the Days Inns license fees for each of the hotels for which the Company provides management services. Each of the managed hotels is charged applicable fees for marketing and reservation service, but is exempt from the so-called "basic" fee of 5%, which is economically significant to such hotels. The term of the special exemptions is equal to the term of the related Management Agreement, including any extensions for which provision is made therein, plus a further five-year term (intended to cover a possible future extension). There is no discretion in the licensor, absent breach, to eliminate or modify the discount.

    The Company's hotel management operations are organized under a regional management structure. The overall hotel operation is supervised by the president of Alpha Hotel. Regional executives are utilized to oversee and monitor the operations. The Company believes this type of organization, coupled with extensive operational systems and procedures, is the most effective way to provide management services for the hotels. In addition to the regional managers, the Company has a comprehensive support staff to ensure that all of the managed hotels maximize potential revenue and profit opportunities.

    The hotels for which the Company currently provides management services are:

                                                                                    MANAGEMENT
                                                                        NUMBER       AGREEMENT       RENEWAL
                                                                          OF        TERMINATION    TERMINATION
NAME AND LOCATION                                                        ROOMS         DATE           DATE
--------------------------------------------------------------------  -----------  -------------  -------------

Days Inn-Scottsdale, Scottsdale, AZ.................................         167          2001           None

Days Inn-Clearwater, Clearwater, FL.................................         117          2001           None

Days Inn-Buena Vista, Orlando, FL...................................         245          1996           2001

Days Inn-Downtown, Atlanta, GA......................................         262          2012           2022

Days Inn-Savannah, Savannah Bay, GA.................................         253          1996           2001

Days Inn-Lakeshore, Chicago, IL.....................................         580          2006           2021

Days Inn-Henderson, Henderson, KY...................................         115          2002           None

Days Inn-Inner Harbor, Baltimore, MD................................         251          1996           2016

Days Inn-University, Minneapolis, MN................................         130          2001           None

Days Inn-Roseville, Roseville, MN...................................         114          2001           None

Days Inn-Plymouth, Plymouth, MN.....................................         113          2001           None

Days Inn-Butler, Butler, PA.........................................         133          1996           2011

Days Inn-Madisonville, Madisonville, KY.............................         141          2002           None

Sheraton--Myrtle Beach, SC..........................................         219          2004           None
                                                                           -----

                                                                           2,940
                                                                           -----
                                                                           -----

    The Company is seeking additional management contracts directly with hotel owners who own properties in appropriate locations, allowing the Company to expand and benefit from the limited incremental costs of adding additional management activities.

    SIGNIFICANT CLIENTS

    Sixteen of the hotels for which the Company provides management services are owned by five companies. These five companies accounted for 22.6%, 18.5%, 17.1%, 17.0% and 12.7% of Alpha Hotel's revenues, respectively, in its most recent fiscal year. The Management Agreements contain termination provisions which are consistent with hotel industry practice and may be terminated by either party due to an uncured default by the other party. One of the management agreements relating to five hotels, which accounted for 17.0% of Alpha Hotel's 1995 revenues, was terminated in 1995. The remaining Management Agreements are terminable if there is a material decrease in the hotel's operating results and are all terminable on a sale of the property. In the first quarter of 1996, the Company entered into Management Agreement to manage a hotel in Branson, Missouri. If additional management agreements are not obtained during the remainder of 1996, future revenues of Alpha Hotel will be impacted adversely. In addition, because substantially all of the Company's current hotel management clients are sub-contracted through Bryanston, any failure on the part of Bryanston to continue its business operations or to maintain its Management Agreements would adversely affect the business, financial condition and results of operations of the Company.

    EMPLOYEES

    Although not directly employed by the Company, 1,030 employees engaged in the operations of managed hotels are employed by Bryanston and Atlantic Shore Resort and supervised by the Company. Approximately 15% of the 1,030 Bryanston employees are unionized. The Company believes that its relations with its employees and Bryanston's relations with its unions are satisfactory.

    COMPETITION

    There are many hotel management companies that provide management services to hotels similar to the services provided by the Company. Many of such companies are larger and better capitalized and have more experience in the management of hotels. However, the Company believes that its expertise in operating major mid-market hotel licensees, economies of scale, its innovative marketing strategies and favorable arrangements between Bryanston and the Days Inn licensor will enable it to maintain a competitive position. The favorable arrangements with Days Inn extend for the duration of the Service Agreement, plus five years, and, absent breach, there is no discretion in the licensor to eliminate or to modify the discount. The discount is not available, however, for any hotels other than those hotels currently operated by Bryanston, which may inhibit the Company's ability to attract additional management clients.

ITEM 2. PROPERTIES

    The Company maintains its executive office at leased premises located at 12 East 49th Street, New York, New York. This lease expires December 31, 2004.

                               CASINO OPERATIONS

                                                        APPROXIMATE
LOCATION                        PRINCIPLE USE              AREA         OWNED/LEASED            EXPIRES
------------------------  -------------------------  -----------------  -------------  -------------------------
Hancock County            Mooring site of casino     25 acres                Leased    July 21, 2001 with option
  Waveland, MS              vessel                                                       to extend 2 five year
                                                                                         terms
Hancock County            Rights to adjoining        1,250                   Leased    December 31, 2003 with
  Waveland, MS              waters to be above       waterfront feet                     option to extend five
                            property                                                     years
Hancock County            Sign location,             3 acres                 Leased    April 30, 2003 with
  Waveland, MS              warehousing and parking                                      option to purchase
Hancock County            Accounting office          1 acre                  Leased    June 30, 1998 with option
  Waveland, MS                                                                           to extend 3 five year
                                                                                         terms and right of
                                                                                         first refusal to
                                                                                         purchase
Washington County         Customer parking           2.0 acres                Owned               --
  Greenville, MS
Washington County         Mooring site of casino     1,000                   Leased    December 29, 1997 with 3
  Greenville, MS            vessel                   waterfront feet                     extensions of five
                                                                                         years each
Washington County         Accounting offices and     10,000 square           Leased    December 1, 1996 with
  Greenville, MS            warehouse                feet                                option to extend two
                                                                                         years

    The Company considers its property to be suitable and adequate for its present needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ITEM 3. LEGAL PROCEEDINGS

    The Company has been named as an additional defendant in an action brought in the United States District Court for the Southern District of Mississippi (Susan E. Wolff, et al v. James C. Zamecnik, et al.

The Plaintiff is seeking $20,000,000. However, in recent settlement discussions between the Plaintiff and the Company's insurance company, the Plaintiff has offered a settlement of $7,500,000. The Plaintiff has initiated a declaratory judgment action (Southern Division) against Alpha Gulf and its insurance carriers seeking a determination as to the liability of such carriers under the insurance policies issued by the carriers to Alpha Gulf and the Company for any damages found against Alpha Gulf in the primary litigation up to the policy limits. The declaratory judgment action appears to have been brought in response to issues raised by the primary insurance carrier as to timely notice of the incident and possible spoilation of evidence. Subsequently, the primary insurance carrier initiated its own declaratory judgment action against Alpha Gulf and the Company (Commerce & Industry Company v. Alpha Gulf Coast, Inc. and Alpha Hospitality Corporation, Inc.: United States District Court for the Southern District of Mississippi, Jackson Division) seeking a determination that it is not liable under the subject insurance policy. The Company has moved to intervene in the declaratory judgment action brought by the Plaintiff. In both declaratory judgment actions, Alpha Gulf and the Company are asserting either cross claims or counterclaims against the insurance carriers involved. Alpha Gulf and the Company have also moved to consolidate the two declaratory judgment actions with the Plaintiff's original personal injury action. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for any liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Plaintiff and the Company's insurance carrier are currently conducting settlement negotiations, although there can be no assurance that a settlement will be reached.

    In January 1996, the Company has been named as a defendant in an action brought in the Circuit Court of Hynds County, Mississippi (Amos vs Alpha Gulf Coast, Inc.; Batiste vs Alpha Gulf Coast, Inc.; Ducie vs Alpha Gulf Coast, Inc.; Johnson vs Alpha Gulf Coast, Inc.; Ramez vs Alpha Gulf Coast, Inc.). Mr. Amos alleges that in January 16, 1995, a vehicle operated by him collided with a vehicle negligently operated by an individual that was served alcoholic beverages by the Company. The defendant seeks compensating damages of $1,800,00 and punitive damages of $7,500,000. The remaining defendants allege that they were passengers in the vehicle operated by Mr. Amos and that they suffered personal injuries. They seek compensating damages of $1,800,000 each and punitive damages of $7,500,000 each. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Company believes that the risk referred to in this paragraph is adequately covered by insurance.

ITEM 4. SUBMISSION OF MATTERS TO VOTE OF SECURITY HOLDERS

    None

                                    PART II

ITEM 5. MARKET INFORMATION

    The Company's common stock is traded on the NASDAQ Stock Market and the Boston Stock Exchange. The following table sets forth, for the periods indicated, the high and low bid prices for the Company's Common Stock as reported by NASDAQ. Historical prices are not necessarily indicative of the price at which the securities may trade in the future.

                                                                                 COMMON STOCK
                                                                             --------------------
                                                                               HIGH        LOW
QUARTERLY PERIOD ENDED                                                          BID        BID
---------------------------------------------------------------------------  ---------  ---------
March 31, 1994.............................................................     18.250     11.750
June 30, 1994..............................................................     13.325      5.265
September 30, 1994.........................................................      6.750      5.500
December 31, 1994..........................................................      7.500      4.625
March 31, 1995.............................................................      6.875      3.375
June 30, 1995..............................................................      4.250      2.250
September 30, 1995.........................................................      4.375      2.125
December 31, 1995..........................................................      6.125      4.000

    As of March 29, 1996, 13,055,499 shares of Common Stock were issued and outstanding. Such shares were held of record by approximately 800 persons including ownership by nominees who may hold for multiple beneficial owners.

                                DIVIDEND POLICY

    The Company has not paid any dividends, cash or otherwise, since its inception. The Company plans to use earnings, if any, to fund growth and presently has no intention to pay any cash dividends in the foreseeable future. Pursuant to the terms of the first preferred ship mortgage secured by the Jubilee Casino vessel, the Company may not pay cash dividends without the consent of Bryanston until the Term Loan is paid in full. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION--Liquidity and Capital Resources."

ITEM 6. SELECTED FINANCIAL DATA

                                                                             MARCH 19, 1993
                                                      YEAR ENDED DECEMBER       (DATE OF
                                                              31,              INCEPTION)
                                                     ---------------------   TO DECEMBER 31,
                                                        1995       1994           1993
                                                     ----------  ---------  -----------------
                                                              (DOLLARS IN THOUSANDS)
Revenues...........................................  $   30,520  $  46,100      $     877
Net loss...........................................  $  (17,994) $  (9,901)     $  (4,705)
Loss per common share..............................  $    (1.69) $    (.97)     $    (.53)

                                                                        DECEMBER 31,
                                                               -------------------------------
                                                                 1995       1994       1993
                                                               ---------  ---------  ---------
Total assets.................................................  $  66,773  $  45,490  $  47,201
Long-term debt...............................................  $  29,631  $  20,100  $  24,874
Mandatorily redeemable common stock..........................  $  --      $     565  $  --
Stockholders' equity.........................................  $   1,904  $  13,143  $  11,882

    See Managements' Discussion and Analysis and Consolidated Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS (ALPHA GULF)

    The following table sets forth the statement of operations for the Alpha Gulf's casino operations before income taxes for the years ended December 31, 1995 and 1994 and the period May 3, 1993 (date of inception) to December 31, 1993 (in thousands):

                                                                                 PERIOD
                                                                               MAY 3, 1993
                                                          YEAR ENDED            (DATE OF
                                                         DECEMBER 31,          INCEPTION)
                                                     ---------------------   TO DECEMBER 31,
                                                        1995       1994           1993
                                                     ----------  ---------  -----------------
Revenues:
  Casino...........................................  $   25,713  $  41,344      $  --
  Food, beverage and other.........................       1,122      1,921             19
                                                     ----------  ---------        -------
      Total revenues...............................      26,835     43,265             19
                                                     ----------  ---------        -------
Operating expenses:
  Casino...........................................      15,009     19,586
  Food, beverage and other.........................         729      1,223
  Selling, general and administration..............      15,114     22,172
                                                     ----------  ---------        -------
      Total operating expenses.....................      30,852     42,981
                                                     ----------  ---------        -------
Income (loss) from operations......................      (4,017)       284             19
                                                     ----------  ---------        -------
Other expenses:
  Interest.........................................       2,178      2,317            375
  Other non-operating..............................       2,620      1,535          5,439
  Depreciation and amortization....................       4,161      3,763
                                                     ----------  ---------        -------
      Total other expense..........................       8,959      7,615          5,814
                                                     ----------  ---------        -------
Loss before intercompany charges and deferred
  income tax credit................................  $  (12,976) $  (7,331)     $  (5,795)

YEARS ENDED DECEMBER 31, 1995 AND 1994:

    Alpha Gulf generated revenues of $26,835,000 and $43,265,000 in 1995 and 1994, respectively. Casino revenues were $25,713, 000 and $41,344,000 in 1995 and 1994, respectively. Food, beverage, retail and other revenues were $1,122,000 and $1,921,000 in 1995 and 1994, respectively. The Company experienced declining revenues during the year ended December 31, 1995. In management's opinion, this decline is due to the related isolated location of its Lakeshore casino site and the increasing casino development in the Biloxi and Gulfport markets which have proven more attractive to casino patrons.

    Management attempted many different marketing programs, some of which showed moderate results. In September 1995, the Company announced plans to relocate the Jubilee Casino to Greenville, Mississippi, upon acquisition of the Cotton Club Casino. This relocation caused the Jubilee Casino to close for four weeks, reopening on November 17, 1995 in Greenville. During its first six weeks of operations in Greenville, the Jubilee Casino had casino revenues of $5,270,000 compared to $3,787,000 of gaming revenue achieved by its predecessors gaming vessel at this site during the same period in 1994.

    At the locations referred to above, Alpha Gulf's casino operating expenses were $15,009,000 and $19,586,000, (58% and 47% of Casino revenues). Food, beverage, retail and other expenses were $729,000 and $1,223,000, (65% and 64% of food, beverage, retail and other revenues). Food and beverage revenue does not include the retail value of food and beverage of approximately $3,514,000 and $4,884,000 provided gratuitously to customers in 1995 and 1994, respectively. The reduced casino expenses incurred in 1995 when compared to 1994 of $4,577,000 was the results of the following factors, (1) reduced gaming taxes of $1,876,000 due to reduced gaming revenue, and (2) management's reduction of staffing levels to more closely match the volume of business. The reduction of food, beverage and other costs are directly related to the reduced volume of business.

    Selling, general and administrative expenses consists primarily of payroll and related benefits of approximately $4,300,000 and $7,300,000, marketing and advertising of approximately $4,200,000 and $6,200,000, and occupancy costs of approximately $1,100,000 and $3,500,000 in 1995 and 1994, respectively. The reduced payroll and related costs of $3,000,00 was a direct result of management's cost cutting measures instituted during the first quarter of 1995. The $2,000,000 reduction in marketing and advertising was principally the result of management focusing on marketing programs that had previously demonstrated successful results and elimination of unsuccessful programs. The reduction of occupancy costs of $2,400,000 is primarily due to the renegotiated terms of the Lakeshore ground lease and reduced insurance costs.

    Interest expense was primarily related to the first mortgage on the gaming vessel, equipment financing and various capitalized leases.

    Depreciation and amortization was $4,161,000 and $3,763,000 in 1995 and 1994, respectively.

FUTURE OPERATIONS--ALPHA GULF

    Alpha Gulf's Bayou Caddy's Jubilee Casino operating results have improved since its relocation to Greenville. During January, February and March of 1996, the Jubilee Casino obtained gaming revenues of $2,733,000, $3,132,000 and $3,600,000, respectively. The gaming revenues achieved to date by the Jubilee Casino in Greenville far exceed the revenues of its predecessor gaming vessel at that site. Alpha Gulf's casino operations in Greenville have become a major factor in the Greenville market and has helped to expand that market. The Company expects that Alpha Gulf will earn net income before taxes and intercompany charges of approximately $9,000,000 for the year ending December 31, 1996.

RESULTS OF OPERATIONS--JUBILATION

    The Company acquired the Jubilation gaming vessel on October 26, 1995. The vessels operations in Greenville was terminated on October 30, 1995. After its relocation to Lakeshore, the Jubilation reopened for business on December 21, 1995. The following table sets forth the statement of operations for the

Company's Jubilation casino operations before income taxes for the period October 26, 1995 (date of acquisition) to December 31, 1995 (in thousands):

Revenues:
  Casino...........................................................  $     806
  Food, beverage and other.........................................         16
                                                                     ---------
      Total revenues...............................................        822
                                                                     ---------
Expenses:
  Casino...........................................................        777
  Food, beverage and other.........................................         89
  Selling, general and administrative..............................      1,738
                                                                     ---------
      Total operating expenses.....................................      2,604
                                                                     ---------
Loss from operations...............................................     (1,782)
                                                                     ---------
Other expenses:
  Interest.........................................................        120
  Other non-operating..............................................        223
  Depreciation and amortization....................................        333
                                                                     ---------
      Total other expenses.........................................        676
                                                                     ---------
Loss before intercompany charges...................................  $  (2,458)
                                                                     ---------

    The Jubilation has experienced a loss of approximately $1,100,000 during the first quarter of 1996 before depreciation and intercompany charges. Due to the seasonal nature of business on the Gulf Coast of Mississippi, the Company anticipates improvement during the quarters ending in June and September 1996. At this time management is uncertain that the Jubilation can be profitable during these quarters. Management has reduced operating costs and is monitoring the operation very closely. The seasonal nature of the Lakeshore site increases the risk that natural disasters or the loss of the Jubilation Casino from service for any other reason during the May through September period would have a material adverse effect on the Company's financial condition. The Company has had preliminary discussions with potential purchasers of the Jubilation Casino. These discussions are ongoing and no assurance can be given that such discussions will be successful.

RESULTS OF OPERATIONS--CASINO DEVELOPMENT (SEE LIQUIDITY AND CAPITAL RESOURCES)

    Alpha Missouri has not commenced operations. It has incurred development costs of approximately $179,000 in 1995 related to its proposed development of a riverboat casino in Louisiana, Missouri.

    During 1995, Alpha Rising Sun was not selected to be the casino developer on its proposed site in Indiana. Accordingly, all costs (approximately $914,000 in 1995) associated with this project has been expensed.

    During 1995, Alpha St. Regis (St. Regis) incurred approximately $197,000 of costs primarily associated with its participation with the Catskill Development LLC to develop a casino adjacent to the Monticello Raceway in Sullivan County, New York. Upon completion of the project, and subject to governmental and Tribal approvals, St. Regis will be the operator of the casino. Pursuant to an agreement with Catskill Development LLC, St. Regis will receive 50% of all management fees plus certain administrative fees related to management of the casino.

    In 1994, St. Regis incurred $509,000 in expenses related to a proposed class 3 casino located on the St. Regis Mohawk Reservation in Hogansburg, New York. Management does not believe that the project at Hogansburg, New York will go forward.

RESULTS OF OPERATIONS--GENERAL

    The Company complies with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. At December 31, 1993 the Company recorded a deferred tax asset of $1,716,000. During the Company's first years of operation, it experienced a volatile and competitive market on the Gulf Coast of Mississippi that was not anticipated. As a result, the Company experienced a significant net loss and has established a valuation reserve (approximately $12,671,000) equal to the deferred tax asset as of December 31, 1995. (See Notes to Consolidated Financial Statements).

    In March 1995, Statement of Financial Accounting Standard No. 121 (SFAS
121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was issued. The Company will adopt SFAS 121 in the first quarter of 1996. The impact on the Company's financial position and results of operations is not expected to be material.

HOTEL MANAGEMENT--ALPHA HOTEL MANAGEMENT COMPANY, INC. ("ALPHA HOTEL")

    The following table sets forth selected financial data of Alpha Hotel Management Company, Inc. (Alpha Hotel) for the years ended December 31, 1995, 1994 and 1993 (1993 includes eight months of the Company's predecessor Bryanston Group, Inc.).

                                                                       YEAR ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1995       1994       1993
                                                                   ---------  ---------  ---------

                                                                           (IN THOUSANDS)
Income Statement Data:
  Management fees................................................  $   2,863  $   2,835  $   3,091
                                                                   ---------  ---------  ---------
  Operating expenses:
    Direct payroll and related expenses..........................      1,236      1,474      1,291
    Selling, general and administrative..........................        276        236        550
                                                                   ---------  ---------  ---------
                                                                       1,512      1,710      1,841
Income from management fees before intercompany charges and
  income taxes...................................................  $   1,351  $   1,125  $   1,250
                                                                   ---------  ---------  ---------

RESULTS OF OPERATIONS
  GENERAL

    Effective as of September 1, 1993, the Company, through its subsidiary Alpha Hotel, entered into a Service Agreement with respect to hotels managed by Bryanston Group, Inc. Hotel Division.

DECEMBER 31, 1995 COMPARED TO DECEMBER 31, 1994:

    Total management fees increased during the year ended December 31, 1995 compared to the twelve months ended December 31, 1994 by approximately $28,000 (1.0%). The increase was principally the result of increases in the hotels' gross revenues on which the management fees are based. The factors that influence such gross revenues are general economic conditions, competitive changes in geographic regions, foreign exchange rates relative to the strength of U.S. dollar, the price of gasoline, air fares and general weather conditions.

    Direct payroll and related costs decreased 16.1% to $1,236,000 for the year ended December 31, 1995 from $1,474,000 for the year ended December 31, 1994. The decrease was the result of reduced central office staff due to operating efficiencies achieved.

    Selling, general and administrative expenses increased to $276,000 for the year ended December 31, 1995 from $236,000 for the year ended December 31, 1994. This increase is a result of travel to the managed hotels by regional and corporate management and costs incurred to obtain additional management contracts.

    In 1995, Alpha Hotel entered into a management agreement for a Sheraton Hotel in Myrtle Beach, South Carolina directly with the hotel owner.

DECEMBER 31, 1994 COMPARED TO DECEMBER 31, 1993:

    Total management fees decreased during the year ended December 31, 1994 compared to the twelve months ended December 31, 1993 by approximately $256,000 (8.3%). This was the net result of an increase in management fees of $156,000 from the hotels subject to ongoing management agreements, the loss of three management agreements during 1993 and one during 1994 (all of which related to the hotels) and the addition of a management agreement for a property under receivership for the first three months of 1993. This was principally accomplished through increases in the hotels' gross revenues of which the management fees are based. The factors that influence such gross revenues are general economic conditions, competitive changes in geographic regions, foreign exchange rates relative to the strength of U.S. dollar, the price of gasoline, air fares and general weather conditions.

    Direct payroll and related costs increased 14.1% to $1,473,666 for the year ended December 31, 1994 from $1,291,582 for the year ended December 31, 1993. The increase was the result of a mid-year increase in salaries and wages of 3% to 4% for the office personnel.

    Selling, general and administrative expenses decreased to $235,238 for the year ended December 31, 1994 from $549,917 for the year ended December 31, 1993. This decrease is a result of the office rent allocation, increase in reserve for bad debt and travel to the managed hotels by regional and corporate management.

LIQUIDITY AND CAPITAL RESOURCES

    On November 5, 1993, the Company completed its public offering for the sale of 1,500,000 shares of common stock at $9.00 per share and 750,000 redeemable common stock purchase warrants at $.10 per warrant. On November 18, 1993, the underwriter exercised its option to purchase 225,000 shares of the Company's stock at $9.00 per share and 112,500 warrants at $.10 per warrant.

    In 1995 cash used in operations of $10,334,000 was primarily attributable to the net loss of approximately $17,994,000, less depreciation and amortization of $4,508,000, common stock issued for services of $1,690,000 and an increase in accounts payable and accrued expenses of $1,527,000.

    Net cash flows from operations was approximately $2,396,000 in 1994 which was primarily attributable to depreciation and amortization and deferred Income tax expense aggregating $5,492,000, an increase in accounts payable and accrued expenses of $3,893,000, an increase in accrued payroll and related liabilities of $2,431,000, and a reduction of the net loss of approximately $9,900,000.

    Net cash flows from operations was $1,144,000 in 1993 which was primarily attributable to an increase in accounts payable and accrued expenses of $7,418,000, reduced by a deferred tax credit of $1,716,000 and the net loss of $4,704,000.

    The Company has been named as an additional defendant in an action brought in the United States District Court for the Southern District of Mississippi (Susan E. Wolff, et al v. James C. Zamecnik, et al. The Plaintiff is seeking $20,000,000. However, in recent settlement discussions between the Plaintiff and the Company's insurance company, the Plaintiff has offered a settlement of $7,500,000. The Plaintiff has initiated a declaratory judgment action (Southern Division) against Alpha Gulf and its insurance carriers seeking a determination as to the liability of such carriers under the insurance policies issued by the carriers to Alpha Gulf and the Company for any damages found against Alpha Gulf in the primary litigation up to the policy limits. Subsequent to the initiation of the declaratory judgment action, the Company's primary insurance carrier initiated its own declaratory action to determine its liability under its insurance policy. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for any liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Plaintiff and the Company's insurance carrier are currently conducting settlement negotiations, although there can be no assurance that a settlement will be reached (SEE LEGAL PROCEEDINGS).

    In January 1996, the Company was named as a defendant in an action brought in the Circuit Court of Hynds County, Mississippi (Amos vs Alpha Gulf Coast, Inc.; Batiste vs Alpha Gulf Coast, Inc.; Ducie vs Alpha Gulf Coast, Inc.; Johnson vs Alpha Gulf Coast, Inc.; Ramez vs Alpha Gulf Coast, Inc.). Mr. Amos alleges that in January 16, 1995, a vehicle operated by him collided with a vehicle negligently operated by an individual that was served alcoholic beverages by the Company. The defendant seeks compensating damages of $1,800,00 and punitive damages of $7,500,000. The remaining defendants allege that they were passengers in the vehicle operated by Mr. Amos and that they suffered personal injuries. They seek compensating damages of $1,800,000 each and punitive damages of $7,500,000 each. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Company believes that the risk referred to in this paragraph is adequately covered by insurance (SEE LEGAL PROCEEDINGS).

    The Company is obligated under a $20,000,000 non-revolving promissory note ($17,360,861 outstanding at December 31, 1995) with Bryanston. The note, which bears interest at prime rate (8.5% at December 31, 1995) plus 2%, is payable at the lesser of the outstanding principal amount or $2,000,000 per annum through December 31, 1999. All remaining principal and accrued interest (approximately $503,000 at December 31, 1995) shall be due December 31, 2000. Additionally, commencing May 1, 1996 and for each of the next succeeding three years thereafter, the Company will be required to make additional principal payments equal to "Available Cash Flow of Maker" as defined in the note. In 1996, Bryanston advanced an additional $1,275,000 to the Company.

    At December 31, 1995, the Company was in default of (i) its mortgage notes payable for non-payment, (ii) the equipment notes aggregating approximately $13,432,000 for the breach of several loan covenants and (iii) a capital lease of approximately $745,000 for non-payment. The Company is currently in settlement discussions regarding the capitalized lease which, if successful, will cure the defaults under this lease. Certain loans payable aggregating approximately $3,655,000 went into default in 1996 due to non-payment. The Company received a waiver of default on the loan payable to Bryanston of $2,474,000.

    At December 31, 1995, the Company suffered significant losses from operations and has a working capital deficit and accumulated deficit. In addition, the Company was not in compliance with certain long-term debts (described above) which are included in current liabilities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management plans include continuing to operate the Greenville Casino profitable (SEE FUTURE OPERATIONS--ALPHA GULF), sell certain assets located in Lakeshore develop future casino locations in Mississippi and New York (SEE DISCUSSION BELOW) and continue to reduce and monitor operating expenses.

ALPHA MISSOURI

    In February 1995, the City of Louisiana, Missouri, designated the Company as the city's exclusive designee to enter into negotiations with the city to develop a riverboat gaming facility at the city's Mississippi River shoreline. Consequently, the Company's wholly owned subsidiary Alpha Missouri, Inc. ("Alpha Missouri") entered into a lease agreement with the City of Louisiana relating to certain City owned river front property required for the project. Except for certain preliminary payments to the City, the Company's obligation under the lease are conditioned on the grant a gaming license by the Missouri gaming authorities.

    Alpha Missouri has submitted to the Missouri gaming authorities the initial applications for site approval and a gaming license. The Missouri Commission has notified the Company that, due to scarce resources, it intends to conduct meetings with applicants in the first quarter of 1996 in order to determine the order of priority in which the Missouri Commission will conduct investigations and make determinations on all applications. Alpha Missouri has met with the Missouri Commission to present its project for priority consideration. There are no objective criteria which the Missouri Commission is required to follow in making its determinations.

    The City of Louisiana is located approximately 60 miles north of metropolitan St. Louis and 70 miles from Springfield, Illinois, that state's capital.

    The Company anticipates that it will provide a gaming vessel with a capacity of approximately 750 gaming positions. The project cost is presently expected to be approximately $20 million.

SAINT REGIS

    On January 19, 1995, the Company entered into a memorandum of understanding with Catskill Development, L.L.C. ("Catskill") pursuant to which Alpha St. Regis is to participate in the development of, and thereafter manage, a casino to be built adjacent to the Monticello Raceway in Sullivan County, New York. It is intended that the casino will be owned by the St. Regis Mohawk Indian Tribe (the "Tribe") and will be located on land to be placed in trust for the benefit of the Tribe. The casino project is subject to approval by the U.S. Department of the Interior and its Bureau of Indian Affairs, the National Indian Gaming Commission and the Governor of the State of New York, as well as the execution of definitive agreements with the Tribe. It is contemplated that the Company will be required to contribute an amount preliminarily estimated at $250,000 toward the design, architectural and other costs of developing plans for the casino. Under the memorandum of understanding, Catskill and Alpha St. Regis commit to enter into a definitive agreement on the terms established in the memorandum, but there can be no assurance that such an agreement will ever be consummated.

ITEM 8. FINANCIAL STATEMENTS

    See Index to Financial Statements attached hereto.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    None

                                    PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

                                   MANAGEMENT

    The table below sets forth certain information with respect to the directors and executive officers of the Company.

NAME                                      AGE                            POSITION WITH THE COMPANY
------------------------------------      ---      ---------------------------------------------------------------------
Stanley S. Tollman..................          64   Chairman of the Board, President and Chief Executive Officer
Sanford Freedman....................          58   Vice President, Secretary and Director
Thomas W. Aro.......................          52   Vice President and Director
Brett G. Tollman....................          33   Vice-President and Director
James A. Cutler.....................          44   Treasurer, Chief Financial Officer and Director
Patricia Cohen......................          41   Director
Matthew W. Walker...................          58   Director

    STANLEY S. TOLLMAN has served as Chairman of the Board of Directors and Co-Chief Executive Officer of the Company since its formation. Since March 1995 Mr. Tollman has served as President and Chief Executive Officer. He has been Chairman of the Tollman-Hundley Hotel Group since 1979 and serves as Chairman of Bryanston Group, Inc., a hotel management company, and of Trafalgar Tours International, a tour operator. He has also served as Chairman of the Board of Directors of Buckhead America Corporation, as formerly the franchisor of Days Inns hotels.

    SANFORD FREEDMAN has served as a Director, Vice President and Secretary of the Company from its formation until October 29, 1993 and was re-elected to those positions on February 1, 1994. He has served as Executive Vice President of the Tollman-Hundley Hotel Group since 1983, and serves as a Director, Executive Vice President and Secretary of Bryanston Group, Inc.

    THOMAS W. ARO has served as a Director of the Company since February 1, 1994 and a Vice President of the Company since its formation. Mr. Aro also serves as Chairman of the Board of Directors and Chief Executive Officer of the Company's subsidiary Alpha Gulf Coast, Inc. He has served as Executive Vice President of the Tollman-Hundley Hotel Group since 1982, and Executive Vice President of the Bryanston Group, Inc.

    BRETT G. TOLLMAN served as a Vice President of the Company from its formation until October 29, 1993 and was re-elected to that position and was elected a Director of the Company on February 1, 1994. Mr. Tollman also serves as President of the Company's subsidiary, Alpha Hotel Management Company, Inc. He has served as Executive Vice President of the Tollman-Hundley Hotel Group since 1984 and is Executive Vice President of Bryanston Group, Inc. He is also a Director of HMG Worldwide Corporation, a publicly held corporation. Mr. Tollman is the son of Stanley S. Tollman, the Chairman and Chief Executive Officer of the Company.

    JAMES A. CUTLER has served as Treasurer and Chief Financial Officer of the Company since its formation. He also served as Secretary of the Company from October 29, 1993 to February 1, 1994. Mr. Cutler was elected a Director of the Company on June 12, 1995. He is Senior Vice President and Treasurer of the Tollman-Hundley Hotel Group and Executive Vice President and Chief Financial Officer of Bryanston Group, Inc.

    PATRICIA COHEN was elected a Director of the Company on February 1, 1994. She is a principal shareholder of Westfield Financial Corporation, one of the underwriters of the Company's initial public offering and has been engaged for more than the past five years as a private investor. Westfield Financial Corporation is no longer operating as a broker-dealer.

    MATTHEW WALKER has served as a director of the Company since December 4, 1995, when he was elected by the Board to fill the vacancy resulting from the resignation of Charles Gargano in September 1995. He is an independent businessman involved in international business ventures as well as the lumber business in Alabama. Mr. Walker is a former shareholder of Cotton Club.

CERTAIN PROCEEDINGS INVOLVING MANAGEMENT

    Bryanston Group, Inc. was formerly known as Buckhead Hotel Management Company, Inc. ("BHMC"), and prior to February 1, 1992, BHMC was known as Days Inns Management Company, Inc. BHMC was formerly a subsidiary of Buckhead America Corp. ("BAC") which, prior to February 1, 1992, was known as Days Inn of America, Inc. Messrs. Stanley S. Tollman, Thomas W. Aro, Brett G. Tollman, Sanford Freedman and James A. Cutler, each directors and/or officers of the Company, were officers and/ or directors of BAC and certain of its subsidiaries.

    On September 27, 1991, BAC, BHMC and certain affiliates and subsidiaries thereof filed petitions for protection from creditors under the Bankruptcy Code, commencing proceedings in the United States Bankruptcy Court, in the District of Delaware (the Bankruptcy Court). ("In re Buckhead America Corporation, et al., f/k/a Days Inn of America Inc. et al., Debtors'-case numbers 91-978 through 91-986.)

    The Plan of Reorganization for BAC and its subsidiaries was filed and approved in December 1992 and became effective on December 28, 1992. Under the Plan of Reorganization, BHMC was relieved of certain obligations (and assigned certain assets) not related to its business of hotel management.

    Messrs. Stanley S. Tollman and Sanford Freedman are limited partners in and directors and officers of the corporate general partner of Pacific Shore Associates Limited Partnership ("Pacific Shore"). Messrs. Brett G. Tollman and James A. Cutler are officers of the corporate general partner of Pacific Shore. In connection with and in response to a foreclosure proceeding instituted by the first deed of trust holder of the hotel owned by Pacific Shore, it filed a voluntary petition under the Bankruptcy Code, Case No. La-91-81347-KL in the United States Bankruptcy Court for the Central District of California. Subsequently, the Bankruptcy Court lifted the automatic stay in the proceeding, thereby allowing foreclosure, and dismissed the Chapter 11 proceeding.

    Messrs. Stanley S. Tollman, Brett G. Tollman and Sanford Freedman were limited partners of six limited partnerships, each of which was the owner of an individual hotel, which filed Chapter 11 proceedings in 1991. Mr. Stanley S. Tollman was the stockholder of the corporate general partners of the limited partnerships. Messrs. Stanley S. Tollman, Brett G. Tollman, Sanford Freedman, James A. Cutler and Howard Zukerman were directors and/or officers of such corporate general partners. The six hotels, together with a seventh which is the subject of a pending foreclosure proceeding in the state courts of Florida, received mortgage financing from Security Pacific Commercial Mortgage Trust VII (the Trust) which was formed for the purpose of financing the seven hotels. The Trust defaulted on its debt obligations and Financial Security Assurance (FSA), which had guaranteed the obligations of the Trust, proceeded to initiate foreclosure proceedings against the seven hotels. Faced with the threat of foreclosure, the six limited partnerships filed for protection under the Bankruptcy Code.

    Kissimmee Lodge, Ltd. ("KLL"), a Florida limited partnership, filed a Chapter 11 proceeding in the United States Bankruptcy Court for the Middle District of Florida. The proceeding was filed to prevent the imminent foreclosure of the Days Suites hotel owned by KLL. Messrs. Stanley S. Tollman, Brett G. Tollman and Sanford Freedman hold limited partnership interests in KLL and Mr. Stanley S. Tollman is a stockholder of the corporate general partner of KLL. Messrs. Stanley S. Tollman, Howard Zukerman and James A. Cutler were directors and or officers of such corporate general partner. The Plan of Reorganization was confirmed by the Bankruptcy Court and has been declared effective.

ITEM 11. EXECUTIVE COMPENSATION
  EMPLOYMENT AGREEMENTS

    The Company and Stanley S. Tollman entered into an employment agreement dated June 1, 1993, whereby Mr. Stanley S. Tollman agreed to serve as Chairman of the Board and Co-Chief Executive Officer of the Company for a term of three years from the date of the agreement. Thereafter, the agreement is automatically renewable for successive 12 month periods, unless either party shall advise the other on 90 days written notice of his or its intention not to extend the term of the employment. Mr. Stanley S. Tollman's employment agreement provides for a salary in the amount of $250,000 per year, none of which has been paid under the agreement since the date thereof. The Agreement provides for Mr. Stanley S. Tollman to devote no less than 20% of his business time to the affairs of the Company and its subsidiaries. The agreement contains a non-disclosure provision as well as a limited non-competition clause pursuant to which Mr. Stanley S. Tollman has agreed not to own, manage, operate, or otherwise be connected with any entity or person (other than Bryanston or Alpha Hotel Management Company)
(i) that renders management services to hotels of the same kind, class and character, as the hotels for which Alpha Hotel Management Company provides management services or (ii) that owns, manages or operates a gaming casino within a 100 mile radius of the Lakeshore Casino.

SUMMARY COMPENSATION TABLE

    The following provides certain information concerning all plan and non-plan compensation accrued, awarded to or earned by each of the name executive officers of the Company paid by or owed by the Company for the years ended December 31, 1995 and 1994 and the period ended December 31, 1993.

                                                                                      YEAR/
                                                                                   YEAR/PERIOD        ANNUAL
NAME AND PRINCIPAL POSITION                                                           ENDED      COMPENSATION(1)
--------------------------------------------------------------------------------  -------------  ----------------
Stanley S. Tollman, Chairman of the Board of Directors, Co-Chief Executive
  Officer.......................................................................         1995      $    250,000
                                                                                         1994      $    250,000
                                                                                         1993      $    281,250(2)
Monty D. Hundley, President and Co-Chief Executive Officer(3)...................         1995      $     62,500
                                                                                         1994      $    250,000
                                                                                         1993      $    281,250(2)

------------------------

(1) No portions of the cash salaries to which each of the Co-Chief Executive Officers were entitled were paid during the periods indicated; the expense, and liability, have been accrued.

(2) Includes shares of the Company's Common Stock equal to $31,250 issued as additional compensation.

(3) As of March 23, 1995, Mr. Hundley resigned as an officer and director of the Company.

1993 STOCK OPTION PLAN

    The purpose of the 1993 Stock Option Plan is to provide additional incentive to the officers and employees of the Company who are primarily responsible for the management and growth of the Company. Each option granted pursuant to the 1993 Stock Option Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option." The following description of the 1993 Stock Option Plan is qualified in its entirety by reference to the 1993 Stock Option Plan.

ADMINISTRATION OF THE PLAN

    The 1993 Stock Option Plan is administered by a Stock Option Committee consisting of Messrs. Freedman and Walker and Ms. Cohen which determines whom among those eligible will be granted options, the time or times at which options will be granted, the number of shares to be subject to options, the durations of options, any conditions to the exercise of options and the manner in and price at which options may be exercised. The Stock Option Committee is authorized to amend, suspend or terminate the 1993 Stock Option Plan, except that it cannot without stockholder approval (except with regard to adjustments resulting from changes in capitalization) (i) increase the maximum number of shares that may be issued pursuant to the exercise of options granted under the 1993 Stock Option Plan; (ii) permit the grant of a stock option under the 1993 Stock Option Plan with an option price less than 100% of the fair market value of the shares at the time such option is granted; (iii) change the eligibility requirements for participation in the 1993 Stock Option Plan; (iv) extend the term of any option or the period during which any option may be granted under the 1993 Stock Option Plan; or (v) decrease an option exercise price (although an option may be canceled and new option granted at a lower exercise price).

SHARES SUBJECT TO THE PLAN

    The 1993 Stock Option Plan provides that options may be granted with respect to a total of 900,000 shares of Common Stock, subject to adjustment upon certain changes in capitalization without receipt of consideration by the Company. In addition, if the Company is involved in a merger, consolidation, dissolution or liquidation, the options granted under the 1993 Stock Option Plan will be adjusted or, under certain conditions, will terminate, subject to the right of each option holder to exercise his option or a comparable option substituted at the discretion of the Company prior to such event. If any option expires or terminates for any reason, without having been exercised in full, the unpurchased shares subject to such option will be available again for the purposes of the 1993 Stock Option Plan. All of the 900,000 shares of Common Stock underlying the options subject to the 1993 Stock Option Plan are being registered in this Registration Statement.

PARTICIPATION

    Any employee is eligible to receive incentive stock options or non-qualified stock options granted under the 1993 Stock Option Plan. Non-employee directors may not receive stock options.

OPTION PRICE

    The exercise price of each option will be determined by the Stock Option Committee, or the Board of Directors until such committee is constituted, but may not be less than 100% of the fair market value of the shares of Common Stock covered by the option on the date the option is granted. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by the option on the date the option is granted.

TERMS OF OPTIONS

    The Stock Option Committee, or the Board of Directors until such committee is constituted, shall, in its discretion, fix the term of each option, provided that the maximum term of each option shall be 10 years. Incentive stock options granted to an employee who owns over 10% of the total combined voting power of all classes of stock of the Company shall expire not more than five years after the date of grant. The 1993 Stock Option Plan provides for the earlier expiration of options of a participant in the event of certain terminations of employment.

RESTRICTIONS ON GRANT AND EXERCISE

    An option may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the option holder, may be exercised solely by him. The aggregate fair market value (determined at the time the option is granted) of the shares as to which an employee may first exercise incentive stock options in any one calendar year may not exceed $100,000. The Stock Option Committee, or the Board of Directors until such committee is constituted, may impose other conditions to exercise as it deems appropriate.

OPTION GRANTS

    There were no options granted to either of the named executive officers in the fiscal year ended December 31, 1995. Options to purchase 384,500 shares of Common Stock have been granted to employees to date.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 29, 1996 with respect to each beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock of the Company, each officer and director of the Company and all officers and directors as a group. Unless otherwise indicated, the address of each such person or entity is 12 East 49th Street, New York, New York 10017.

                                                                                              SHARES
                                                                                           BENEFICIALLY
TITLE OF CLASS                                         NAME AND ADDRESS                    OWNED(1)(10)     PERCENT
------------------------------------  ---------------------------------------------------  -------------  -----------
Common Stock $.01 Par Value
                                      Stanley S. Tollman(2)(3)...........................       498,975         3.82
                                      Sanford Freedman(4)................................       271,158         2.07
                                      Thomas W. Aro(5)...................................       100,200          .76
                                      Brett G. Tollman(6)................................       493,078         3.77
                                      James A. Cutler(7).................................       116,000          .88
                                      Howard Zukerman(8).................................        96,408          .74
                                      Patricia Cohen.....................................     1,544,182        11.83
                                      Beatrice Tollman(9)................................     1,852,890        14.19
                                      Bally Gaming, Inc..................................                       5.37
                                        6601 South Bermuda Road
                                        Las Vegas, Nevada                                       701,017
                                      All officers and directors as a group (7                                 23.87
                                        persons)(2)-(8)..................................     3,120,001

------------------------

 (1) Each person exercises sole voting and dispositive power with respect to the shares reflected in the table, except for those shares issuable upon the exercise of options, which shares cannot be voted until the options are exercised by the holders.

 (2) Includes 498,975 shares owned by the Tyler Windfield Hundley Living Trust of which trust Mr. Tollman is the sole trustee. Mr. Tollman exercises voting power with respect to such shares. Tyler Windfield Hundley is the son of Monty D. Hundley, a former officer and director of the Company who resigned from such positions as of March 23, 1995.

 (3) Does not include 1,852,890 shares of Common Stock owned by Mr. Stanley S. Tollman's spouse, Beatrice Tollman. Mr. Stanley S. Tollman disclaims beneficial ownership of the shares held by his spouse.

 (4) Includes options granted to Mr. Freedman to purchase 60,000 shares of the Company's Common Stock, all of which have vested and none of which have been exercised.

 (5) Includes options granted to Mr. Aro to purchase 60,000 shares of the Company's Common Stock, all of which have vested and none of which have been exercised.

 (6) Includes options granted to Mr. Tollman to purchase 60,000 shares of the Company's Common Stock, all of which have vested and none of which have been exercised.

 (7) Includes options granted to Mr. Cutler to purchase 40,000 shares of the Company's Common Stock, all of which have vested and none of which have been exercised. Does not include 4,000 shares owned by Mr. Cutler's children of which he disclaims beneficial ownership.

 (8) Includes options granted to Mr. Zukerman to purchase 35,000 shares of the Company's Common Stock, all of which have vested and none of which have been exercised.

 (9) Beatrice Tollman is the wife of Stanley S. Tollman.

(10) Due to certain distributions of the 3,564,987 shares of the Company's Common Stock owned by it, Bryanston no longer owns any shares of the Company's Common Stock. See "Certain Transactions-- Bayou Caddy Acquisition." The Company has agreed to convert the 625,222 shares of Preferred Stock into 1,250,444 shares of Common Stock and has distributed these shares and all other shares previously held of the Company as of November 1, 1995.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BAYOU CADDY ACQUISITION

    Pursuant to an asset purchase agreement dated as of May 14, 1993 among Alpha Gulf, Bayou Caddy Inc. ("BCI") and certain BCI stockholders, the Company (through Alpha Gulf) acquired certain of the assets of BCI, including BCI's leasehold interests under certain lease agreements, certain other assets incidental to the development and ownership of the Greenville Casino (formerly located at Lakeshore) and BCI's interest in certain related license applications, approvals and permits. As part of the purchase, the Company assumed liabilities aggregating approximately $1,100,000. The purchase price was $3,500,000, which was evidenced by a convertible promissory note that bore interest at the rate of 10% per annum (the BCI Note). Effective February 1, 1994 the Company notified BCI of its election to convert the note into 791,880 shares of the Company's outstanding stock that will be contributed by Bryanston, a former principal shareholder of the Company's Common Stock. Bryanston has delivered the shares to the Company and the Company is currently holding such shares as treasury stock until the effective date of the Registration Statement of which this Prospectus is a part, at which time the Company shall issue such shares to BCI.

BRYANSTON

    Effective as of September 1, 1993, Bryanston entered into the Service Agreement with the Company. The Service Agreement, which is co-terminus with the last to expire of the Bryanston Management Agreements, states that the Company will provide certain management services for hotels managed by Bryanston for certain unaffiliated owners. Pursuant to the Service Agreement, Bryanston receives a fee of 1% of the aggregate compensation paid to the Company pursuant to the Management Agreements. The Bryanston Hotel Division is the provider of direct services to all managed hotels pursuant to the Management Agreements with the individual hotels. Through its subsidiary Alpha Hotel Management Company, Inc., the Company provides all management, financial, administrative and marketing services on behalf of Bryanston as manager of the managed hotels.

    Bryanston contributed $626,404 to the equity of the Company and advanced $4,009,740, representing the proceeds of the Bryanston loan (the "Bryanston Loan"), which was applied to the development and construction of the Casino. The Bryanston Loan currently bears interest at 12% per annum and payment is subordinated to payment of the a term loan ("Term Loan") secured by first preferred ship mortgage on Alpha Gulf's gaming vessel, which Term Loan is presently held by Bryanston, except that principal and accrued interest in the aggregate amount of $1,012,500 was repaid from the proceeds of the Company's initial public offering (the "IPO") and principal and accrued interest in the aggregate amount of $1,206,355 was repaid from the proceeds of the underwriters' over-allotment option exercised in connection with the IPO. The balance of the Bryanston Loan accrues interest at the rate of 12% per annum, which accrued until the second anniversary of the opening of the Bayou Caddy Jubilee Casino (originally in Lakeshore and subsequently moved to Greenville), and thereafter, together with such accrued interest amount, at the rate of 9% per annum, payable quarterly in equal installments over a 10-year period, and will be prepaid PRO RATA with the BP Loan (see discussion below), from the proceeds of the exercise, if any, of the Company's outstanding warrants and the HFS Options (referred to below), provided the Company is current under the Term Loan. In exchange for the foregoing capital contribution and the transfer of the rights to provide the management services, the Company issued an aggregate of 3,564,987 shares of Common Stock to Bryanston, all of which shares Bryanston subsequently transferred. Bryanston is an affiliate of the Company, Mrs. Beatrice Tollman is a 50% stockholder of Bryanston.

    Bryanston also advanced a bridge loan (the "Bryanston Bridge Loan"), in the aggregate amount of $7,419,000, which was also applied to the development and construction of the Casino. The Bryanston Bridge Loan bore interest at the rate of 10% per annum from the date advanced and was originally due and payable on the earlier of October 31, 1993 or the closing of the IPO. A portion of the principal and accrued interest on the Bryanston Bridge Loan, in the aggregate amount of $3,625,000, was repaid from the proceeds of the Term Loan and the HFS Bridge Loan (which was repaid from the proceeds of the IPO), and the balance was repaid from the proceeds of the IPO.

    On December 31, 1994 the Company authorized the issuance of 625,222 shares of its preferred stock in settlement of $8,284,196 due Bryanston, which amount includes approximately $349,000 of accrued interest.

    As of January 5, 1995, Bryanston agreed to loan the Company up to $20,000,000 to meet the working capital requirements of the Company. Therefore, the Company is obligated under a $20,000,000 non-revolving promissory note ($17,360,861 outstanding at December 31, 1995). The note, which bears interest at prime rate (8.5% at December 31, 1995) plus 2%, is payable at the lesser of the outstanding principal amount or $2,000,000 per annum through December 31, 1999. All remaining principal and accrued interest (approximately $503,000 at December 31, 1995) shall be due December 31, 2000. Additionally, commencing May 1, 1996 and for each of the next succeeding three years thereafter, the Company will be required to make additional principal payments equal to "Available Cash Flow of Maker" as defined in the note.

    On September 22, 1995, Bryanston purchased an outstanding loan having a balance of $7,816,000 from HFS Gaming Corp.. There is presently $7,800,000 due on such loan. In connection with the purchase, Bryanston also acquired 96,429 shares of Common Stock owned by an affiliate of HFS.

    347,826 shares of Common Stock are to be issued to Bryanston in consideration of financial advisory services rendered. In addition, an option to purchase 347,826 shares of common stock was given to Bryanston at an exercisable price of $4.50.

    As of November 1, 1995, Bryanston had sold all of the common shares of the Company it had previously held.

BP GROUP

    BP Group, Ltd. (BP), a Corporation wholly-owned by Ms. Patricia Cohen, a director of the Company, advanced $1,927,759 to the Company, representing the proceeds of the BP loan (the "BP Loan"). The BP Loan bears interest at the rate of 12% per annum and payment is subordinated to payment of the Term

Loan. Principal and accrued interest in the aggregate amount of $487,500 was repaid from the proceeds of the Company's IPO and principal and accrued interest in the aggregate amount of $575,560 was repaid from the proceeds of the underwriters' over-allotment option. The balance of the BP Loan, $864,699, bears interest at the rate of 12% per annum, which shall accrue until the second anniversary of the opening of the Bayou Caddy Jubilee Casino (originally in Lakeshore), and thereafter, together with such accrued interest, at the rate of 9% per annum, payable quarterly in equal installments over a 10-year period, and will be prepaid, PRO RATA with the Bryanston Loan, from the proceeds of the exercise, if any, of the Company's outstanding warrants and the HFS Options, provided the Company is current under the Term Loan.

    BP also advanced a bridge loan (the "BP Bridge Loan") in the amount of $2,200,000, which was applied to the development of the Casino. The BP Bridge Loan bore interest at the rate of 10% per annum from the date advanced and was originally due and payable on the earlier of October 31, 1993 or the closing of the Offering. The BP Bridge Loan was repaid in full, from the proceeds of the Term Loan and the HFS Bridge Loan, which was repaid by the Company from the proceeds of the IPO.

    Ms. Cohen, a director of the Company and the sole stockholder of BP, has contributed $511,961 to the capital of the Company for which she was issued 1,544,182 shares of Common Stock.

    Ms. Cohen was also a principal stockholder of Westfield Financial Corporation, one of the underwriters of the Company's IPO. Westfield Financial Corporation is no longer operating as a broker-dealer.

    All current transactions between the Company, and its officers, directors and principal stockholders or any affiliates thereof are, and in the future such transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULE AND REPORTS ON FORM 8-K

    (a) The following documents are filed or part of this report:

       1.  FINANCIAL STATEMENTS

           ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

             Independent Auditors' Report..................................................      F-1-2

             Consolidated Balance Sheets...................................................        F-3

             Consolidated Statements of Operations.........................................        F-4

             Consolidated Statements of Stockholders' Equity...............................        F-5

             Consolidated Statements of Cash Flows.........................................      F-5-7

             Notes to Consolidated Financial Statements....................................     F-8-24

           BRYANSTON GROUP, INC.

             Independent Auditors' Report..................................................       F-25

             Statement of Income Before Taxes..............................................       F-26

             Notes to Financial Statement..................................................    F-27-29

       2.  FINANCIAL STATEMENT SCHEDULE

           Schedule VIII Valuation Accounts for the Years Ended December 31, 1995 and 1994         S-1
             and the Period March 19, 1993 (Date of Inception) to December 31, 1993........

       3.  EXHIBITS

    *2      Bryanston Third Amended Joint Plan of Reorganization

    *3(a)   Certificate of Incorporation

    *3(b)   Form of Certificate of Amendment to Certificate of In

    *3(c)   By-Laws, as amended

    *4(a)   Form of Common Stock Certificate

    *4(b)   Form of Warrant Certificate

   *10(a)   Form of Employment Agreement between the Company and Stanley S. Tollman

   *10(b)   Form of Employment Agreement between the Company and Monty D. Hundley

   *10(c)   Form of Indemnification Agreement between the Company and directors and executive officers of the Company

   *10(d)   1993 Stock Option Plan

   *10(e)   Form of Service Agreement between the Company and Bryanston

   *10(f)   Expense Reimbursement Agreement effective as of September 1, 1993, by and between the
            Company and Tollman-Hundley Hotel Group and Bryanston Group, Inc.

   *10(g)   Agreement of Purchase and Sale of Assets by and among BCI and Alpha Gulf, George
            Baxter, John Kingsbury, Jon Turner and Robert James, dated as of May 14, 1993

   *10(h)   Non-negotiable convertible Promissory Note of Alpha Gulf payable to BCI in the principal amount of $3,500,000, dated May 14, 1993

   *10(i)   Shareholders Agreement, dated as of May 14, 1993, between BCI, Alpha Gulf, the
            Company and Stanley S. Tollman and Monty D. Hundley.

   *10(j)   Form of Warrant Agreement among the Company, the Transfer Agent and the Underwriters

   *10(k)   Work Order, dated June 7, 1993, of American Marine Corporation

   *10(l)   Amended Sales and Security Agreement, dated July 8, 1993, between Bally Gaming, Inc.
            and Alpha Gulf d/b/a/ Bayou Caddy Casino

   *10(m)   Agreement, dated May 11, 1993, between Twenty Grand Marine Service, Inc. and BCI

   *10(n)   Agreement, dated as of June---, 1993 between Alpha Gulf d/b/a Bayou Caddy Casino and
            Benchmark and Trustmark National Bank

   *10(p)   Lease Agreement, dated June 2, 1992, between Joseph E. Cure, Jr., Joseph R. Cure,
            Cynthia Cure Rutherford, Michael Cure and Susan Cure Gollott and BCI

   *10(q)   Development Agreement, dated September 17, 1992, between Joseph E. Cure, Jr., Joseph
            R. Cure, Cynthia Cure Rutherford, Michael Cure and Susan Cure Gollott and BCI

   *10(r)   contract for First Right to Buy and Right of First Refusal for the Sale and Purchase
            of Real Estate, dated September 17, 1992, between Joseph E. Cure, Jr., Joseph R.
            Cure, Cynthia Cure Rutherford, Michael Cure and Susan Cure Gollott and BCI

   *10(s)   Lease Agreement, dated September 17, 1992, between Joseph E. Cure, Jr., Joseph R.
            Cure, Cynthia Cure Rutherford, Michael Cure and Susan Cure Gollott and BCI

   *10(t)   Lease, dated November 12, 1992, between Dallas Goodwin and BCI

   *10(u)   Form of Limited Standstill Agreement of the Existing Stockholders f/b/o the
            Underwriters

   *10(v)   Promissory Note reflecting the Bryanston Bridge Loan, dated July 27, 1993, of the
            Company payable to Bryanston in the amount of $6,555,000; Amendment to the Note dated
            September 29, 1993

   *10(w)   Promissory Note reflecting the BP Bridge Loan dated July 27, 1993 of the Company payable to BP in the amount of $2,200,000

   *10(x)   Amendment to the BP Bridge Note dated September 29, 1993

   *10(y)   Amendment to the Bryanston Bridge Note dated October 29, 1993

   *10(z)   Agreement between BP and the Company dated May 12, 1993, relating to the BP Loan,
            Amendments thereto dated August 5, 1993 and September 10, 1993

   *10(aa)  HFS marketing Agreement dated October 27, 1993

   *10(ab)  Amended Sales and Security Agreement between Bally and the Company dated July 8, 1993

   *10(ac)  Deleted

   *10(ad)  Documents related to HFS Loans dated October 27, 1993:

                  (i)  Loan Agreement among the Company Alpha Gulf and HFS

                 (ii)  Leasehold Deed of Trust (form)

                (iii)  First Preferred Ship Mortgage from Alpha Gulf to HFS

                 (iv)  Security Agreement between Alpha Gulf and HFS

                  (v)  Pledge and Security Agreement between Bryanston and HFS

                 (vi)  $8,000,000 Series A Secured Note

                (vii)  $4,000,000 Series B Secured Note

               (viii)  Guarantee Agreement of Bryanston in favor of HFS

                 (ix)  Guarantee Agreement of the Company in favor of HFS

                  (x)  HFS Option Agreement: HFS Option Certificate

                 (xi)  Bryanston Subordination Agreement

                (xii)  BP Subordination Agreement

               (xiii)  Bryanston Subordinated Promissory Note dated as of August 5, 1993
                         (Bryanston Loan)

   *10(ae)  Deleted

   *10(af)  Form of Underwriters' Warrant

 ***10(ag)  Amended Cure Lease

 ***10(ah)  Peoples Bank Loan Agreement

 ***10(ai)  Non-Revolving Promissory Note with Bryanston Group, Inc.

    10(aj)  $20,000,000 Non-Revolving Promissory Note dated January 5, 1995

    10(ak)  Stock Purchase Agreement dated October 20, 1995

    10(al)  Stock Acquisition Agreement dated January 25, 1995

    10(am)  Form 8-K dated October 31, 1995

    10(an)  Restructure of Debt of Alpha Gulf Coast, Inc. with Bally Gaming, Inc.

  **11      Statement Re: Computation of Per Share Earnings

    12      List of Subsidiaries

    (b) Reports on Form 8-K

    Date filed--November 13, 1995-- Item 2. Acquisition or Disposition of Assets
                                   Item 7. Financial Statements and Exhibits

------------------------

  * Incorporated by reference, filed with Company's Registration Statement filed on Form SB-2 (File No. 33-64236) filed with the Commission on June 10, 1993 and as amended on September 30, 1993, October 25, 1993, November 2, 1993 and November 4, 1993 which Registration Statement became effective November 5, 1993.

 ** See Consolidated Financial Statements

*** Incorporated by reference, filed with Company's Form 10-KSB for the year ended December 31, 1994.

    List of Subsidiaries:

                                                                                STATE OF
NAME                                                                         INCORPORATION
------------------------------------------------------------------------  --------------------
Alpha Gulf Coast, Inc...................................................        Delaware
Alpha Hotel Management, Inc.............................................        Delaware
Alpha St. Regis, Inc....................................................        Delaware
Alpha Missouri, Inc.....................................................        Delaware
Alpha Rising Sun, Inc...................................................        Delaware
Jubilation Lakeshore, Inc...............................................      Mississippi

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Alpha Hospitality Corporation and Subsidiaries
New York, New York

    We have audited the accompanying consolidated balance sheets of Alpha Hospitality Corporation and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended and the period March 19, 1993 (date of inception) to December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alpha Hospitality Corporation and Subsidiaries as of December 31, 1995 and 1994 and the results of their operations and their cash flows for the years then ended and the period March 19, 1993 (date of inception) to December 31, 1993, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has suffered significant losses from operations and has a working capital deficit and an accumulated deficit at December 31, 1995. In addition, the Company was not in compliance with certain long-term debt which is included in current liabilities. Management's plans in regard to these matters are also described in Note 14. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    As discussed in Note 9 to the consolidated financial statements, the Company is a defendant in lawsuits involving automobile accidents, wherein plaintiffs are seeking compensatory and punitive damages. The ultimate outcome of such litigation cannot presently be determined. Accordingly, no provision for any liability that may result upon adjudication has been made in the accompanying consolidated financial statements.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule listed on Page S-1 is presented for purposes of complying with the Securities and Exchange Commissions's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Roseland, New Jersey
February 16, 1996, except for Note 15 as to which the date is March 29, 1996

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                                                                                         1995            1994
                                                                                     -------------  --------------
                                                      ASSETS
CURRENT ASSETS:
  Cash, including restricted cash of $63,837 in 1995...............................  $   2,315,719  $    1,179,605
  Accounts receivable, less allowance for doubtful accounts of $353,708 and $35,000
    in 1995 and 1994, respectively.................................................        702,800       1,091,594
  Inventories......................................................................        536,221         671,151
  Prepaid insurance................................................................      1,796,132       1,044,139
  Other current assets.............................................................      1,349,535         380,777
                                                                                     -------------  --------------
    Total current assets...........................................................      6,700,407       4,367,266
PROPERTY AND EQUIPMENT, less accumulated depreciation and amortization of
  $13,385,041 and $3,765,486 in 1995 and 1994, respectively........................     59,254,914      40,069,549
OTHER ASSETS, deposits and other...................................................        818,171       1,053,490
                                                                                     -------------  --------------
                                                                                     $  66,773,492  $   45,490,305
                                                                                     -------------  --------------
                                                                                     -------------  --------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.............................................  $  27,319,666  $   10,026,377
  Notes payable....................................................................      3,815,887         880,051
  Accounts payable and other accrued expenses......................................     10,709,533       8,097,396
  Accrued payroll and related liabilities..........................................      2,848,876       2,705,197
  Due to affiliate, current maturity...............................................      2,000,000
                                                                                     -------------  --------------
    Total current liabilities......................................................     46,693,962      21,709,021
LONG-TERM DEBT, less current maturities............................................      2,311,751      10,073,870
DUE TO AFFILIATE, less current maturity, including accrued interest of $503,138....     15,863,999
MANDATORILY REDEEMABLE COMMON STOCK, $.01 par value, 96,429 shares issued in
  1994.............................................................................                        564,910
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, authorized 1,000,000 shares, 625,222 issued in
    1994...........................................................................                          6,252
  Common stock, $.01 par value, authorized 17,000,000 shares, 12,354,482 and
    10,225,000 shares issued in 1995 and 1994, respectively........................        123,544         102,250
  Capital in excess of par value...................................................     32,779,117      27,639,250
  Common stock subscribed..........................................................      1,600,000
  Accumulated deficit..............................................................    (32,598,881)    (14,605,248)
  Total stockholders' equity.......................................................      1,903,780      13,142,504
                                                                                     -------------  --------------
                                                                                     $  66,773,492  $   45,490,305
                                                                                     -------------  --------------
                                                                                     -------------  --------------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE PERIOD
            MARCH 19, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1993

                                                                                                      MARCH 19,
                                                                                                    1993 (DATE OF
                                                                       YEAR ENDED     YEAR ENDED    INCEPTION) TO
                                                                      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                          1995           1994           1993
                                                                     --------------  -------------  -------------
REVENUES:
  Casino...........................................................  $   26,518,657  $  41,343,854  $    --
  Food and beverage................................................       1,008,940      1,713,057
  Hotel management fees............................................       2,863,345      2,835,234        858,500
  Retail and other.................................................         129,334        208,296         18,477
                                                                     --------------  -------------  -------------
      Total revenues...............................................      30,520,276     46,100,441        876,977
                                                                     --------------  -------------  -------------
COSTS AND EXPENSES:
  Casino...........................................................      15,786,688     19,585,669
  Food and beverage................................................         794,484      1,119,350
  Hotel management costs...........................................       1,511,786      1,710,060        633,315
  Retail and other.................................................          23,714        103,312
  Selling, general and administration..............................      16,851,201     22,671,968         44,894
  Interest expense.................................................       3,213,228      3,014,989        375,335
  Depreciation and amortization....................................       4,508,947      3,776,262
  Pre-opening and development costs................................       1,290,312      2,303,365      5,394,147
  Financial advisory services fees.................................       1,690,000
  Relocation expense...............................................         412,492
  Buy-out of marketing agreement...................................       1,500,000
  Write-off of unamortized discount................................         931,057
  Compensation to stockholders.....................................                                       500,000
  Settlement of assumed liabilities................................                                       350,000
                                                                     --------------  -------------  -------------
      Total costs and expenses.....................................      48,513,909     54,284,975      7,297,691
                                                                     --------------  -------------  -------------
LOSS BEFORE DEFERRED INCOME TAX EXPENSE (CREDIT)...................     (17,993,633)    (8,184,534)    (6,420,714)
DEFERRED INCOME TAX EXPENSE (CREDIT)...............................                      1,716,000     (1,716,000)
                                                                     --------------  -------------  -------------
NET LOSS...........................................................  $  (17,993,633) $  (9,900,534) $  (4,704,714)
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.........................      10,617,000     10,225,000      8,833,000
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------
LOSS PER COMMON SHARE..............................................  $        (1.69) $        (.97) $        (.53)
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE PERIOD
            MARCH 19, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1993

                                    PREFERRED STOCK            COMMON STOCK         CAPITAL IN       COMMON
                                -----------------------  ------------------------    EXCESS OF       STOCK       ACCUMULATED
                                  SHARES      AMOUNT        SHARES       AMOUNT      PAR VALUE     SUBSCRIBED      DEFICIT
                                ----------  -----------  ------------  ----------  -------------  ------------  --------------
Sales of common stock.........      --       $  --          4,250,000  $   42,500  $   1,720,001  $    --       $     --
Stock exchanged for
  services....................                                                                         540,000
Issuance of shares in
  connection with 2 for 1
  stock split.................                              4,250,000      42,500        (42,500)
Sales of common stock.........                              1,725,000      17,250     12,811,499
Sale of options...............                                                         1,455,005
Net loss......................                                                                                      (4,704,714)
                                ----------  -----------  ------------  ----------  -------------  ------------  --------------
Balances, December 31, 1993...                             10,225,000     102,250     16,484,005    (4,704,714)
Conversion of long-term
  debt........................                                                         2,882,926
Stock issued for settlement of
  note payable and accrued
  interest payable............     625,222       6,252                                 8,277,944
Mandatorily redeemable common
  stock accretion.............                                                            (5,625)
Net loss......................                                                                                      (9,900,534)
                                ----------  -----------  ------------  ----------  -------------  ------------  --------------
Balances, December 31, 1994...     625,222       6,252     10,225,000     102,250     27,639,250                   (14,605,248)
Conversion of preferred stock
  to common stock.............    (625,222)     (6,252)     1,250,444      12,504         (6,252)
Common stock issued pursuant
  to acquisition..............                                782,609       7,826      4,492,174
Common stock exchanged for
  financial advisory
  services....................                                                            90,000     1,600,000
Mandatorily redeemable common
  stock accretion.............                                                           (50,805)
Exercise of options...........                                 96,429         964        614,750
Net loss......................                                                                                     (17,993,633)
                                ----------  -----------  ------------  ----------  -------------  ------------  --------------
Balances, December 31, 1995...      --       $  --         12,354,482  $  123,544  $  32,779,117  $  1,600,000  $  (32,598,881)
                                ----------  -----------  ------------  ----------  -------------  ------------  --------------
                                ----------  -----------  ------------  ----------  -------------  ------------  --------------

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE PERIOD
            MARCH 19, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1993

                                                                                                     MARCH 19,
                                                                                                   1993 (DATE OF
                                                                       YEAR ENDED     YEAR ENDED   INCEPTION) TO
                                                                      DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                                                          1995           1994          1993
                                                                      -------------  ------------  -------------
Cash Flows From Operating Activities:
  Net loss..........................................................  $ (17,993,633) $ (9,900,534) $  (4,704,714)
                                                                      -------------  ------------  -------------
  Adjustments to reconcile net loss to net cash provided by (used
    in) operating activities:
    Brokerage commission............................................                                      40,000
    Common stock issued in exchange for financial advisory
      services......................................................      1,690,000                      500,000
    Depreciation and amortization...................................      4,508,947     3,776,262
    Write-off of deferred costs, Rising Sun.........................        459,928
    Provision for losses on accounts receivable.....................        255,000        35,000
    Imputed interest on long-term debt..............................                      336,920        505,680
    Deferred income tax expense (credit)............................                    1,716,000     (1,716,000)
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable....................        248,368      (886,034)      (240,560)
      (Increase) decrease in inventories............................        200,799      (488,479)      (182,672)
      (Increase) decrease in prepaid insurance......................       (230,850)      968,514
      (Increase) decrease in other current assets...................       (813,736)      514,715       (750,032)
      Increase in accounts payable and other accrued expenses.......      1,527,398     3,893,329      7,418,525
      Increase (decrease) in accrued payroll and related
        liabilities.................................................       (186,474)    2,431,108        274,089
                                                                      -------------  ------------  -------------
        Total adjustments...........................................      7,659,380    12,297,335      5,849,030
                                                                      -------------  ------------  -------------
Net Cash Provided By (Used in) Operating Activities.................    (10,334,253)    2,396,801      1,144,316
                                                                      -------------  ------------  -------------
Cash Flows From Investing Activities:
    Purchases of property and equipment.............................     (3,716,978)   (3,139,651)   (27,886,679)
    Cash acquired in connection with purchase of leasehold
      interest......................................................                                      11,041
    Cash acquired in connection with purchase of Cotton Club........        543,100
    Proceeds from and payments for deposits and other assets........        300,258      (713,039)      (291,227)
                                                                      -------------  ------------  -------------
Net Cash Used In Investing Activities...............................     (2,873,620)   (3,852,690)   (28,166,865)
                                                                      -------------  ------------  -------------
Cash Flows From Financing Activities:
    Advances from affiliate.........................................     17,863,999
    Payments on construction and equipment notes payable............       (280,452)   (4,845,810)
    Proceeds from sales of common stock.............................                                  14,241,250
    Proceeds from sale of options...................................                                   1,455,005
    Proceeds from notes payable.....................................        248,181    12,279,232     29,967,521
    Payments on notes payable.......................................       (857,399)   (3,994,904)
    Proceeds from long-term debt....................................      8,190,632
    Payments on long-term debt......................................    (10,820,974)   (1,998,939)   (17,445,312)
                                                                      -------------  ------------  -------------
Net Cash Provided By Financing Activities...........................     14,343,987     1,439,579     28,218,464
                                                                      -------------  ------------  -------------
Net Increase (Decrease) in Cash.....................................      1,136,114       (16,310)     1,195,915
Cash, beginning of period...........................................      1,179,605     1,195,915       --
                                                                      -------------  ------------  -------------
Cash, end of period.................................................  $   2,315,719  $  1,179,605  $   1,195,915
                                                                      -------------  ------------  -------------
                                                                      -------------  ------------  -------------

          See accompanying notes to Consolidated Financial Statements

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

             YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE PERIOD
            MARCH 19, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1993

                                                                                                     MARCH 19,
                                                                                                     1993 (DATE
                                                                                                         OF
                                                                                                     INCEPTION)
                                                                        YEAR ENDED     YEAR ENDED        TO
                                                                       DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                                                           1995           1994          1993
                                                                       -------------  ------------  ------------
Supplemental Disclosures of Cash Flow Information, cash paid for
  interest during the period.........................................  $   1,035,498   $1,889,212    $  623,024
                                                                       -------------  ------------  ------------
                                                                       -------------  ------------  ------------
Supplemental Schedules of Noncash Investing and Financing Activities:
  Accrued interest capitalized to debt...............................  $   1,765,005   $  213,802
                                                                       -------------  ------------
                                                                       -------------  ------------
  Common stock exchanged for financial advisory services.............  $   1,690,000                 $  540,000
                                                                       -------------                ------------
                                                                       -------------                ------------
    Acquisition of casino:
      Fair value of net assets acquired..............................  $  21,880,810
      Fair value of liabilities assumed..............................     17,380,810
                                                                       -------------
      Equity investment..............................................  $   4,500,000
                                                                       -------------
                                                                       -------------
  Convertible debt exercised.........................................                  $2,882,926
                                                                                      ------------
                                                                                      ------------
  Capitalization of accounts payable for common stock................                  $  559,286
                                                                                      ------------
                                                                                      ------------
  Note payable and accrued interest exchanged for preferred stock....                  $8,284,196
                                                                                      ------------
                                                                                      ------------
  Equipment recorded pursuant to obligations under capital lease and
    financing agreements.............................................                  $   89,000    $8,998,000
                                                                                      ------------  ------------
                                                                                      ------------  ------------
  Liabilities assumed in connection with purchase of leasehold interest:
    Fair value of net assets acquired................................                                $3,844,786
    Convertible note payable issued, less discount of $1,166,097.....                                (2,333,903)
    Equity investment by certain stockholders........................                                  (350,000)
                                                                                                    ------------
                                                                                                    ------------
  Liabilities assumed................................................                                $1,160,883
                                                                                                    ------------
                                                                                                    ------------
  Capitalization of interest during construction.....................                                $  900,000
                                                                                                    ------------
                                                                                                    ------------

          See accompanying notes to Consolidated Financial Statements

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--NATURE OF BUSINESS:

    Alpha Hospitality Corporation and Subsidiaries (the Company) was incorporated in Delaware on March 19, 1993 and has adopted a December year end. The Company owns and operates dockside casinos located in Lakeshore and Greenville, Mississippi. In addition, the Company provides services for the management of hotels and motels located nation-wide.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    OPERATIONS AND PRINCIPLES OF CONSOLIDATION--In 1993, the Company formed three wholly-owned subsidiaries, Alpha Gulf Coast, Inc. (Alpha Gulf), which commenced operations in January 1994 to own and operate the Lakeshore casino (SEE NOTE 3), Alpha Hotel Management Company, Inc. (Alpha Hotel), which commenced operations in September 1993 to provide hotel management services, and Alpha Rising Sun, Inc. (Alpha Rising Sun), which has not commenced operations. In 1994 and 1995, the Company formed Alpha St. Regis, Inc. (St. Regis) and Alpha Missouri, Inc. (Missouri), wholly-owned subsidiaries, respectively, which both have not commenced operations. Additionally, the Company acquired Cotton Club of Greenville, Inc. (subsequently renamed Jubilation Lakeshore, Inc. (Lakeshore) (SEE NOTE 3)) in November 1995, which owned and operated a casino located in Greenville, Mississippi. The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

    CASH--The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not incurred any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

    INVENTORIES--Inventories, which primarily consist of food and beverage and uniforms, are stated at the lower of cost or market, with cost being determined on the first-in, first-out (FIFO) method.

    PROPERTY AND EQUIPMENT--Property and equipment is stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation and amortization using the straight-line method over the following estimated useful lives:

                                                                                   ESTIMATED
ASSETS                                                                           USEFUL LIVES
-------------------------------------------------------------------------------  -------------
Barge and improvements.........................................................  20 years
Leasehold and improvements.....................................................  10-20 years
Gaming equipment...............................................................  5-7 years
Furniture, fixtures and equipment..............................................  5-7 years
Transportation equipment.......................................................  3 years

    PRE-OPENING AND DEVELOPMENT COSTS--The Company incurs start-up costs in connection with start-up casino operations and joint ventures. The Company's policy is to expense pre-opening and development costs as incurred.

    LOSS PER COMMON SHARE--Loss per common share is based on the weighted average number of common shares outstanding. In 1993, weighted average common shares outstanding include 8,500,000 shares issued within one year of the Company's initial public offering (IPO), with an issue price less than the IPO price. The Company's common stock subscribed is included in the computation and the outstanding stock options and warrants are excluded from the computation since they would have an

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) antidilutive effect on loss per common share. All references to the number of shares and per share amounts have been adjusted for the stock split (NOTE 10).

    INCOME TAXES--The Company complies with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts, and based on enacted tax laws and rates to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    The Company does not provide for deferred taxes on the unremitted earnings of its wholly-owned subsidiaries since, under existing tax laws, its investment could be liquidated tax-free. As a result, any excess outside financial basis over tax basis will not be expected to result in taxable income upon reversal and thus will not be a temporary difference.

    CASINO REVENUE--Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses.

    PROMOTIONAL ALLOWANCES--Promotional allowances primarily consist of food and beverage furnished gratuitously to customers. Revenues do not include the retail amount of food and beverage of approximately $3,514,000 and $4,884,000 in 1995 and 1994, respectively, provided gratuitously to customers. The cost of these items of $4,308,000 and $5,138,000 in 1995 and 1994, respectively, are included primarily in casino and selling, general and administrative expenses.

    AMORTIZATION OF DEBT DISCOUNT--The Company amortizes the debt discount onthe mortgage note using the interest method, which yields a constant rate of interest over the life of the note (NOTE 6).

    INTEREST CAPITALIZATION--Interest costs incurred during the construction and development of the dockside casino and related facilities is capitalized as part of the cost of such assets.

    LOAN FEES--Loan fees included in other assets are being amortized over the life of the equipment notes payable.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amounts of the Company's assets and liabilities which qualify as financial instruments under SFAS No. 107 approximate their fair values at December 31, 1995.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    NEWLY ISSUED ACCOUNTING STANDARD--In March 1995, Statement of Financial Accounting Standard No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was issued. The Company will adopt SFAS 121 in the first quarter of 1996. The impact on the Company's financial position and results of operations is not expected to be material.

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    RECLASSIFICATIONS--Certain amounts have been reclassified in 1994 to conform to the 1995 presentation.

NOTE 3--BUSINESS COMBINATION:

    Effective October 30, 1995, the Company acquired all of the outstanding stock of Cotton Club of Greenville, Inc. ("CCG"), the owner and operator of a dockside gaming casino in Greenville, Mississippi in a business combination accounted for as a purchase. Accordingly, the results of operations of CCG are included in the accompanying financial statements from the date of acquisition. In addition to its dockside gaming vessel, CCG owned interests in certain real estate in Greenville, which was primarily used for automobile parking, and certain rights granted by the City of Greenville and the Greenville Yacht Club to locate its vessel at its present site on Lake Ferguson which is an inlet of the Mississippi River.

    The stock was acquired from a group of sixteen stockholders (former CCG stockholders) none of whom had any material relationship to the Company or any of its affiliates, directors or officers.

    Consideration for the acquisition consisted of: (a) cash at closing of $2,404,148; (b) notes due six months after closing of $1,396,510, bearing interest at 10% per annum; (c) notes due nine months after closing of $1,896,510, bearing interest at 10% per annum; and (d) 782,609 shares of the common stock of the Company valued at $5.75 per share. The cash paid at the closing was borrowed by the Company from Bryanston Group, Inc. (Bryanston), an affiliate.

    As part of the acquisition, all debt and accrued interest owed by CCG to its former stockholders, of approximately $9,600,000, is included in the consideration above and has been assigned to the Company.

    Subsequent to the sale and pursuant to approvals granted by the Mississippi Gaming Commission, certain lenders to CCG and to Alpha Gulf, Alpha Gulf transferred its casino gaming barge and its related operations to the CCG site in Greenville, Mississippi, and CCG transferred its riverboat casino to Alpha Gulf's former site at Lakeshore, Mississippi on the Gulf Coast. The casinos commenced operations at their new sites in November and December 1995.

    The excess of the purchase price over the net assets of CCG of approximately $3,043,000 was allocated to property and equipment and will be depreciated and amortized over the estimated remaining useful lives of the assets.

    The following summarized pro forma information assumes the acquisition had occurred on January 1, 1994 (in thousands):

                                                                    YEAR ENDED    YEAR ENDED
                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1995          1994
                                                                   ------------  ------------
Total revenues...................................................   $   55,927    $   83,432
                                                                   ------------  ------------
                                                                   ------------  ------------
Net loss.........................................................   $  (18,518)   $   (8,561)
                                                                   ------------  ------------
                                                                   ------------  ------------
Loss per common share............................................   $    (1.64)   $     (.78)
                                                                   ------------  ------------
                                                                   ------------  ------------

    The unaudited pro forma results are not necessarily indicative of what actually would have occurred if the CCG acquistion had been in effect for the periods presented. Further, the pro forma results are not intended to be a projection of future results and do not reflect any integration costs, cost savings resulting

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 3--BUSINESS COMBINATION: (CONTINUED) from synergistic opportunitires or the results of operations of other business acquired or disposed of in 1995 and 1994.

    The above amounts reflect adjustments for interest on notes payable issued as part of the purchase price and depreciation and amortization on revalued property and equipment.

NOTE 4--PROPERTY AND EQUIPMENT:

    Details of property and equipment at December 31, 1995 and 1994 are as follows:

                                                                      1995           1994
                                                                 --------------  -------------
Land and building..............................................  $      214,068  $    --
Boat, barge and improvements...................................      22,380,617     16,300,132
Leasehold and improvements.....................................      31,384,920     14,026,624
Gaming equipment...............................................      10,041,722      6,572,884
Furniture, fixtures and equipment..............................       7,088,995      5,375,674
Transportation equipment.......................................       1,034,461        547,514
Construction in progress.......................................         495,172      1,012,207
                                                                 --------------  -------------
                                                                     72,639,955     43,835,035
Less accumulated depreciation and amortization.................     (13,385,041)    (3,765,486)
                                                                 --------------  -------------
                                                                 $   59,254,914  $  40,069,549
                                                                 --------------  -------------
                                                                 --------------  -------------

    Included in equipment at December 31, 1995 and 1994 was approximately $1,319,000 related to assets recorded under capital leases. Included in accumulated depreciation and amortization at December 31, 1995 and 1994 was approximately $422,000 and $208,000, respectively, of amortization related to assets recorded under capital leases.

    In 1993, the Company capitalized approximately $900,000 of interest, of which approximately $327,000 is included in barge and improvements and $573,000 is included in leasehold and improvements.

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 5--LEASEHOLD INTEREST:

    On May 14, 1993, in connection with the development of a dockside casino in Lakeshore, Mississippi, Alpha Gulf acquired from an unrelated third party (Seller), a leasehold interest (the leasehold) and certain other assets, net of assumption of certain liabilities. The net purchase price was $3,500,000 and the Company issued a convertible promissory note with a stated interest rate of 10% and an effective rate of 30%. The difference in the interest rates represents the implicit economic risks inherent in the transaction. In addition, the Company charged approximately $350,000, resulting from the settlement of assumed liabilities, to operations in connection with the acquisition of the leasehold.

    Effective February 1, 1994, the Company exercised its right to convert the Seller's note and accrued interest (carrying amount of $2,882,926) to 791,880 shares of its outstanding common stock, of which 716,880 shares were contributed to the Company by a stockholder and the additional 75,000 shares will be issued in 1996.

NOTE 6--NOTES PAYABLE:

    Notes payable at December 31, 1995 and 1994 are comprised of the following:

                                                                             INTEREST
                                                                               RATE          1995         1994
                                                                           ------------  ------------  ----------
Note payable to third party..............................................            12% $    --       $  153,332
Revolving line of credit with payments of principal and interest due monthly, collateralized by funds held at the Company's casino and
  guaranteed by an affiliate.............................................     Prime + 2%      144,699     685,719
Notes payable to former CCG stockholders (See Note 3)....................            10%    3,293,020
Revolving line of credit of $500,000, with payments of principal and interest due March 1, 1996, collateralized by cash advances (See Note
  15)....................................................................                     200,215
Note payable to third party with payments of principal and interest due
  monthly, collateralized by certain vehicles............................            11%      102,796
Unsecured note payable...................................................                      53,221
Employee loans...........................................................       Various        21,936      41,000
                                                                                         ------------  ----------
                                                                                         $  3,815,887  $  880,051
                                                                                         ------------  ----------

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 7--LONG-TERM DEBT:

    Long-term debt at December 31, 1995 and 1994 is comprised of the following:

                                                                           INTEREST
                                                                             RATE          1995           1994
                                                                          -----------  -------------  -------------
Mortgage note payable, Bryanston, principal and interest due monthly through November 1998, collateralized by the barge currently located
  in Greenville, Mississippi, and certain other assets..................      10%      $   7,800,000  $    --
Mortgage note payable, Hospitality Franchise Systems, Inc. (HFS), less unamortized discount based on imputed interest rate of 10%, paid in
  1995 (see disclosure below)...........................................      6%                          6,721,908
Mortgage note payable in monthly installments of $70,000 plus interest at 30-day commercial paper rate (5.83% at December 31, 1995) plus
  3.5%, adjusted quarterly, funded with weekly deposits of $25,000 into a restricted cash account, collateralized by the barge and
  improvements currently located in Lakeshore, Mississippi..............      9%                          3,736,383
Equipment notes payable monthly through November 1999 and collateralized
  by certain assets.....................................................   11-14     %    13,431,813      9,282,986
Capitalized lease obligations, payable monthly, expiring in various
  years through 2000....................................................   10-15     %       924,764      1,106,225
Loans payable, no interest or principal due until January 1996, except for proceeds from exercise of warrants and options (NOTE 9). Remaining balance of loans are payable in equal quarterly installments over 10 years with interest at 9% per annum, commencing in January 1996. Loans are subordinated to the Bryanston mortgage note payable and will be repaid only if the Company maintains certain financial ratios.
  Approximately $2,474,000 and $1,973,000 is owed to Bryanston at
  December 31, 1995 and 1994, respectively..............................      12%          3,654,973      2,914,333
Bank notes, payable monthly through 1997, collateralized by certain
  equipment.............................................................    8-10     %        83,484         74,795
                                                                                       -------------  -------------
                                                                                          29,631,417     20,100,247
Less current portion....................................................                  27,319,666     10,026,377
                                                                                       -------------  -------------
                                                                                       $   2,311,751  $  10,073,870
                                                                                       -------------  -------------
                                                                                       -------------  -------------

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 7--LONG-TERM DEBT: (CONTINUED)
    Aggregate future required principal payments are approximately as follows:

Year ending December 31:

1996...........................................................  $27,320,000
1997...........................................................     210,000
1998...........................................................     189,000
1999...........................................................     206,000
2000...........................................................     226,000
Thereafter.....................................................   1,480,000
                                                                 ----------
                                                                 $29,631,000
                                                                 ----------
                                                                 ----------

    In August 1995, Bryanston purchased the mortgage on the Lakeshore barge from HFS for $7,816,667. This transaction resulted in a write-off on the unamortized discount on the original note of approximately $930,000. In connection with agreement, Bryanston also acquired 96,429 shares of common stock owned by HFS (NOTE 13).

    At December 31, 1995, the Company was in default of (i) its mortgage notes payable for non-payment, (ii) the equipment notes aggregating approximately $13,432,000 for the breach of several loan covenants and (iii) a capital lease of approximately $745,000 for non-payment. Certain loans payable aggregating approximately $3,655,000 went into default in 1996 due to non-payment. The Company received a waiver on the default with the loan payable to Bryanston (NOTE 15). Accordingly, the mortgage notes payable ($11,356,000), equipment notes payable ($13,432,000), capital lease ($745,000) and a certain loan payable ($1,181,000) are reflected in current liabilities at December 31, 1995.

    At December 31, 1994, the Company was not in compliance with several covenants under its lakeshore mortgage note payable for the encumbrance of the Company's barge, and for the default in payment of a capital lease. The Company had not received a notice of default under this capital lease, and believed that it will be able to cure the default within the permitted grace period. The default under the mortgage note payable resulted in a cross-default of a certain equipment note. Accordingly, both the mortgage note ($6,722,000) and the equipment note ($1,102,000) were reflected in current liabilities at December 31, 1994.

    Effective October 15, 1995, the Company restructured certain equipment notes, aggregating approximately $9,000,000, with unrelated parties. Pursuant to the restructuring requirements, the Company will repay approximately $6,500,000 in 48 monthly installments of $166,000, which includes interest of 10% per annum, commencing December 15, 1995. The balance of $2,500,000 bears interest at 10% per annum, is due on November 15, 1999, and may either be partially or fully repaid, pursuant to an escrow agreement, from the net proceeds from the sale of approximately 701,017 shares of the Company's common stock held in escrow. To the extent that the net proceeds exceeds $2,500,000 plus accrued interest, the excess will be applied to the $6,500,000 portion of the debt. However, if the net proceeds are less than the $2,500,000 plus accrued interest, then the Company will be required to remit the balance due at maturity. The escrow agreement provides for the unrelated party to have full voting rights pertaining to the escrowed shares and the right to sell any or all of the shares. The Company has the right of first refusal to purchase the shares

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 7--LONG-TERM DEBT: (CONTINUED)
that the unrelated party desires to sell. The debt is collateralized by the Company's barge and certain gaming equipment.

    Effective October 24, 1995, the Company restructured a certain equipment note of approximately $800,000 with an unrelated party. The amended terms call for 36 monthly installments of $26,000, which includes interest at 11.5% per annum, commencing November 24, 1995.

NOTE 8--ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES:

    At December 31, 1995 and 1994, accounts payable and other accrued expenses are comprised of the following:

Construction........................................  $1,218,000  $1,498,000
Insurance financing.................................   1,585,000    984,000
Accrued professional fees...........................     851,000    375,000
Accrued property taxes..............................     843,000    200,000
Accrued interest....................................     974,000    561,000
Other...............................................   5,239,000  4,479,000
                                                      ----------  ---------
                                                      $10,710,000 $8,097,000
                                                      ----------  ---------
                                                      ----------  ---------

NOTE 9-- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS:

    Effective September 1, 1993, Alpha Hotel entered into a Service Agreement and an Expense Reimbursement Agreement with Bryanston. Under the Service Agreement, Alpha Hotel supplies services for the management of hotels and motels. Service fees are generated based upon a percentage of hotel and motel revenues, as defined in the respective agreements. At December 31, 1995 and 1994 Alpha Hotel managed 14 and 20 hotels and motels, respectively. Pursuant to the terms of the Expense Reimbursement Agreement, the Company will reimburse Bryanston, as the case may be, for direct payroll and related costs for use of certain office space (approximately $15,000 per month) and its share of office expenses.

    In 1993, the Company entered into an agreement with HFS, under which HFS will provide marketing services. The agreement was for ten years and could be canceled by the Company after five years. Prior to the finding of suitability of HFS by the Mississippi Gaming Commission, the marketing fees were set at $162,834 per month. In June 1994, the Mississippi Gaming Commission found HFS suitable and the marketing fees were changed to the greater of 3% of Alpha Gulf's Gaming Revenue or $1,650,000 per year, computed monthly, commencing July 1, 1994. On September 22, 1995, the Company arranged for the termination of the marketing agreement. The funds required to terminate this agreement ($1,500,000) and to pay amounts due under the agreement through the date of the termination were paid by Bryanston. Marketing services incurred under this agreement were $564,000 and $1,665,000 for the years ended December 31, 1995 and 1994, respectively.

    The Company is obligated under a $20,000,000 non-revolving promissory note ($17,360,861 outstanding at December 31, 1995) with Bryanston. The note, which bears interest at prime rate (8.5% at December 31, 1995) plus 2%, is payable at the lesser of the outstanding principal amount or $2,000,000 per annum through December 31, 1999. All remaining principal and accrued interest (approximately $503,000

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 9-- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS: (CONTINUED) at December 31, 1995) shall be due December 31, 2000. Additionally, commencing May 1, 1996 and for each of the next succeeding three years thereafter, the Company will be required to make additional principal payments equal to "Available Cash Flow of Maker" as defined in the note.

    The Company is obligated under three property leases at their dockside casino located in Lakeshore, Mississippi. Two of these leases provide for changes in the minimum annual rent based on the Consumer Price Index. One of the leases provides for percentage rent of up to 6% of gross gaming revenue, as defined in the agreement. The leases expire between the years 2001 and 2003 and two of the leases have renewal options for two additional five year terms. The Company has options to purchase the leased properties for an amount not to exceed $10,200,000. Rent expense for 1995, 1994 and the period March 19, 1993 (date of inception) to December 31, 1993 approximated $576,000 (which has been reduced by approximately $500,000 as a result of renegotiated terms of the lease), $2,030,000 and $100,000, respectively.

    On October 13, 1995, the Company amended its ground lease at Lakeshore, Mississippi. The amended lease provides for rent of up to 4.5% of gross gaming revenue, as defined in the agreement, for the Company's vessel located on that leased property in Lakeshore, Mississippi and one quarter of one (0.25%) of gross gaming revenues of the Company's vessel which originally operated in Lakeshore, Mississippi, with a minimum annual rental of $800,000 per annum through March 31, 2000 and $950,000 per annum until the termination date of July 31, 2011.

    Effective January 1, 1994, the Company entered into a tideland lease which provides for an initial term of ten years expiring on December 31, 2003. Subject to certain conditions, the Company has the option to renew the lease for an additional five year term. Rent expense in 1995 and 1994 was $200,000 under this lease. In September 1995, the charter and lease agreement was extended on a month to month basis at the same terms.

    The Company entered into a charter and lease agreement in September 1994 with Bryanston Marine, Inc., a related party, to charter a vessel to be used for dining. The agreement provides for monthly rent of $9,250, expired in September 1995 and had a purchase option of $800,000 which expired July 1995. In September 1995, the charter and lease agreement was extended on a month to month basis at the same terms.

    Approximate future aggregate minimum annual rental payments under these leases are as follows:

Year ending December 31:
1996...........................................................  $2,092,000
1997...........................................................   1,813,000
1998...........................................................   1,369,000
1999...........................................................   1,157,000
2000...........................................................   1,269,000
Thereafter.....................................................  11,401,000
                                                                 ----------
                                                                 $19,101,000
                                                                 ----------
                                                                 ----------

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 9-- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS: (CONTINUED) On January 19, 1995, the Company, through its subsidiary, St. Regis, entered into a memorandum of understanding with Catskill Development, L.L.C. ("Catskill") pursuant to which St. Regis is to participate in the development of, and thereafter manage, a casino to be built adjacent to the Monticello Raceway in Sullivan County, New York. It is intended that the casino will be owned by the St. Regis Mohawk Indican Tribe (the "Tribe") and will be located on land to be placed in trust for the benefit of the Tribe. The casino project is subject to approval by the U.S. Department of Interior, the National Indian Gaming Commission and the State of New York, as well as the execution of definitive agreements with the Tribe. It is contemplated that the Company will be required to contribute an amount preliminarily estimated at $250,000 toward the design, architectural and other costs of development plans for the casino. Under the memorandum of understanding, Catskill and St. Regis commit to enter into a definitive agreement on the terms established in the memorandum, but there can be no assurance that such an agreement will ever be consummated. Bryanston is a 25% member of Catskill.

    The Company is obligated under a three year employment contract with a principal stockholder/ officer. Under this agreement, the Company will accrue deferred compensation of $250,000 per year. In the event of termination of employment, the terminated officer will be retained to provide consulting services for two years at $175,000 per annum.

    In accordance with Mississippi law, the Company's casino licenses have initial terms of two years and will be subject to periodic renewal. In October 1995, the Company received renewals of their casino licenses through October 1997. Failure to retain the licenses could have a material adverse effect on the Company's operations.

    The Company has been named as an additional defendant in an action brought in the United States District Court for the Southern District of Mississippi (Susan E. Wolff, et al v. James C. Zamecnik, et al.) The Plaintiff is seeking $20,000,000. However, in recent settlement discussions between the Plaintiff and the Company's insurance company, the Plaintiff has offered a settlement of $7,500,000. The Plaintiff has initiated a declaratory judgment action (Southern Division) against Alpha Gulf and its insurance carriers seeking a determination as to the liability of such carriers under the insurance policies issued by the carriers to Alpha Gulf and the Company for any damages found against Alpha Gulf in the primary litigation up to the policy limits. Subsequent to the initiation of the declaratory judgment action, the Company's primary insurance carrier initiated its own ceclaratory action to determine its liability under its insurance policy. The declaratory judgment action appears to have been brought in response to issues raised by the primary insurance carrier as to timely notice of the incident and possible spoilation of evidence. Subsequently, the primary insurance carrier initiated its own declaratory judgment action against Alpha Gulf and the Company (Commerce & Industry Company v. Alpha Gulf Coast, Inc. and Alpha Hospitality Corporation, Inc.: United States District Court for the Southern District of Mississippi, Jackson Division) seeking a determination that it is not liable under the subject insurance policy. The Company has moved to intervene in the declaratory judgment action brought by the Plaintiff. In both declaratory judgment actions, Alpha Gulf and the Company are asserting either cross claims or counterclaims against the insurance carriers involved. Alpha Gulf and the Company have also moved to consolidate the two declaratory judgment actions with the Plaintiff's original personal injury action. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for any liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Plaintiff and the Company's insurance carrier are currently conducting

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 9-- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS: (CONTINUED) settlement negotiations, although there can be no assurance that a settlement will be reached.An unfavorable outcome of this matter will result in a material adverse effect on the Company's financial position and results of operations.

    In January 1996, the Company has been named as a defendant in an action brought in the Circuit Court of Hynds County, Mississippi (Amos vs Alpha Gulf Coast, Inc.; Batiste vs Alpha Gulf Coast, Inc.; Ducie vs Alpha Gulf Coast, Inc.; Johnson vs Alpha Gulf Coast, Inc.; Ramez vs Alpha Gulf Coast, Inc.). Mr. Amos alleges that on January 16, 1995, a vehicle operated by him collided with a vehicle negligently operated by an individual that was served alcoholic beverages by the Company. The defendant seeks compensating damages of $1,800,00 and punitive damages of $7,500,000. The remaining defendants allege that they were passengers in the vehicle operated by Mr. Amos and that they suffered personal injuries. They seek compensating damages of $1,800,000 each and punitive damages of $7,500,000 each. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for liability to the Company that may result upon adjudication has been made in the accompanying consolidated financial statements. The Company believes that the risk referred to in this paragraph is adequately covered by insurance and, therefore, will not have a material adverse effect on the Company's financial position and results of operations.

    The Company is a party to various other legal actions which arise in the normal course of business. In the opinion of the Company's management, the resolution of these other matters will not have a material adverse effect on the financial position of the Company.

    On January 25, 1995, the Company entered into an agreement to acquire all the outstanding common stock of Doc Holliday, Inc. ("Doc Holliday"), the owner and operator of an 18,000 square foot casino in Central City, Colorado. The Company will issue 92,000 shares of its common stock and a five year option to purchase up to 500,000 shares of common stock at an exercise price of $3.50 per share in payment for the Doc Holliday stock. The agreement may be terminated by the Company at any time prior to closing for any reason and by any of the parties upon written notice if the transaction is not consummated by March 31, 1996. The transaction will be accounted for as a purchase. The acquisition would not be material to the Company's consolidated financial statements and, therefore, pro forma information is not provided.

NOTE 10--STOCKHOLDERS' EQUITY:

    In May 1993, the Company sold to certain of its founding stockholders 4,935,013 shares of its common stock for an aggregate of approximately6,000. Included in compensation and related expenses in 1993 is000 relating to this transaction. In addition, the Company sold toston 3,564,987 shares of its common stock at approximately $.18 per plus the rights to provide management services pursuant to thece Agreement (NOTE 9). The rights under the Service Agreement areded at Bryanston's cost, which is zero.

    The Company issued 175,000 shares of its common stock in payment of therage commission related to the purchase of the leasehold interest (5). Included in other expenses in 1993 is $40,000 which is thet management has ascribed to these shares.

    On June 3, 1993, the Company's Board of Directors adopted the 1993 Stock Option Plan (Plan) providing for incentive stock options ("ISO's") and non-fied stock options (NQSO's). The Company has reserved 900,000 sharesmmon stock for issuance upon the exercise of options to be granted the plan. The exercise price of an ISO or NQSO will not be less thanof the fair market value of the Company's common

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 10--STOCKHOLDERS' EQUITY: (CONTINUED) stock at the date ofrant. The Company granted options to purchase an aggregate of 384,500s of common stock at an exercise price of $3.25 through December 31, In addition, effective December 8, 1993, the Company granted optionsrchase an aggregate of 24,000 shares of common stock at an exercise of $11.50. The maximum term of each option granted under the plan isears, however, options granted to an employee owning greater then 10%e Company's common stock will have a maximum term of five years. Inmber 1994, the Company granted to a director, options to purchase shares of its common stock at an exercise price of $5.00, which can be exercised any time up to October 1, 1999. No options under this plan were exercised in 1995, 1994 and 1993.

    On August 20, 1993, the Company's stockholders and the Board of Directors authorized a 2 for 1 common stock split. As a result of the split, 4,250,000 additional shares were issued and capital in excess of par value was reduced by $42,500.

    On October 26, 1993, the Company entered into an option agreement with HFS for which the Company received $600. The agreement provides for HFS to receive an option, expiring on October 31, 1998, to purchase 600,000 shares of the Company's common stock at an exercise price of $14 per share. The value ascribed to the option and credited to capital in excess of par value was $1,455,005, which was the amount of the discount on the mortgage note payable to HFS (NOTE
7).

    On November 5, 1993, the Company completed its public offering for the sale of 1,500,000 shares of common stock at $9.00 per share and 750,000 redeemable common stock purchase warrants at $.10 per warrant. Each warrant entitles the holder to purchase one share of common stock at the exercise price of $12.00, commencing November 5, 1993 until November 4, 1998. On November 18, 1993, the underwriter exercised its option to purchase 225,000 shares of the Company's common stock at $9.00 per share and 112,500 warrants at $.10 per warrant. As of December 31, 1995, no warrants were exercised.

    Effective December 31, 1994, the Company issued 625,222 shares of its preferred stock in settlement of $8,284,196 due to Bryanston, which includes approximately $349,000 of accrued interest. Effective November 1, 1995, the Company converted 625,222 shares of preferred stock to 1,250,444 shares of common stock in a 2 for 1 exchange.

    In consideration for services provided to the Company in the acquisition of the CCG (NOTE 3), the Company intends to issue 347,826 shares to Bryanston with a fair value of $1,600,000 and options to a third party with a fair value of $90,000. The Bryanston shares are included in common stock subscribed at December 31, 1995. In addition, the Company granted to Bryanston an option to acquire 347,826 shares of the Company's common stock at an exercise price per share equal to the closing NASDAQ bid price at of December 4, 1995 ($5.375 per share). The option expires on December 4, 2000.

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 11--INCOME TAXES:

    The Company and all of its subsidiaries file a consolidated federal income tax return. Income tax expense is allocated pursuant to the separate tax attributes of each subsidiary. At December 31, 1995 and 1994, the Company's deferred federal tax asset is comprised of the tax benefit (cost) associated with the following items based on the 35% tax rate currently in effect (dollars in thousands):

                                                                              1995       1994
                                                                            ---------  ---------
Pre-opening costs currently deducted for financial reporting and amortized
  over 5 years for tax purposes...........................................  $   1,788  $   2,238
Net operating loss carryforward...........................................     11,524      3,368
Differences between financial and tax depreciation methods................     (2,077)      (150)
Differences in basis of HFS debt due to discount for warrants received....       (403)
Differences between financial and tax basis of assets and liabilities.....      1,737        573
Interest capitalized for financial reporting and expensed for tax
  purposes................................................................       (224)      (234)
Other.....................................................................        (77)
                                                                            ---------  ---------
Deferred tax asset........................................................     12,671      5,392
Valuation allowance on deferred tax asset.................................    (12,671)    (5,392)
                                                                            ---------  ---------
                                                                            $  --      $  --
                                                                            ---------  ---------
                                                                            ---------  ---------

    For the year ended December 31, 1994, the Federal statutory tax rate and the Company's effective rate differs due to recording a valuation allowance for the entire deferred tax asset which includes the reversal of $1,716,000 recorded at December 31, 1993.

    The Company has available for federal income tax purposes, a net operating loss carryover of approximately $32,927,000 of which $883,000, $7,407,000 and $24,637,000 will expire in the years 2008, 2009 and 2010, respectively.

NOTE 12--SEGMENT INFORMATION:

    The Company's two business segments are operating casinos in Lakeshore and Greenville, Mississippi and hotel management services to hotels located in the United States. The following financial data is presented for the business segments of the Company for the years ended December 31, 1995, 1994 and 1993 (includes eight months of the Company's predecessor, Bryanston). Operating profit (loss) by segment is total revenue less operating expenses. In computing operating profit (loss) by business segment, none of the following items have been added or deducted: interest income (expense), pre-opening expenses, income taxes and unusual items. Identifiable assets by business segment are those assets used in Company operations in each segment. Corporate assets are included in casino identifiable assets because they are

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 12--SEGMENT INFORMATION: (CONTINUED) principally utilized in casino operations. Capital expenditures include acquisitions of property and equipment.

                                                                                                          HOTEL
                                                                                            CASINO     MANAGEMENT
                                                                                           ---------  -------------
                                                                                                (IN THOUSANDS)
1993:
  Total revenue..........................................................................  $  --        $   3,092(1)(2)
  Operating profit.......................................................................     --              883(1)
  Identifiable assets....................................................................     45,241          242
  Depreciation and amortization..........................................................     --               83(1)
  Capital expenditures...................................................................     40,607       --
1994:
  Total revenue..........................................................................  $  43,265    $   2,835(3)
  Operating profit.......................................................................        399        1,125
  Identifiable assets....................................................................     44,816          678
  Depreciation and amortization..........................................................      3,776       --
  Capital expenditures...................................................................      3,140       --
1995:
  Total revenue..........................................................................  $  27,657    $   2,863(4)
  Operating profit (loss)................................................................    (12,981)       1,351
  Identifiable assets....................................................................     66,353          420
  Depreciation and amortization..........................................................      4,509       --
  Capital expenditures...................................................................     23,680       --    (5)

------------------------

(1) Total revenue, operating profit and depreciation and amortization in 1993 includes eight months of activity for Bryanston.

(2) The Company and Bryanston had five major customers in the hotel operations segment which accounted for 21%, 18% 16%, 12% and 12% of revenue, respectively, in 1993.

(3) The Company had five major customers in the hotel operations segment which accounted for 24%, 23%, 18%, 15% and 13% of revenue, respectively, in 1994.

(4) The Company had five major customers in the hotel operations segment which accounted for 23%, 19%, 17%, 17% and 13% of revenue, respectively, in 1995.

(5) Includes $19,963 of capital expenditures relating to the acquisition of CCG (NOTE 3).

NOTE 13--MANDATORILY REDEEMABLE COMMON STOCK:

    In November 1994, the Company entered into an agreement with HFS to settle approximately $559,000 owed pursuant to the marketing agreement (NOTE 9) by issuing 96,429 shares of its common stock. HFS was given a put option which is exercisable during the thirty day period commencing one year from the date of the agreement at $6.50 per share. The common stock was recorded at its fair value at the issuance date ($5.80 per share). The carrying amount was periodically increased for the amount which will be payable upon redemption. The accretion to the carrying amount ($50,805 and $5,625 in 1995 and 1994,

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES

NOTE 13--MANDATORILY REDEEMABLE COMMON STOCK: (CONTINUED) respectively) was determined using the straight-line method (which did not materially differ from the interest method) and resulted in a corresponding decrease to capital in excess of par value. In October 1995, HFS exercised their put option, purchased 96,429 shares of common stock for approximately $616,000, and subsequently sold the shares to Bryanston.

NOTE 14--CONTINUING OPERATIONS:

    The financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered significant losses from operations and has a working capital deficit of $39,993,555 and an accumulated deficit of $32,598,881 at December 31, 1995.

    Management of the Company recognizes that these conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans include continuing to operate the Greenville Casino profitably, sell certain assets located in Lakeshore, develop future casino locations in Missouri and New York, and continue to reduce and monitor operating expenses. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to develop working capital, attain future profitable operations and meet its creditors' demands. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 15--SUBSEQUENT EVENTS:

    As of March 29, 1996, Bryanston has advanced approximately $1,275,000 to the Company pursuant to a non-revolving promissory note effective January 5, 1995 (NOTE 9).

    On March 29, 1996, the Company received a waiver of default on the Bryanston note payable of $2,474,000. The waiver provides for the Company to cure the default by March 31, 1997.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Bryanston Group, Inc.
f/k/a Buckhead Hotel Management Company, Inc.-
 Hotel Management Division
Valhalla, New York

    We have audited the accompanying statement of income before income taxes for the eight months ended August 31, 1993 of the Hotel Division of Bryanston Group, Inc. f/k/a Buckhead Hotel Management Company, Inc.--Hotel Management Division (the Business). This financial statement is the responsibility of the management of the Business. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the results of operations before income taxes for the eight months ended August 31, 1993 of the business in conformity with generally accepted accounting principles.

    As more fully described in the notes to the financial statement, the Business was part of Bryanston Group, Inc., f/k/a Buckhead Hotel Management Company, Inc. and had no separate legal status. The method of determining the portion of the income and expenses of Buckhead included in the accompanying financial statement of the Business is described in Note 1. Accordingly, the accompanying financial statement is not indicative of the operating results of the Business as if it were on a stand-alone basis.

Roseland, New Jersey
February 1, 1994

                             BRYANSTON GROUP, INC.

                 F/K/A BUCKHEAD HOTEL MANAGEMENT COMPANY, INC.-

                           HOTEL MANAGEMENT DIVISION

                    STATEMENT OF INCOME BEFORE INCOME TAXES
                       EIGHT MONTHS ENDED AUGUST 31, 1993

REVENUES:
  Management fees....................................................  $2,232,721
  Interest...........................................................     17,797
                                                                       ---------
    Total revenues...................................................             $2,250,518
COSTS AND EXPENSES:
  Direct payroll and related items...................................    868,933
  Selling, general and administrative................................    457,435
  Depreciation and amortization......................................     82,930
                                                                       ---------
  Total costs and expenses...........................................             1,409,298
                                                                                  ---------
INCOME BEFORE INCOME TAXES...........................................             $ 841,220
                                                                                  ---------
                                                                                  ---------

                 See accompanying notes to financial statement

                             BRYANSTON GROUP, INC.

                 F/K/A BUCKHEAD HOTEL MANAGEMENT COMPANY, INC.-
                           HOTEL MANAGEMENT DIVISION

                          NOTES TO FINANCIAL STATEMENT

NOTE 1--BASIS OF PRESENTATION:

    On May 17, 1993, Buckhead Hotel Management Company, Inc. (Buckhead) changed its name to Bryanston Group, Inc. (Bryanston).

    Effective September 1, 1993, Bryanston entered into a Service Agreement and an Expense Reimbursement Agreement with Alpha Hotel Management Company, Inc., (Alpha Hotel), a related party, whereby Alpha Hotel will supply services for the management of 21 hotels and motels (the Business) (NOTE 7). Tollman Hundley Hotel Group is also a party to the Expense Reimbursement Agreement. Service fees are generated based upon a percentage of hotel and motel revenues, as defined in the respective agreements. Pursuant to the terms of the Expense Reimbursement Agreement, Bryanston and Tollman Hundley Hotel Group, as the base may be, will be reimbursed by Alpha Hotel for direct payroll and related costs, use of certain office space (approximately $15,000 per month), and its share of office expenses.

    The Business, on a historical basis, had no separate legal status since it was a division of Bryanston. The accompanying financial statement has been prepared from the records of Bryanston and include only the operating results of the Business.

    The operating results of the Business do not include a provision for income taxes. However, the statement of income includes an allocation of selling, general and administrative expenses from Buckhead America Corporation (BAC), formerly the parent of Bryanston, (SEE NOTE 5).

    The statement of income excludes hotel and motel payroll and related costs, which are paid by Bryanston and reimbursed by the respective managed hotels and motels.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    DEPRECIATION AND AMORTIZATION--The Company provides for depreciation and amortization as follows:

                                                                                    ESTIMATED
                                                                                     USEFUL
ASSET                                                                                 LIVES
---------------------------------------------------------------------------------  -----------
Computer equipment...............................................................     5 Years
Furniture and fixtures...........................................................     7 Years
Leasehold improvements...........................................................    12 Years

    AMORTIZATION OF ASSUMED MANAGEMENT CONTRACTS--The cost of assuming management contracts is being amortized on the straight-line basis over a 5 year term.

NOTE 3--MANAGEMENT CONTRACTS AND CONTINGENCIES:

    Bryanston managed 24 hotels and motels during the eight months ended August 31, 1993, principally in the northeastern and southeastern parts of the United States. Management fees are based on a percentage of managed property revenues, as defined in the respective management agreements, and range between 2% and 5%. In addition, certain agreements provide for incentive fees which can be earned based on operating results. During the eight months ended August 31, 1993, management fee revenues included approximately $187,000 earned under incentive fee provisions.

                             BRYANSTON GROUP, INC.

                 F/K/A BUCKHEAD HOTEL MANAGEMENT COMPANY, INC.-
                           HOTEL MANAGEMENT DIVISION

                    NOTES TO FINANCIAL STATEMENT (CONTINUED)

NOTE 3--MANAGEMENT CONTRACTS AND CONTINGENCIES: (CONTINUED)
    At August 31, 1993, the contracts, excluding extension options contained in certain agreements, expire as follows:

                                       ESTIMATED
                                      PERCENTAGE
   NUMBER OF                           OF ANNUAL
   CONTRACTS      TERM REMAINING     FEE REVENUES
---------------  ----------------  -----------------
15..........     1-5 Years                    54%
3...........     6-10 Years                    6%
3...........     Over 10 Years                40%

    Six contracts contain provisions whereby the owner may terminate the contract if certain performances are not met.

NOTE 4--FRANCHISE AGREEMENTS:

    At August 31, 1993, twenty of the twenty-one hotels managed by Bryanston are subject to franchise agreements. Pursuant to the franchise agreements, Bryanston is responsible for collecting reservation and other fees from the managed properties and remitting them to the franchisor. These franchise agreements expire simultaneously with the management contracts.

NOTE 5--RELATED PARTY TRANSACTIONS:

    BAC allocated selling, general and administrative expenses based upon (i) estimates of the time devoted to the Business by certain BAC employees, (ii) estimated occupancy of the buildings, (iii) sales, or (iv) a combination of these methods. BAC allocated costs and expenses to the business of approximately $175,000 in 1993.

NOTE 6--MAJOR CUSTOMERS:

    In 1993, management fees included revenues earned from each of three major customers in amounts ranging from $328,000 to $432,000 and aggregating $1,128,000.

NOTE 7--SUBSEQUENT EVENT:

    In October 1993, one of the management agreements was terminated. This contract generated management fees of approximately $256,000 for the eight months ended August 31, 1993.

                                                                   SCHEDULE VIII

                 ALPHA HOSPITALITY CORPORATION AND SUBSIDIARIES
                               VALUATION ACCOUNTS
             YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE PERIOD
            MARCH 19, 1993 (DATE OF INCEPTION) TO DECEMBER 31, 1993

                                                                        ADDITIONS
                                                                -------------------------
                                                   BALANCE AT   CHARGED TO     CHARGED                     BALANCE
                                                    BEGINNING    COST AND      TO OTHER                     AT END
DESCRIPTION                                         OF PERIOD    EXPENSES      ACCOUNTS     DEDUCTIONS    OF PERIOD
-------------------------------------------------  -----------  -----------  ------------  -------------  ----------
MARCH 19, 1993 (DATE OF INCEPTION) TO DECEMBER
 31, 1993:
  Allowance for doubtful accounts................          --           --             --           --            --
YEAR ENDED DECEMBER 31, 1994:
  Allowance for doubtful accounts................          --    $  35,000             --           --    $   35,000
YEAR ENDED DECEMBER 31, 1995:
  Allowance for doubtful accounts................   $  35,000    $ 255,000   $     63,708(A)          --  $  353,708

(A) Assumed in conjunction with the October 1995 acquisition of the Cotton Club of Greenville, Inc.

                                      S-1